Filed pursuant to Rule 424(b)(4)

Registration Nos. 333-252576 and 333-253183

PROSPECTUS

GreenBox POS

4,150,000 Shares of Common Stock

We are offering 4,150,000 shares of Common Stock, par value $0.001 (“Common Stock”, and each a “Share” and collectively, the “Shares”) of GreenBox POS (the “Company,” “GreenBox,” “PubCo,” “we,” “our” or “us”) at a public offering price of $10.50 per share of Common Stock. Our Common Stock was previously traded on the OTCQB under the symbol GRBX. Our Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “GBOX” and will begin trading there on February 17, 2021.

Unless otherwise noted and other than in our historical financial statements and the notes thereto, the share and per share information in this prospectus reflects the reverse stock split of the outstanding Common Stock and treasury stock of the Company at a 1-for-6 ratio which was implemented on February 16, 2021 and will be effective at the commencement of trading of our Common Stock on February 17, 2021.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

	Per Share	Total
Offering price	$10.50	$43,575,000
Underwriter’s discounts and commissions (1)	$0.7875	$3,268,125
Proceeds to our company before expenses	$9.7125	$40,306,875

(1)	See “Underwriting” beginning on page 53 for additional information regarding underwriting compensation.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have granted a 45-day option to the representative of the underwriters, exercisable one or more times in whole or in part, to purchase up to 622,500 additional shares of Common Stock to cover over-allotments, at the public offering price per share of Common Stock, less, in each case, the underwriting discounts payable by us. The securities issuable upon exercise of this overallotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the securities against payment in New York, New York on or about February 19, 2021.

Sole Book-Running Manager

Kingswood Capital Markets

division of Benchmark Investments, Inc.

The date of this prospectus is February 16, 2021.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

You should rely only on the information contained in this prospectus. Neither we nor the placement agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Additional Information.”

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company”, “GreenBox,” “PubCo,” and “our” to refer to GreenBox POS and its consolidated subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors,”“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision. Unless otherwise noted and other than in our historical financial statements and the notes thereto, the share and per share information in this prospectus reflects the reverse stock split of the outstanding Common Stock and treasury stock of the Company at a 1-for-6 ratio which was implemented on February 16, 2021 and will be effective at the commencement of trading of our Common Stock on February 17, 2021.

Our Business

GreenBox POS is a technology company that develops, markets and sells innovative blockchain-based payment solutions, which we believe will lead to major developments and advances in the payment solutions marketplace. Our core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. Our proprietary, blockchain-based ecosystem is designed to facilitate, record and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

In March 2018, we formally announced the launch of our five products:

a)	DEL (Delivery App), which provides APIs (Application Programming Interfaces) to POS and PAY.

b)	PAY (Payment App), which provides financial APIs to all our other software components.

c)	QuickCard Payment System is a comprehensive physical and virtual cash management system, including software that facilitates deposits, cash and e-wallet management.

d)	POS Solutions is our complete end-to-end Point of Sale solution, comprising both software and hardware.

e)	Loopz Software Solution is a mobile delivery service operations management solution with automated dispatch functionality.

We have one pending U.S. patent application, USSN 16/212,627, which was filed on December 6, 2018, and which claims priority to five provisional applications filed between December 6 and December 11, 2017.

Recent Developments

October 2020 Debenture Offering

On October 27, 2020, the Company consummated the initial closing of a private placement offering (the “Offering”) whereby pursuant to the Securities Purchase Agreements (the “Purchase Agreements”) entered into by the Company with thirteen (13) accredited investors (the “Investors”), the Company issued certain Convertible Debentures for an aggregate purchase price of $3,019,550 (each a “Debenture”, collectively, the “Debentures”) and five (5) year warrants (the “Warrants”) to purchase shares of the Company’s Common Stock. The second closing occurred on October 28, 2020 for an aggregate purchase price of $480,450 for a total purchase price of $3,500,000. The total principal of the Debentures is $3,850,000.

The Debentures include a 10% original issuance discount, carry an interest rate of 10% per annum and mature on July 27, 2021 (the “Maturity Date”). The Debentures contain a voluntary conversion mechanism whereby the holders may convert, in whole or in part, the outstanding balance of the Debentures into shares of the Common Stock at a conversion price of $1.98 per share, subject to adjustment as provided therein. Additionally, the Debentures contain a mandatory conversion mechanism whereby any principal and accrued interest on the Debentures converts into shares of the Company’s Common Stock on the date in which the Company’s Common Stock is listed for trading on a senior national exchange. The mandatory conversion mechanism shall take effect only if (i) the shares of Common Stock underlying the Debentures are registered on an effective registration statement, (ii) the average closing bid price of the Common Stock over the preceding five trading days is above $4.80 per share and (iii) the average trading volume of Common Stock over the preceding five trading days is at least $200,000. The mandatory conversion mechanism contains a conversion price of $1.98 per share, subject to adjustment as provided therein. The Debentures contain customary events of default (each an “Event of Default”). If an Event of Default occurs, interest under the Debentures will accrue at a rate of eighteen percent (18%) per annum and the outstanding principal amount of the Debentures, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Debentures will become, at the Debenture holder’s election, immediately due and payable in cash.

Pursuant to the Purchase Agreements, each investor received a Warrant in an amount equal to 100% of the shares of Common Stock initially issuable to each Investor pursuant to such Investor’s Debenture. The Warrants have an exercise price of $1.98 per share, subject to adjustment as provided therein. In connection with the closing of the Offering, Warrants were issued to purchase an aggregate of 1,944,695 shares of Common Stock.

Kingswood Capital Markets, division of Benchmark Investments, Inc. (the “Placement Agent”) acted as placement agent for the Offering. The Placement Agent received cash compensation of $280,000 (8% of the gross proceeds to the Company). Kingswood is acting as the representative of the underwriters for the offering being registered on the registration statement of which this prospectus forms a part.

In connection with the Offering, the Company’s subsidiary, Moltopay Financial Ltd. (the “Subsidiary”), signed a Subsidiary Guarantee to guarantee the Company’s payment of the Debentures (the “Subsidiary Guarantee”). The Company and the Subsidiary also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company and the Subsidiary each granted a security interest in and to all of their respective assets, as security for the obligations owing to the investors under the Debentures and the other transaction documents executed in connection therewith.

As of February 16, 2021, the Company has issued 989,619 shares of Common Stock following the conversion of Debentures in the principal amount of $1,959,500. In addition, the Company has issued 14,097 shares in connection with the conversion of interest owed pursuant to the Debentures.

December 2020 Sale of Shares of Common Stock

On December 18, 2020, we closed a private placement offering whereby pursuant to the Securities Purchase Agreements entered into by the Company with two investors, the Company issued 333,333 shares at a price per share of $4.80 for total proceeds of $1,600,000 and GreenBox POS LLC, an entity that owns 62.91% of our shares and is controlled by our sole officers and directors, sold 300,000  GreenBox shares at a price per share of $4.20 to one of the two investors who bought shares directly from the Company. One of the two investors who bought shares directly from the Company invested in the October 2020 Offering.

ChargeSavvy Non-Binding MOU

On January 25, 2021, the Company issued a press release announcing it had entered into a non-binding Memorandum of Understanding to acquire ChargeSavvy LLC, a financial technology company specializing in payment processing and POS systems, for total consideration of $31.2 million in restricted shares of the Company’s common stock. The transaction assumes a per share price of $12.00. The all-stock transaction is subject to the negotiation and signing of definitive transaction documents, the completion of an audit of ChargeSavvy’s financial statements, and customary closing conditions. Kenneth Haller, the Company’s Senior Vice President of Payment Systems and the owner, following this offering, of 7.79% of the Company’s shares of Common Stock, owns 68.8% of ChargeSavvy.

Simultaneous Reverse Stock Split and Reduction in Authorized Shares of Common Stock

On February 16, 2021, the Company filed a Certificate of Change pursuant to Nevada Revised Statutes (“NRS”) 78.209 with the Nevada Secretary of State to effect a reverse stock split of the Common Stock, and the proportional decrease of the Company’s authorized shares of Common Stock at a ratio of one-for-six (the “Stock Split”).

The Stock Split was authorized by the Board of Directors of the Company pursuant to Section 78.207 of the NRS on February 4, 2021 and, pursuant to the Certificate of Change, became effective as of 12:00 a.m., Eastern Time, on February 17, 2021 (the “Effective Time”). No fractional shares will be issued in connection with the Stock Split and all such fractional interests will be rounded up to the nearest whole number of shares of Common Stock. The Company now has 82,500,000 shares of Common Stock authorized (the number of authorized shares of Preferred Stock remains 5,000,000). The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants will be adjusted accordingly.

Corporate Information

Our principal executive offices are located at 8880 Rio San Diego Drive, Suite 102, San Diego, CA 92108. Our telephone number is (619) 631-8261. The address of our website www.greenboxpos.com. The inclusion of our website address in this Registration Statement of which this Prospectus forms a part does not include or incorporate by reference the information on our website into this prospectus.

SUMMARY OF THE OFFERING

Issuer:	GreenBox POS

Securities Offered:	4,150,000 shares of Common Stock, at a public offering price of $10.50 per share of Common Stock.

Over-allotment option

We have granted to the representative of the underwriters a 45-day option to purchase up to 622,500 additional shares of our Common Stock at a public offering price of $10.50 per share, less the underwriting discounts payable by us, in any combination solely to cover over-allotments, if any.

Common stock outstanding before this offering (1)	33,459,006 Shares (1)

Common stock outstanding after the offering	37,609,006 Shares.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $40.0 million, or approximately $46.1 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital which includes potential acquisitions (unrelated to the ChargeSavvy MOU), expanded sales and marketing activities, increased research and development expenditures, and licensing and banking activities. See “Use of Proceeds” for additional information.

Nasdaq Capital Market Trading Symbol and Listing	Our Common Stock has been approved for listing on Nasdaq under the symbol “GBOX”, and will begin trading there on February 17, 2021.

Risk Factors	See “Risk Factors” beginning on page 8 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Lock-up

We, our directors, executive officers, and shareholders who own 5% or more of our outstanding Common Stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 180 days, commencing on the date of this prospectus. See “Underwriting” for additional information.

(1)

The total number of shares of Common Stock that will be outstanding after this offering is based on 33,459,006 shares of Common Stock outstanding as of February 16, 2021. Unless otherwise indicated, the Shares outstanding after this offering excludes the following:

●	568,296 shares of Common Stock issuable upon exercise of outstanding stock options as of February 16, 2021, with a weighted-average exercise price of $2.46 per share;

●	1,944,695 shares of Common Stock issuable upon exercise of outstanding warrants as of February 16, 2021, with a weighted-average exercise price of $1.98 per share;

●	2,765,038 shares of Common Stock reserved for future issuance under our 2020 Incentive and Non-statutory Stock Option Plan (the “2020 Plan”) as of February 16, 2021;

●	954,826 shares of Common Stock issuable upon conversion of the convertible debentures issued in October 2020 (the “Debentures”); and

●	622,500 securities issuable upon exercise of the underwriter’s over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations and balance sheet data for the fiscal years ended December 31, 2019 and 2018, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the three and nine months ended September 30, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2020 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the three and nine months ended September 30, 2020 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2020 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

Consolidated Balance Sheets – As of December 31, 2019 and 2018:

		(Restated) (1)
December 31,	2019	2018

ASSETS

Current Assets:
Cash and cash equivalents	$-	$45,854
Restricted cash	763,110	239,124
Accounts receivable, net of allowance for bad debt of $5,665,031 and $0, respectively	70,257	49,998
Accounts receivables from fines and fees from merchant, net of allowance for bad debt of $6,665,031 and $0, respectively.	2,776,687	-
Cash due from gateways, net	8,426,844	630,699
Prepaid and other current assets	42,062	37,232
Total current assets	12,078,960	1,002,907

Non-current Assets:
Property and equipment, net	66,491	30,715
Operating lease right-of-use assets, net	229,639	-
Total non-current assets	296,130	30,715

Total assets	$12,375,090	$1,033,622

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$504,505	$127,029
Other current liabilities	15,100	9,401
Accrued interest	368,071	29,871
Payment processing liabilities, net	14,021,892	865,086
Short-term notes payable, net of debt discount of $32,418 and $0, respectively	741,253	-
Convertible debt	807,500	846,500
Derivative liability	1,050,063	-
Current portion of operating lease liabilities	113,935	-

Total current liabilities	17,622,319	1,877,887
Operating lease liabilities, less current portion	120,110	-
Long-term debt	-	75,000

Total liabilities	17,742,429	1,952,887

Commitments and contingencies

Stockholders' Deficit:
Common stock, par value $0.001, 495,000,000 shares authorized, shares issued and outstanding of 169,862,933 and 166,390,363, respectively	169,863	166,390
Common stock - issuable	695	1,000
Additional paid-in capital	1,179,272	945,940
Accumulated deficit	(6,717,169)	(2,032,595)
Total stockholders' deficit	(5,367,339)	(919,265)

Total liabilities and stockholder's deficit	$12,375,090	$1,033,622

1.

We restated our financial statements for the year ended December 31, 2018 to properly account for the March 23, 2018 Share Purchase Agreement pursuant to which GreenBox POS LLC, a Washington limited liability company (“PrivCo”), acquired 144,445,000 shares of the Company’s common stock, and subsequently, the verbal agreement between PubCo and PrivCo, under which PubCo acquired PrivCo’s assets on April 12, 2018. See Note 1 to our audited financial statements, which are included elsewhere in this prospectus.

Consolidated Statements of Operations – Years Ended December 31, 2019 and 2018:

Years Ended December 31,	2019	(Restated)(1) 2018

Net revenue	$10,002,857	$910,808
Cost of revenue	11,091,140	670,539

Gross profit	(1,088,283)	240,269

Operating expenses:
Advertising and marketing	45,928	166,149
Research and development	1,255,296	376,871
Cash due from gateway reserve expense	-	-
Payroll and payroll taxes	1,429,136	331,894
Professional fees	1,026,556	767,869
General and administrative	750,078	302,333
Depreciation and amortization	16,216	6,608
Total operating expenses	4,523,210	1,951,724

Loss from operations	(5,611,493)	(1,711,455)

Other income (expense):
Interest expense - debt discount	(195,201)	-
Interest (expense) income	(604,504)	(106,821)
Derivative expense	(634,766)	-
Changes in fair value of derivative liability	(415,297)	-
Merchant fines and penalty income	2,776,687	-
Asset impairment	-	(75,000)
Total other expense, net	926,919	(181,821)

Loss before provision for income taxes	(4,684,574)	(1,893,276)

Income tax provision	-	-

Net loss	$(4,684,574)	$(1,893,276)

1.

We restated our financial statements for the year ended December 31, 2018 to properly account for the March 23, 2018 Share Purchase Agreement pursuant to which GreenBox POS LLC, a Washington limited liability company (“PrivCo”), acquired 144,445,000 shares of the Company’s common stock, and subsequently, the verbal agreement between PubCo and PrivCo, under which PubCo acquired PrivCo’s assets on April 12, 2018. See Note 1 to our audited financial statements, which are included elsewhere in this prospectus.

Consolidated Balance Sheets – As of September 30, 2020 and December 31, 2019:

	(Unaudited)
	September 30,	December 31,
	2020	2019

ASSETS

Current Assets:
Cash and cash equivalents	$-	$-
Restricted cash	124,834	763,110
Accounts receivable, net of allowance for bad debt of $0 and $0, respectively	10,000	70,257
Accounts receivables from fines and penalties from merchants, net of allowance for bad debt of $6,665,031	2,789,230	2,776,687
Cash due from gateways, net	5,680,356	8,426,844
Prepaid and other current assets	59,766	24,888
Total current assets	8,664,186	12,061,786

Non-current Assets:
Property and equipment, net	62,555	66,491
Other assets	87,174	17,174
Operating lease right-of-use assets, net	146,984	229,639
Total non-current assets	296,713	313,304

Total assets	$8,960,899	$12,375,090

Current Liabilities:
Accounts payable	$725,558	$504,505
Other current liabilities	47,207	15,100
Accrued interest	87,560	368,071
Payment processing liabilities, net	12,624,082	14,021,892
Short-term notes payable, net of debt discount of $39,000 and $32,418, respectively	731,232	741,253
Convertible debt, net of debt discount of $133,500 and $0, respectively	44,500	807,500
Derivative liability	284,210	1,050,063
Current portion of operating lease liabilities	30,314	113,935
Total current liabilities	14,574,663	17,622,319
Operating lease liabilities, less current portion	120,110	120,110

Total liabilities	14,694,773	17,742,429

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.001, 495,000,000 shares authorized, shares issued and outstanding of 181,6550,138 and 169,862,933, respectively	181,650	169,863
Common stock - issuable	-	695
Additional paid-in capital	1,590,993	1,179,272
Accumulated deficit	(7,506,517)	(6,717,169)
Total stockholders' equity	(5,733,874)	(5,367,339)

Total liabilities and stockholder's equity	$8,960,899	$12,375,090

Consolidated Statements of Operations – Three and Nine Months Ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$3,056,271	$14,793,117	$5,536,335	$19,070,861

Cost of revenue	1,845,295	6,834,198	3,504,283	10,602,555

Gross profit	1,210,976	7,958,919	2,032,052	8,468,306

Operating expenses:
Advertising and marketing	59,099	10,319	86,368	35,928
Research and development	243,923	381,112	798,157	1,085,298
Cash due from gateway reserve expense	-	5,665,031	-	5,665,031
General and administrative	366,734	176,120	613,156	375,373
Payroll and payroll taxes	436,216	420,074	1,279,174	967,121
Professional fees	344,641	281,659	852,234	588,677
Depreciation and amortization	5,764	4,897	16,856	11,352
Total operating expenses	1,456,377	6,939,212	3,645,945	8,728,780

Loss from operations	(245,401)	1,019,707	(1,613,893)	(260,474)

Other income (expense):
Interest expense	(48,931)	3,837	(372,553)	(171,193)
Interest expense - debt discount	(83,500)	-	(121,918)	(188,273)
Derivative expense	(925,576)	-	(925,576)	(634,689)
Changes in fair value of derivative liability	819,366	236,184	(383,769)	(129,186)
Gain from extinguishment of convertible debt	-	-	2,630,795	-
Other income or expense	(5,768)	-	(2,434)	-
Total other expense, net	(244,409)	240,021	824,545	(1,123,341)

Loss before provision for income taxes	(489,810)	1,259,728	(789,348)	(1,383,815)

Income tax provision	-	-	-	-

Net loss	$(489,810)	$1,259,728	$(789,348)	$(1,383,815)

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Investing in shares of our Common Stock involves risks. Before making a decision to invest in shares of our Common Stock, you should carefully consider the risks that are described in this section, in our most recent Annual Report on Form 10-K and in the other information that we file from time to time with the SEC . You should also read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” on page 19 of this prospectus. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect us. You should consult your own financial and legal advisors as to the risks entailed by an investment in shares of our Common Stock and the suitability of investing in our shares in light of your particular circumstances. If any of the risks contained in this prospectus develop into actual events, our assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, and/or results of operations could be materially and adversely affected, the trading price of our Common Stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company

We have a limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders. As a result, our management has identified and our auditors agreed that there is a substantial doubt about our ability to continue as a going concern.

We became a public company and changed our business model in April 2018, and our current business has a relatively limited operating history. Historical results are not indicative of, and may be substantially different than, the results we achieve in the future. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. The results of our operations depend on several factors, our success in attracting and retaining motivated and qualified personnel, the availability of adequate short and long-term financing, conditions in the financial markets, and general economic conditions. In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data because of a number of factors, including costs and expenses associated with being a public company.

Our independent registered public accounting firm, in its report on our financial statements for the year ended December 31, 2019, has raised substantial doubt about our ability to continue as a going concern.

We have limited capital resources and we will need to raise additional capital through additional funding raises. Such funding, if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner, which could adversely affect our liquidity, financial position, and ability to continue operations.

At September 30, 2020, we had a cash balance of approximately $124,834 and negative working capital of approximately $5,910,477. We thus have limited capital resources and require the funds from this offering to continue our business. Even if we substantially increase revenue and reduce operating expenses, we will need to raise additional capital. In order to continue operating, we may need to obtain additional financing, either through borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout, and there can be no assurance that we will be successful in such pursuits. We may be unable to acquire the additional funding necessary to continue operating. Accordingly, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell one or more lines of business or all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our investors losing all of their investment in our company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity and ability to pay dividends. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman of the Board of Directors (the “Board”), Executive Vice President, Principal Financial Officer and Principal Accounting Officer, Ben Errez, and our Director and Chief Executive Officer, Fredi Nisan. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities.

We may require additional financing to sustain or grow our operations.

Our growth will be dependent on our ability to access additional equity and debt capital. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future shareholder returns.

We may not realize the anticipated benefits of acquisitions or investments in joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments have been a component of our growth and the development of our business, and that is likely to continue in the future. Acquisitions can broaden and diversify our brand holdings and product concepts, and allow us to build additional capabilities and competencies around our brands. In reviewing potential acquisitions or investments, we target brands, assets or companies that we believe offer attractive products or offerings, the ability for us to leverage our offerings, opportunities to drive our brands, competencies, or other synergies.

The combination of two independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits of the acquisition. The failure to meet the challenges involved in integrating businesses and realizing the anticipated benefits could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations. The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

●	the diversion of management’s attention to integration matters;
●	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;
●	difficulties in the integration of operations and systems; and
●	conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies.

We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to more effectively market our products, develop our competencies or to grow our business. In some cases, we expect that the integration of the companies that we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies that we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies would continue to work for us after the acquisition or that they would develop popular and profitable products, entertainment or services in the future. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant amounts of management attention and other resources, which may negatively impact other aspects of our business.

We have debt financing arrangements, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and may impair our ability to react quickly to changes in our business.

Our exposure to debt financing could limit our ability to satisfy our obligations, limit our ability to operate our business, and impair our competitive position. For example, it could:

●	increase our vulnerability to adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

●	require us to dedicate future cash flows to the repayment of debt, thereby reducing the availability of cash to fund working capital, capital expenditures or other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

●	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants contained in our debt agreements.

We may also incur additional indebtedness in the future, which could materially increase the impact of these risks on our financial condition and results of operations.

Our ability to repay our debt depends on many factors beyond our control. If we elect to raise equity capital in the future, our current shareholders could be subjected to significant dilution. If we are unable to raise capital in the future, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all, or a portion of, our operations.

Payments on our debt will depend on our ability to generate cash or secure additional financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond our control. If our business does not generate sufficient cash flow from operations and sufficient future financing is not available to us, we may not be able to repay our debt, operate our business or fund our other liquidity needs. If we cannot meet or refinance our obligations when they become due, we may be required to attempt to raise capital, reduce expenditures, or take other actions which we may be unable to successfully complete or, even if successful, could have a material adverse effect on us. If such sources of capital are not available or not available on sufficiently favorable terms, we may seek other avenues to fund the business, including sale/leaseback arrangements or seeking to sell assets of all or a portion of our operations. If we decide to raise capital in the equity markets or take other actions, our shareholders could incur significant dilution or diminished valuations, or if we are unable to raise capital, our ability to effectively operate our business could be impaired. In addition, if we are successful in raising capital in the equity markets to repay our indebtedness or for any other purpose in the future, our shareholders could incur significant dilution.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

●	the announcement or introduction of new products by our competitors;

●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

●	our ability to attract and retain key personnel in a timely and cost-effective manner;

●	technical difficulties;

●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

●	our ability to identify and enter into relationships with appropriate and qualified third-party providers for necessary development and manufacturing services;

●	regulation by federal, state, or local governments;

●	general economic conditions, as well as economic conditions specific to the entertainment, theme park, party items, arts and crafts, and packaging industries; and

●

various risks related to health epidemics, pandemics and similar outbreaks, such as the coronavirus disease 2019 (“COVID-19”) pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service, or marketing that could have a material and adverse effect on our business, results of operations, and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our ability to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our reputation and business.

Further, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, suppliers and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business and reputation. We also may not have the resources or technical sophistication to anticipate or prevent rapidly-evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Data privacy and security concerns relating to our technology and our practices could damage our reputation, cause us to incur significant liability, and deter current and potential users or customers from using our products and services. Software bugs or defects, security breaches, and attacks on our systems could result in the improper disclosure and use of user data and interference with our users and customers’ ability to use our products and services, harming our business operations and reputation.

Concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other data-privacy-related matters, even if unfounded, could harm our reputation, financial condition, and operating results. Our policies and practices may change over time as expectations regarding privacy and data change. Our products and services involve the storage and transmission of proprietary information, and bugs, theft, misuse, defects, vulnerabilities in our products and services, and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and other potential liability. Systems and control failures, security breaches and/or inadvertent disclosure of user data could result in government and legal exposure, seriously harm our reputation and brand and, therefore, our business, and impair our ability to attract and retain customers.

We may experience cyber-attacks and other attempts to gain unauthorized access to our systems. We may experience future security issues, whether due to employee error or malfeasance or system errors or vulnerabilities in our or other parties’ systems, which could result in significant legal and financial exposure. We may be unable to anticipate or detect attacks or vulnerabilities or implement adequate preventative measures. Attacks and security issues could also compromise trade secrets and other sensitive information, harming our business. As a result, we may suffer significant legal, reputational, or financial exposure, which could harm our business, financial condition, and operating results.

Prolonged economic downturn, particularly in light of the COVID-19 pandemic, could adversely affect our business.

Uncertain global economic conditions, in particular in light of the COVID-19 pandemic, could adversely affect our business. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic conditions may negatively affect demand for our products.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

Although we believe there is currently no other company in the payment facilitator industry using, as we are, blockchain infrastructure, notable companies in the payment facilitator industry include PayPal, Stripe, and Square. Many of our payment facilitator competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue, and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future, including our ability to obtain and maintain patent protection. Patent applications can take many years to issue, and we can provide no assurance that our current pending patent application, or any future patent applications, will be granted. If we are unable to obtain patent grants for our current or future applications, we may not be able to successfully prevent our competitors from imitating, or copying our products or using some or all of the processes that are the subject of such patent application(s). Such imitation, or copying, may lead to increased competition within the finite market for products such as ours. Even if our pending application was granted, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products.

There are multiple risks inherent in patent litigation. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (or USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO even outside the context of litigation, in for example, post-grant review proceedings and inter partes review proceedings. The outcome is unpredictable following any legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

In addition to patents, we also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages, or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

We may employ individuals who were previously employed by companies that are developing blockchain or cryptocurrency products and technology, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We face risks related to Novel Coronavirus (COVID-19) which could significantly disrupt our research and development, operations, sales, and financial results.

Our business will be adversely impacted by the effects of the Novel Coronavirus (COVID-19). In addition to global macroeconomic effects, the Novel Coronavirus (COVID-19) outbreak and any other related adverse public health developments will cause disruption to our operations and sales activities. Our third-party vendors, third-party distributors, and our customers have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party vendors and third-party distributors, the supply of our products will be delayed, which could adversely affect our business, operations and customer relationships. In addition, the Novel Coronavirus (COVID-19) or other disease outbreak will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from the Novel Coronavirus (COVID-19) will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the Novel Coronavirus (COVID-19) outbreak on our business and operations remains uncertain, the continued spread of the Novel Coronavirus (COVID-19) or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments.

It may be illegal now, or in the future, to participate in blockchains or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Although currently cryptocurrencies and blockchain-based solutions generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange for fiat currency. Such restrictions may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to a variety of claims including product warranty, product liability, and consumer protection claims related to product defects, among other litigation. We may also be subject to claims involving health and safety, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims, or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock.

Risks Related to this Offering

Our executive officers, directors, and principal shareholders maintain the ability to control substantially all matters submitted to shareholders for approval.

As of February 16, 2021, our executive officers, directors, and shareholders who owned more than 5% of our outstanding Common Stock, in the aggregate, beneficially owned 24,066,932 shares of Common Stock representing approximately 63.15% of our outstanding capital stock after giving effect to the shares sold in this offering or 62.14% if the underwriters exercise their overallotment option in full. As a result, if these shareholders were to choose to act together, they would be able to control substantially all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other shareholders may desire.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.

Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. As of December 31, 2019, the Company’s Principal Executive Officer and Principal Financial and Accounting Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures were not effective to provide reasonable assurance that information that it is required to disclose in reports that the Company files with the SEC is recorded, processed, summarized, and reported within the time periods specified by the Exchange Act rules and regulations. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our Common Stock. In addition, our efforts to comply with the rules and regulations under the Sarbanes-Oxley or new or changed laws, regulations, and standards may differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice. Regulatory authorities may investigate transactions disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and if legal proceedings are initiated against us, it may harm our business.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our Board will continue to conclude, that it is in the best interests of the Company and its shareholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value per share of our outstanding shares of Common Stock. As a result, investors in this offering will incur immediate dilution of $9.50 per share, based on the public offering price of $10.50 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Although our shares have been approved for listing on the Nasdaq Capital Market, we can provide no assurance that our shares will continue to meet the listing requirements of the Nasdaq Capital Market. If we fail to comply with these listing requirements, we will be subject to potential delisting from the Nasdaq Capital Market.

Our Common Stock has been approved for listing on the Nasdaq Capital Market, or Nasdaq, under the symbol “GBOX,” however, if we fail to comply with Nasdaq’s rules for continued listing, including, without limitation, minimum market capitalization and other requirements, Nasdaq may take steps to delist our shares. Failure to maintain our listing (i.e., being de-listed from Nasdaq), would make it more difficult for shareholders to sell our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. This could have an adverse effect on the price of our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We currently intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital, expanded sales and marketing activities, increased research and development expenditures and funding our growth strategies.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the commercial success of our systems and the costs of our research and development activities, as well as the amount of cash used in our operations. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this prospectus should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to the investors. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events including, without limitation, the terms, timing and closing of our proposed acquisitions or our future financial performance. We have attempted to identify forward-looking statements by using terminology such as “anticipates,” “believes,” “expects,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predict,” “should,” “will,” or the negative of these terms or other comparable terminology. These statements are only predictions; uncertainties and other factors may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our expectations are as of the date this prospectus is filed, and we do not intend to update any of the forward-looking statements after the date this prospectus is filed to confirm these statements to actual results, unless required by law.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this prospectus identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to protect our brands and reputation;

●	Our ability to repay our debts;

●	Our ability to comply with new regulations that affect our business;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Risks in connection with completed or potential acquisitions, dispositions and other strategic growth opportunities and initiatives;

●	Risks related to the anticipated timing of the closing of any potential acquisitions;

●	Risks related to the integration with regards to potential or completed acquisitions;

●

Various risks related to health epidemics, pandemics and similar outbreaks, such as the coronavirus disease 2019 (“COVID-19”) pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows;

●	Risks related to the blockchain and cryptocurrency industry;

●

Our ability to obtain, maintain and defend patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively; and

●	We depend on our proprietary technology which we may not be able to protect.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in our press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding risk factors that could affect the Company’s results, see “Risk Factors” beginning on page 8 of this prospectus, and as may be included from time-to-time in our reports filed with the SEC.

The Company intends the forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus, could materially and adversely affect our results of operations, financial condition, and liquidity, and our future performance.

Industry Data and Forecasts

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including, but not limited to, the possibility that we may fail to preserve our expertise in consumer product development; that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms; that we may be unable to maintain or grow sources of revenue; that we may be unable maintain profitability; that we may be unable to attract and retain key personnel; or that we may not be able to effectively manage, or to increase, our relationships with customers; and that we may have unexpected increases in costs and expenses. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

The net proceeds from the sale of the Common Stock in the offering will be approximately $40,061,875 based on the public offering price of $10.50 per share of Common Stock after deducting the underwriting discounts and commissions and estimated offering expenses, or approximately $46,107,906 if the underwriters exercise the over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of Net Proceeds
Working Capital, including potential acquisitions	$28,061,875
Sales and Marketing	$1,000,000
Research and Development	$4,000,000
Licensing and Banking Activities	$7,000,000

Other than the ChargeSavvy transaction, which, if completed, will be an all-stock transaction, we do not have any agreements at this time to potentially acquire other entities. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have not historically declared dividends on our Common Stock, and we do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, out of funds legally available for dividends. As a Nevada corporation, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving.

Our ability to pay dividends to our shareholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock, and other factors deemed relevant by our Board.

CAPITALIZATION

Set forth below is our cash and capitalization as of September 30, 2020:

●	on an actual basis;

●	on a pro forma basis to reflect: (i) the issuance of 1,846,934 shares of Common Stock; (ii) the sale of 333,333 shares of Common Stock on December 18, 2020 for a price per share of $4.80 for total proceeds of $1,600,000; (iii) on October 27, 2020, the sale of Debentures in the principal amount of $3,850,000 for net proceeds of $3,486,000; (iv) on October 27, 2020, payment of $722,290 which includes principal balance, interest and fees to payoff previous outstanding debts of $525,619; and (v) as of February 16, 2021, the issuance of 989,619 shares of Common Stock following the conversion of Debentures in the principal amount of $1,959,500. In addition, the Company has issued 14,097 shares in connection with the conversion of interest owed pursuant to the Debentures.

●	on a pro forma as adjusted basis to reflect the issuance and sale of the shares by us in this offering at the public offering price of $10.50 per share, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

You should read the information in the below table together with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	As of September 30, 2020
	Actual (unaudited) (1)	Pro Forma (unaudited) (2)	Pro Forma As Adjusted (unaudited)
Cash and restricted cash	$124,834	$4,488,544	$44,550,419
Total debt at face value	948,232	1,949,113	1,949,113
Total stockholders’ equity:
Common stock, $0.001 par value, 495,000,000 shares authorized 181,650,138 issued and outstanding at September 30, 2020; 82,500,000 shares authorized and 33,459,006 issued and outstanding on a pro forma basis after giving effect to the Stock Split; 82,500,000 shares authorized and 37,609,006 issued and outstanding on a pro forma as adjusted basis after giving effect to the Stock Split	181,650	33,459	37,609
Additional paid-in capital	1,590,993	5,421,331	45,479,056
Accumulated (deficit)	(7,506,517)	(7,825,835)	(7,825,835)
Total stockholders’ equity	(5,733,874)	(2,371,045)	37,690,830
Capitalization	$(4,785,642)	$(421,932)	$39,639,943

(1)	The actual September 30, 2020 numbers in the Capitalization table are presented without giving effect to the Stock Split.

(2)	The Pro Forma and Pro Forma As Adjusted numbers in the Capitalization table give effect to the Stock Split.

Based on 30,275,023 shares of Common Stock outstanding as of September 30, 2020 and excludes the following as of that date:

●	524,186 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted-average exercise price of $0.42 per share;

●

20,833 shares of Common Stock issuable upon exercise of outstanding warrants, with an exercise price of equal to 65% of the lowest traded price for the Company’s common stock in the 25 consecutive trading days preceding the notice of conversion per share (which would have been $0.66 at September 30, 2020 if exercised);

●	2,809,147 shares of Common Stock reserved for future issuance under our 2020 Plan as of September 30, 2020; and

●	622,500 shares issuable upon exercise of the Underwriter’s over-allotment option.

DILUTION

If you invest in our Shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of Common Stock and the as adjusted net tangible book value per share of Common Stock immediately after this offering.

Our historical net tangible book value (deficit) as of September 30, 2020 was ($5,733,874), or $(0.19) per share of Common Stock based upon 30,275,023 shares of common stock outstanding on such date. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share of Common Stock is our historical net tangible book value divided by the number of outstanding shares of Common Stock as of September 30, 2020.

Following this offering, our adjusted net tangible book value (deficit) of our common stock will be $37,690,830 or $1.00 per share. Adjusted net tangible book value (deficit) per share represents adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the public offering price of $10.50 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $1.19 per share to existing stockholders and an immediate dilution of $9.50 per share to investors purchasing shares of common stock in this offering.

The following table illustrates this dilution:

Public offering price per share	$10.50
Net tangible book value per Common Stock as of September 30, 2020	$(0.19)
Increase in pro forma net tangible book value per share attributable to this offering	$1.19

Pro forma as adjusted net tangible book value per share, after this offering	$1.00
Dilution per share to new investors in this offering	$9.50

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering.

If the underwriters exercise in full their option to purchase additional Common Stock in this offering, the pro forma as adjusted net tangible book value after the offering would be $1.14 per share, the increase in net tangible book value to existing shareholders would be $0.16 per share, and the dilution to new investors would be $9.34 per share.

The number of shares of common stock that will be outstanding after this offering is based on 30,275,023 shares of Common Stock outstanding as of September 30, 2020 and excludes the following as of that date:

●	524,186 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted-average exercise price of $0.42 per share;

●

20,833 shares of Common Stock issuable upon exercise of outstanding warrants, with an exercise price of equal to 65% of the lowest traded price for the Company’s common stock in the 25 consecutive trading days preceding the notice of conversion per share (which would have been $0.66 at September 30, 2020 if exercised);

●	2,809,147 shares of Common Stock reserved for future issuance under our 2020 Plan as of September 30, 2020; and

●	622,500 shares issuable upon exercise of the Underwriter’s over-allotment option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the three and nine months ended September 30, 2020 and 2019 and years ended December 31, 2019 and 2018 should be read in conjunction with the information included under “Business,” “Selected Consolidated Financial Data” and our consolidated financial statements and the accompanying notes included elsewhere in this registration statement. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Organization

GreenBox POS is a technology company that develops, markets and sells innovative blockchain-based payment solutions, which the Company believes will develop significant advances in the payment solutions marketplace. The Company’s core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. The Company’s proprietary, blockchain-based systems are designed to facilitate, record and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

The Company was incorporated April 10, 2007 under the laws of the State of Nevada. On January 4, 2020, PubCo and GreenBox POS LLC, a Washington limited liability company (“PrivCo”), entered into an Asset Purchase Agreement (the “Agreement”), to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo, which was formed on August 10, 2017 (the seller). On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (collectively, the “GreenBox Acquisition”).

For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

Name Change

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. Unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a limited liability company, formed in the state of Washington.

Management Discussion and Analysis

Throughout 2020, we continued to invest in research and development, improving our acquiring platform and enabling safer, faster and significantly more scalable services. With the upcoming release of our Generation 3 technology, we believe barriers to scalability, in particular around technology, strategic relationships, banking bandwidth, and execution capital, are decreasing significantly. These technology improvements have resulted in major new capabilities, including Real Time Payments (“RTP”), a very sought-after payment feature. This change also reduces our Cost of Goods Sold (“COGS”).

In the second quarter of 2020, we transitioned into large scale operations with increased capacity of the payment processing platform, and with the addition of two new platforms, Crypto payouts and FOREX, allowed us to expand licensed operations in Europe and beyond. It is anticipated that European operation will match and could exceed USA operational volume for the Company.

Our targeted Transactional Processing Volume (“TPV”) goal is $1 billion per year ($3 million per day). The main driver to achieve this goal is projected to be the release of Generation 3 of the Company’s technology, with modules expected throughout the first quarter of 2021 and, we believe, completion and stabilization by the end of the quarter. Our TPV in the fourth quarter of 2020 was greater than $1 million per day. While we cannot predict the exact timing of the consistent achievement of $3 million per day in TPV, the Company believes it now has the required bandwidth and technical capabilities to achieve this goal in the second half of 2021. These projections are contingent on projected execution figures on opportunities made available to the Company in the USA, Canada, and Europe.

The Company owns all the IP rights for operations in its space: tokenizer, gateway, ledger manager and blockchain substrate. Other, supporting patents, such as fraud proofing, on-boarding accelerators, and an all new blockchain implementation, are pending.

The daily and annual TPV and other major performance indicators remain sensitive to regulatory changes and global and national economic trends. These will impact and influence the Company’s product line, its potential mergers and acquisitions targets, its joint ventures and the Company’s technology emphasis.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2020 (Unaudited) Compared to Three Months Ended September 30, 2019 (Unaudited):

	Three Months Ended September 30,
	2020		2019		Changes
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Revenue	$3,056,271	100.0%	$14,793,117	100.0%	$(11,736,846)	-79.3%
Cost of revenue	1,845,295	60.4%	6,834,198	46.2%	(4,988,903)	-73.0%
Gross profit	1,210,976	39.6%	7,958,919	53.8%	(6,747,943)	-84.8%

Operating expenses:
Advertising and marketing	59,099	1.9%	10,319	0.1%	48,780	472.7%
Research and development	243,923	8.0%	381,112	2.6%	(137,189)	-36.0%
Cash due from gateway reserve expense	-	0.0%	5,665,031	38.3%	(5,665,031)	-100.0%
General and administrative	436,216	14.3%	176,120	1.2%	260,096	147.7%
Payroll and payroll taxes	344,641	11.3%	420,074	2.8%	(75,433)	-18.0%
Professional fees	366,734	12.0%	281,659	1.9%	85,075	30.2%
Depreciation and amortization	5,764	0.2%	4,897	0.0%	867	17.7%
Total operating expenses	1,456,377	47.7%	6,939,212	46.9%	(5,482,835)	-79.0%

Loss from operations	(245,401)	-8.0%	1,019,707	6.9%	(1,265,108)	-124.1%

Other Income (Expense):
Interest expense	(48,931)	-1.6%	3,837	0.0%	(52,768)	-1375.2%
Interest expense - debt discount	(83,500)	-2.7%	-	0.0%	(83,500)	n/a
Derivative expense	(925,576)	-30.3%	-	0.0%	(925,576)	n/a
Changes in fair value of derivative liability	819,366	26.8%	236,184	1.6%	583,182	246.9%
Gain from extinguishment of convertible debt	-	0.0%	-	0.0%	-
Other income or expense	(5,768)	-0.2%	-	0.0%	(5,768)	n/a
Total other income (expense)	(244,409)	-8.0%	240,021	1.6%	(484,430)	-201.8%

Loss before provision for income taxes	(489,810)	-16.0%	1,259,728	8.5%	(1,749,538)	-138.9%

Provision for income taxes	-	0.0%	-	0.0%	-	0.0%

Net loss	$(489,810)	-16.0%	$1,259,728	8.5%	$(1,749,538)	-138.9%

Revenue

Revenue decreased by $11,736,846 or 79.3%, to $3,056,271 in the third quarter of 2020 from $14,793,117 in the third quarter of the previous year. The decrease in net sales reflected the following: the third quarter of 2020 revenues reflects one of our large ISOs exiting our ecosystem. That volume was transferred to an alternative ISO and processing gateway. In addition, we placed a high priority towards completion of compliance and integration with Fiserv, one of its largest accounts, and pushed to expedite the development and future release of its third-generation technology, Gen3. We raised capital in October to support these two initiatives.

Cost of Revenue

Cost of revenue decreased by $4,988,903, or 73.0%, to $1,845,295 in the third quarter of 2020 from $6,834,198 in the third quarter of 2019. Payment processing consists of various processing fees paid to gateways, as well as commission payments to the ISOs responsible for establishing and maintaining merchant relationships, from which the processing transactions ensue. Most orders are delivered directly to the customer, without any handling, storage or processing by us. The third quarter of 2020 shows a reduction in cost of revenue as a result of increased processing efficiency and decreased cost to scale. Upcoming release of the Company’s next generation technology, Gen3, is further designed to impact the Company’s Cost of Revenues and is projected to materially increase the Company’s operating margins.

Operating Expenses

Operating expenses decreased by $5,482,835, or 79.0%, to $1,456,377 in the third quarter of 2020 from $6,939,212 in the third quarter of 2019. The decrease was primarily due to a decrease in research and development of $137,189, cash due from gateway reserve expenses of $5,665,031 in the third quarter of 2019, and an off-set by an increase in payroll and professional fees.

Non-Operating Expenses

We incurred interest expense related to various debt in the amount of $132,431 and $391,431 for the three months ended September 30, 2020 and 2019, respectively. We incurred a gain from changes in fair value of derivative liability of $819,366 and $236,184 for the three months ended September 30, 2020 and 2019, respectively, and derivative expense of $925,576 for the three months ended September 30, 2020.

Nine Months Ended September 30, 2020 (Unaudited) Compared to Nine Months Ended September 30, 2019 (Unaudited):

	Nine Months Ended September 30,
	2020		2019		Changes
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Revenue	$5,536,335	100.0%	$19,070,861	100.0%	$(13,534,526)	-71.0%
Cost of revenue	3,504,283	114.7%	10,602,555	55.6%	(7,098,272)	-66.9%
Gross profit	2,032,052	66.5%	8,468,306	44.4%	(6,436,254)	-76.0%

Operating expenses:
Advertising and marketing	86,368	2.8%	35,928	0.2%	50,440	140.4%
Research and development	798,157	26.1%	1,085,298	5.7%	(287,141)	-26.5%
Cash due from gateway reserve expense	-	0.0%	5,665,031	29.7%	(5,665,031)	-100.0%
Payroll and payroll taxes	1,279,174	41.9%	967,121	5.1%	312,053	32.3%
Professional fees	852,234	27.9%	588,677	3.1%	263,557	44.8%
General and administrative	613,156	20.1%	375,373	2.0%	237,783	63.3%
Depreciation and amortization	16,856	0.6%	11,352	0.1%	5,504	48.5%
Total operating expenses	3,645,945	119.3%	8,728,780	45.8%	(5,082,835)	-58.2%

Loss from operations	(1,613,893)	-52.8%	(260,474)	-1.4%	(1,353,419)	519.6%

Other Income (Expense):
Interest expense	(372,553)	-12.2%	(171,193)	-0.9%	(201,360)	117.6%
Interest expense - debt discount	(121,918)	-4.0%	(188,273)	-1.0%	66,355	-35.2%
Derivative expense	(925,576)	-30.3%	(634,689)	-3.3%	(290,887)	45.8%
Changes in fair value of derivative liability	(383,769)	-12.6%	(129,186)	-0.7%	(254,583)	197.1%
Gain from extinguishment of convertible debt	2,630,795	86.1%	-	0.0%	2,630,795
Other income or expense	(2,434)	-0.1%	-	0.0%	(2,434)	n/a
Total other income (expense)	824,545	27.0%	(1,123,341)	-5.9%	1,947,886	-173.4%

Loss before provision for income taxes	(789,348)	-25.8%	(1,383,815)	-7.3%	594,467	-43.0%

Provision for income taxes	-	0.0%	-	0.0%	-	0.0%

Net loss	$(789,348)	-25.8%	$(1,383,815)	-7.3%	$594,467	-43.0%

Revenue

Revenue decreased by $13,534,526 or 71.0%, to $5,536,335 in the nine months ended September 30, 2020 from $19,070,861 in the nine months ended September 30, 2019. The change in net sales reflected the following: the third quarter of 2019 revenues reflects the ramp up to operations following the upgrade and rerelease of the Company’s processing platform and the release of the two new platforms, Crypto payouts platform and FOREX platform. In the first quarter of 2020, operations slowed significantly due to the processing platform limitations. As such, the first quarter of 2020 is better compared to the first quarter of 2019 in terms of operations following a product launch. The third quarter of 2020 revenues reflects one of our large Independent Sales Organizations (“ISO”) exiting our ecosystem. That volume has now been transferred to an alternative ISO and processing gateway. In addition, we placed a high priority towards completion of compliance and integration with Fiserv, one of our largest accounts, and pushed to expedite the development and future release of our third-generation technology, Gen3. The Company raised capital in October to support these two directions specifically.

Cost of Revenue

Cost of revenue decreased by $7,098,272, or 66.9%, to $3,504,283 in the nine months ended September 30, 2020 from $10,602,555 in the nine months ended September 30, 2019. Payment processing consists of various processing fees paid to gateways, as well as commission payments to the ISO responsible for establishing and maintaining merchant relationships, from which the processing transactions ensue. Most orders are delivered directly to the customer, without any handling, storage or processing by us. The third quarter of 2020 shows a reduction in cost of revenue as a result of increased processing efficiency and decreased cost to scale. Upcoming release of the Company’s next generation technology, Gen3, is further designed to impact the Company’s Cost of Revenues and is projected to increase the Company’s operating margins.

Operating Expenses

Operating expenses decreased by $5,082,835, or 58.2%, to $3,645,945 in the nine months ended September 30, 2020 from $8,728,780 in the nine months ended September 30, 2019. The decrease was due to decrease from research and development and cash due from gateway reserve expense and off-set by an increase in payroll and professional fees.

Non-Operating Expenses

We incurred interest expense related to various debt in the amount of $494,471 and $359,466 for the nine months ended September 30, 2020 and 2019, respectively. We incurred a loss from changes in fair value of derivative liability of $383,769 for the nine months ended September 30, 2020 and derivative expense of $925,576 for the nine months ended September 30, 2020. We incurred gain from extinguishment of convertible debt of $2,630,795 for the nine months ended September 30, 2020.

LIQUIDITY AND CAPITAL RESOURCES

Our principal liquidity requirements are for working capital and capital expenditures. We fund our liquidity requirements primarily through cash on hand, cash flows from operations and borrowings. We ended September 30, 2020 with $124,834 of cash, cash equivalents, and restricted cash compared with $763,110 as of December 31, 2019.

The following table summarizes our cash flows from operating, investing and financing activities:

	Nine Months Ended September 30,
	2020	2019

Net cash provided by (used in) operating activities	$(130,505)	$1,841,605
Net cash provided by (used in) investing activities	(12,332)	(41,634)
Net cash provided by (used in) financing activities	(495,439)	(89,000)

Net increase (decrease) in cash, cash equivalents, and restricted cash	$(638,276)	$1,710,971

Operating Activities – For the nine months ended September 30, 2020 and 2019, net cash provided by operating activities was $130,505 and $1,841,605, respectively. The cash provided by operating activities was primarily due to timing of settlement of assets and liabilities and net loss.

Investing Activities – Cash used in investing activities primarily consisted of purchases of property and equipment.

Financing Activities – Net cash provided by or used in financing activities primarily consisted of payments of short-term notes payable debt for the nine months ended September 30, 2020 and borrowings and payments of convertible debt for the three months ended September 30, 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

CRITICAL ACCOUNTING POLICIES

Our critical accounting estimates are included in our significant accounting policies as described in Note 2 of the consolidated financial statements included in this prospectus. Those consolidated financial statements were prepared in accordance with GAAP.  Critical accounting estimates are those that we believe are most important to the portrayal of our financial condition and results of operations. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense. Our estimates are evaluated on an ongoing basis and drawn from historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. Actual results may differ from our estimates.  Management believes that the following accounting estimates reflect the more significant judgments and estimates we use in preparing our consolidated financial statements.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. Management believes the Company’s revenue recognition policies conform to ASC 606.

The Company recognizes revenue when 1) it is realized or realizable and earned, 2) there is persuasive evidence of an arrangement, 3) delivery and performance has occurred, 4) there is a fixed or determinable sales price, and 5) collection is reasonably assured.

The Company generates revenue from payment processing services, licensing fees and equipment sales.

●

Payment processing revenue is based on a percentage of each transaction’s value and/or upon fixed amounts specified per each transaction or service and is recognized as such transactions or services are performed.

●	Licensing revenue is paid in advance and is recorded as unearned income, which is amortized monthly over the period of the licensing agreement.
●	Equipment revenue is generated from the sale of POS products, which is recognized when goods are shipped.

Results of Operations for Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

	Years Ended December 31,
	2019		2018		Changes
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%

Net revenue	$10,002,857	100.0%	$910,808	100.0%	$9,092,049	998.2%
Cost of revenue	11,091,140	110.9%	670,539	73.6%	10,420,601	1554.1%
Gross profit	(1,088,283)	-10.9%	240,269	26.4%	(1,328,552)	-552.9%

Operating expenses:
Advertising and marketing	45,928	0.5%	166,149	18.2%	(120,221)	-72.4%
Research and development	1,255,296	12.5%	376,871	41.4%	878,425	233.1%
Cash due from gateway reserve expense	-	0.0%	-	0.0%	-	1000.0%
Payroll and payroll taxes	1,429,136	14.3%	331,894	36.4%	1,097,242	330.6%
Professional fees	1,026,556	10.3%	767,869	84.3%	258,687	33.7%
General and administrative	750,078	7.5%	302,333	33.2%	447,745	148.1%
Depreciation and amortization	16,216	0.2%	6,608	0.7%	9,608	145.4%
Total operating expenses	4,523,210	45.2%	1,951,724	214.3%	2,571,486	131.8%

Loss from operations	(5,611,493)	-56.1%	(1,711,455)	-187.9%	(3,900,038)	227.9%

Other Income (Expense):
Interest (expense) income	(604,504)	-6.0%	(106,821)	-11.7%	(497,683)	465.9%
Interest expense - debt discount	(195,201)	-2.0%	-	0.0%	(195,201)	0.0%
Derivative expense	(634,766)	-6.3%	-	0.0%	(634,766)	0.0%
Changes in fair value of derivative liability	(415,297)	-4.2%	-	0.0%	(415,297)	-100.0%
Merchant fines and penalty income	2,776,687	27.8%	-	0.0%	2,776,687	-100.0%
Asset impairment	-	0.0%	(75,000)	-8.2%	75,000	-100.0%
Total other income (expense)	926,919	9.3%	(181,821)	-20.0%	1,108,740	-609.8%

Loss before provision for income taxes	(4,684,574)	-46.8%	(1,893,276)	-207.9%	(2,791,298)	147.4%

Provision for income taxes	-	0.0%	-	0.0%	-	0.0%

Net loss	$(4,684,574)	-46.8%	$(1,893,276)	-207.9%	$(2,791,298)	147.4%

Revenue

For the years ended December 31, 2019 and 2018, we recognized revenue of $10,002,857 and $910,808, respectively. Throughout 2018, we conducted numerous tests of our products and services, and began to sign up our initial customers. After a soft launch of the GreenBox Network during June 2018, when we began processing transactions, we processed approximately $5,100,000 in completed transactions on behalf of merchants. We believe this accomplishment to be indicative of the validity of our proprietary blockchain-based systems, which are the foundation of the GreenBox Network, and indicative of our future potential.

Cost of Goods Sold

COGS for payment processing consists of various processing fees paid to gateways, as well as commission payments to the ISOs responsible for establishing and maintaining merchant relationships, from which the processing transactions ensue. For the years ended December 31, 2019 and 2018, our COGS associated with payment processing was $11,091,140 and $670,539, respectively, which included the absorption by us, of chargebacks, which was limited to 2018, as a promotional tool. As regards to licensing revenue, we do not incur any direct costs of services or products, thus we did not record COGS for licensing revenue.

Operating Expenses

Overall, operating expenses increased during 2019 as the Company ramped up operations. For the year ended December 31, 2019 and 2018, our general and administrative expense was $10,188,241 and $1,951,724, respectively; our legal and professional expenses, most of which were outsourced, were $1,026,556 and $767,869, respectively; and our R&D expense was $1,255,296 and $376,871, respectively. We incurred $5,665,031 of cash due from gateway reserve expense for the year ended December 31, 2019 and none in the prior year.

Non-Operating Expenses

For the years ended December 31, 2019 and 2018, we recorded non-operating expenses of $1,849,768 and $181,821, respectively, of which $604,504 and $106,821, respectively, were for interest, $634,766 represented derivative expense for the year ended December 31, 2019. We also recorded $75,000 as asset impairment for the year ended December 31, 2019.

LIQUIDITY AND CAPITAL RESOURCES

Our working capital for the periods presented is summarized as follows:

Cash Requirements

We incurred a working capital deficit of $4,429,424 as of December 31, 2019. For December 31, 2018, our working capital was $874,980. Based on our revenues, operational expenses, cash on hand and future operational needs, we will need to continue procuring capital from external sources, which may include equity, debt or hybrid financing, in order to fund operations.

Cash Flow

The following table shows cash flows for the periods presented:

	Years Ended December 31,
	2019	2018

Net cash provided by (used in) operating activities	$(165,556)	$(1,601,851)
Net cash provided by (used in) investing activities	(49,795)	(31,254)
Net cash provided by (used in) financing activities	684,671	1,834,730

Net increase (decrease) in cash, cash equivalents, and restricted cash	$469,320	$201,625

Operating Activities

For the years ended December 31, 2019 and 2018, net cash provided by (used in) operating activities was $(165,556) and $(1,601,851), respectively, was primarily due to net loss and timing of settlement of assets and liabilities.

Investing Activities

For the years ended December 31, 2019 and 2018, net cash used in investing activities was $(49,795) and $(31,254), respectively, primarily due to cash used for purchases of property and equipment.

Financing Activities

For the years ended December 31, 2019 and 2018, net provided by financing activities was $684,671 and $1,834,730, respectively, primarily due to borrowings and repayments of convertible debt and proceeds from issuances of Common Stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

BUSINESS

Business

GreenBox POS is a technology company that develops, markets and sells innovative blockchain-based payment solutions, which the Company believes will develop significant advances in the payment solutions marketplace. Our core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. Our proprietary, blockchain-based ecosystem is designed to facilitate, record and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

We have one pending U.S. patent application, USSN 16/212,627, which was filed on December 6, 2018, and which claims priority to five provisional applications filed between December 6 and December 11, 2017.

In March 2018, we formally announced DEL, PAY, QuickCard, POS Solutions, and Loopz (described below) to an international audience, during a presentation at the Israel International Innovation Expo, in Tijuana, Mexico.

a)	DEL (Delivery App), which provides APIs (Application Programming Interfaces) to POS and PAY.

b)	PAY (Payment App), which provides financial APIs to all our other software components.

c)	QuickCard Payment System is a comprehensive physical and virtual cash management system, including software that facilitates deposits, cash and e-wallet management.

d)	POS Solutions is our complete end-to-end Point of Sale solution, comprising both software and hardware.

e)	Loopz Software Solution is a mobile delivery service operations management solution with automated dispatch functionality.

In March 2018, our QuickCard Payment System was comprised of PAY, proprietary kiosks and e-wallet management.

In June 2018, we commenced a soft launch of our system, onboarded our initial customers and began generating revenue.

In July 2018, we introduced TrustGateway, a new fraud prevention component for our QuickCard payment system.

Throughout the remainder of 2018, we continued to build, expand and improve our system, which allowed for an escalation in merchants using our system, as well as increasing revenues.

On or about October 4, 2018, we entered into a lease agreement with Hyundai Rio Vista, Inc. for our current office space at 8880 Rio San Diego Drive, Suite 102, San Diego, CA 92108.

In March 2020, we added two platforms to our technology spectrum: we are now able to complete payouts in crypto currency, and we are also able to process same day international FOREX transactions.

In March and April of 2020, we added new features to our ecosystem, including RTP (Real Time Payments), same day ACH capabilities, and SEPA (Single Euro Payments Area) payments options.

In December 2019, the Company received PCI (Payment Card Industry) Level 1 certification for its technology, its security, privacy, reliability and other aspects of its payment infrastructure. The PCI Security Standards is a global organization, that maintains, evolves and promotes Payment Card Industry standards for the safety of cardholder data across the globe. PCI Compliance Level 1 is one of four PCI merchant compliance levels and two service provider levels established in effort to protect the security of credit card data and cardholder data, in e-commerce transactions as well as those conducted in-store. PCI Compliance Level 1is the highest, and most stringent, of the PCI DSS levels.

Significant Transactions

On March 23, 2018, the then controlling shareholder and then sole officer and sole director of PubCo, Frank Yuan, along with his wife, Vicky PMW Yuan (collectively, the “Yuans”), entered into a Purchase Agreement with PrivCo (the “Yuan SPA”).

Pursuant to the Yuan SPA, the Yuans agreed to sell 24,074,167 restricted shares of PubCo’s Common Stock to PrivCo for a consideration of $500,000: $250,000 in cash, paid at closing, and $250,000 in restricted shares of Common Stock (the “Shares Due”) to be issued within 30 days of the close of the Yuan SPA.

On or about March 29, 2018, Frank Yuan converted a portion of a line of credit that he had previously issued to PubCo, in exchange for 24,074,167  restricted shares of Common Stock, representing approximately 90% of PubCo’s issued and outstanding shares of Common Stock (the “Control Block”). Subsequently, on or about June 8, 2018, PrivCo paid the Shares Due, by transferring 101,626  restricted shares of Common Stock from the Control Block to the Yuan’s designees, Frank Yuan and his son, Jerome Yuan.

Pursuant to the Yuan SPA, on April 12, 2018, Frank Yuan caused the Control Block to be transferred to PrivCo.

On April 12, 2018, all business being conducted at that time by PubCo (the “ASAP Business”) was transferred from PubCo to ASAP Property Holdings Inc., a company owned and operated by Frank Yuan (“Holdings”). In consideration for the ASAP Business, Holdings assumed all liabilities related to the ASAP Business. On April 12, 2018, following the consummation of the Yuan SPA and the transfer of the ASAP Business to Holdings, Ben Errez (“Errez”) and Fredi Nisan (“Nisan”) became the sole acting officers and sole acting directors of PubCo.

On May 3, 2018, Frank Yuan formally resigned, and Errez and Nisan were formally appointed the sole officers and sole directors of PubCo.

On January 4, 2020, PrivCo and PubCo entered into an Asset Purchase Agreement (the “Agreement”), to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and between PubCo and PrivCo.

From April 12, 2018 through January 4, 2020 (the “In Between Period”), because there was ambiguity regarding the validity of the Verbal Agreement, PubCo filed required quarterly and annual reports with the Securities and Exchange Commission as if there had not been a Reverse Acquisition. During the In Between Period, PrivCo continued to operate as if it still owned the GreenBox Business, which included maintaining records of GreenBox Business financial transactions on PrivCo’s accounting software, and entering into contracts and agreements as PrivCo, while PubCo paid all expenses, including expenses related to PrivCo contracts entered into prior to and after April 12, 2018, as well as expenses incurred as a result of litigation resulting from disagreements between PrivCo and other parties. During the In Between Period, PubCo represented itself in press releases, as being the owner/operator of the GreenBox Business. Additionally, from April 12, 2018 through approximately December 31, 2018, PubCo and PrivCo shared control of PrivCo’s bank accounts, and on or about January 1, 2019, PubCo assumed control of PrivCo’s bank accounts.

By virtue of the payment of PrivCo’s litigation expenses by PubCo, by virtue of PubCo representing itself in press releases, as being the owner/operator of the GreenBox Business, and by virtue of the shared control of PrivCo’s bank accounts starting on April 12, 2018, both PubCo and PrivCo concluded that the Verbal Agreement was valid and the GreenBox Business Acquisition took place on April 12, 2018.

On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (the “GreenBox Acquisition”). The value of the assets acquired on April 12, 2018 was $843,694, which excluded the Control Shares, which remain a PrivCo asset. The value of PrivCo’s assumed liabilities on April 12 was $589,078. The difference between assets and liabilities was $254,616, which PubCo booked as a “Gain on Bargain Purchase.” However, because we are using Reverse Acquisition accounting, PubCo subsequently recorded the gain as Paid in Capital.

For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. Prior to the name changes, PubCo was known as ASAP Expo, Inc (“ASAP”). ASAP was incorporated April 10, 2007 under the laws of the State of Nevada (collectively, “PubCo”).

Our primary office is in San Diego, California. Our website is www.greenboxpos.com. The inclusion of our website address in this Registration Statement of which this Prospectus forms a part does not include or incorporate by reference the information on our website into this prospectus.

Recent Developments

October 2020 Debenture Offering

On October 27, 2020, the Company consummated the initial closing of a private placement offering (the “Offering”) whereby pursuant to the Securities Purchase Agreements (the “Purchase Agreements”) entered into by the Company with thirteen (13) accredited investors (the “Investors”), the Company issued certain Convertible Debentures for an aggregate purchase price of $3,019,550 (each a “Debenture”, collectively, the “Debentures”) and five (5) year warrants (the “Warrants”) to purchase shares of the Company’s Common Stock. The second closing occurred on October 28, 2020 for an aggregate purchase price of $480,450 for a total purchase price of $3,500,000. The total principal of the Debentures is $3,850,000.

The Debentures include a 10% original issuance discount, carry an interest rate of 10% per annum and mature on July 27, 2021 (the “Maturity Date”). The Debentures contain a voluntary conversion mechanism whereby the holders may convert, in whole or in part, the outstanding balance of the Debentures into shares of the Common Stock at a conversion price of $1.98 per share, subject to adjustment as provided therein. Additionally, the Debentures contain a mandatory conversion mechanism whereby any principal and accrued interest on the Debentures converts into shares of the Company’s Common Stock on the date in which the Company’s Common Stock is listed for trading on a senior national exchange. The mandatory conversion mechanism shall take effect only if (i) the shares of Common Stock underlying the Debentures are registered on an effective registration statement, (ii) the average closing bid price of the Common Stock over the preceding five trading days is above $4.80 per share and (iii) the average trading volume of Common Stock over the preceding five trading days is at least $200,000. The mandatory conversion mechanism contains a conversion price of $1.98 per share, subject to adjustment as provided therein. The Debentures contain customary events of default (each an “Event of Default”). If an Event of Default occurs, interest under the Debentures will accrue at a rate of eighteen percent (18%) per annum and the outstanding principal amount of the Debentures, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Debentures will become, at the Debenture holder’s election, immediately due and payable in cash.

Pursuant to the Purchase Agreements, each investor received a Warrant in an amount equal to 100% of the shares of Common Stock initially issuable to each Investor pursuant to such Investor’s Debenture. The Warrants have an exercise price of $1.98 per share, subject to adjustment as provided therein. In connection with the closing of the Offering, Warrants were issued to purchase an aggregate of 1,944,695 shares of Common Stock.

Kingswood Capital Markets, division of Benchmark Investments, Inc. (the “Placement Agent”) acted as placement agent for the Offering. The Placement Agent received cash compensation of $280,000 (8% of the gross proceeds to the Company). Kingswood is acting as the representative of the underwriters for the offering being registered on the registration statement of which this prospectus forms a part.

In connection with the Offering, the Company’s subsidiary, Moltopay Financial Ltd. (the “Subsidiary”), signed a Subsidiary Guarantee to guarantee the Company’s payment of the Debentures (the “Subsidiary Guarantee”). The Company and the Subsidiary also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company and the Subsidiary each granted a security interest in and to all of their respective assets, as security for the obligations owing to the investors under the Debentures and the other transaction documents executed in connection therewith.

As of February 16, 2021, the Company has issued 989,619 shares of Common Stock following the conversion of Debentures in the principal amount of $1,959,500. In addition, the Company has issued 14,097 shares in connection with the conversion of interest owed pursuant to the Debentures.

December 2020 Sale of Shares of Common Stock

On December 18, 2020, we closed a private placement offering whereby pursuant to the Securities Purchase Agreements entered into by the Company with two investors, the Company issued 333,333 shares at a price per share of $4.80 for total proceeds of $1,600,000 and PrivCo, an entity that owns 62.91% of our shares and is controlled by our sole officers and directors, sold 300,000 GreenBox shares at a price per share of $4.20 to one of the two investors who bought shares directly from the Company. One of the two investors who bought shares directly from the Company invested in the October 2020 Offering.

ChargeSavvy Non-Binding MOU

On January 25, 2021, the Company issued a press release announcing it had entered into a non-binding Memorandum of Understanding to acquire ChargeSavvy LLC, a financial technology company specializing in payment processing and POS systems, for total consideration of $31.2 million in restricted shares of the Company’s common stock. The transaction assumes a per share price of $12.00. The all-stock transaction is subject to the negotiation and signing of definitive transaction documents, the completion of an audit of ChargeSavvy’s financial statements, and customary closing conditions. Kenneth Haller, the Company’s Senior Vice President of Payment Systems and the owner, following this offering, of 7.79% of the Company’s shares of Common Stock, owns 68.8% of ChargeSavvy.

Seasonality

None.

Intellectual Property

We rely on a combination of patent, trade secret, including federal, state and common law rights in the United States and other countries, nondisclosure agreements, and other measures to protect our intellectual property. We require our employees, consultants, and advisors to execute confidentiality agreements and to agree to disclose and assign to us all inventions conceived under their respective employment, consultant, or advisor agreement, using our property, or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Our business is affected by our ability to protect against misappropriation and infringement of our intellectual property, including our patents, domain names, and other proprietary rights.

Patents

We have one pending U.S. patent application, USSN 16/212,627, which was filed on December 6, 2018, and which claims priority to five provisional applications filed between December 6 and December 11, 2017.

Employees and Human Capital

The Company currently has 18 full-time employees. None of our employees are subject to collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plan is to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Competition

Although we believe there is currently no other company in the payment facilitator industry using, as we are, blockchain infrastructure, notable companies in the payment facilitator industry include PayPal, Stripe, and Square.

Research and Development

In the nine months ended September 30, 2020, the Company spent $798,157 on research and development in connection with improvements and updates to its technology and releases of new models of its technology. The Company’s current research and development efforts are focused on developing its new crypto payout platform, foreign exchange platform, and SaaS platform.

Properties

We do not own any real estate or other physical properties material to our operations. We operate from leased space. Our executive offices are located within the Rio Vista Tower, at 8880 Rio San Diego Drive, Suite 102, San Diego, CA 92108, and our telephone number is (619) 631-8261.

In October 2018, we executed a lease agreement with Hyundai Rio Vista, Inc. within the Rio Vista Tower, which we moved into on or about December 1, 2018. Our lease agreement with Hyundai Rio Vista is through January 15, 2022, with monthly rent starting at $10,648 and increasing to $11,636 over the period of the lease.

Monthly lease rates during 2020 are shown in the table below:

	Start Date	End Date	Monthly Rent

Historical Decatur Road	October 31, 2019	October 31, 2022	$696

Rio Vista	January 15, 2019	January 15, 2022	$10,729

Legal Proceedings

From time to time, we may be subject to various legal proceedings and claims that are routine and incidental to our business. While the Company is not currently subject to any material litigation proceedings, on November 25, 2019, four companies (the “Plaintiffs”) filed a complaint against PrivCo, the Company, Global Payout, Inc., MTrac Tech Corporation and Cultivate Technologies, LLC (collectively the “Defendants”) in the Superior Court of the State of California. The Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally. The parties discussed arbitration and the Plaintiffs later dismissed the case with prejudice. The Plaintiffs refiled on February 28, 2020.   The parties attended mediation on November 12, 2020, came to an agreement, and subsequently executed a Settlement Agreement and Release on or around November 23, 2020, whereby GreenBox is to pay $3.8 million to the Plaintiffs by March 15, 2021. On December 14, 2020, the Plaintiffs filed a Request for Dismissal with prejudice. The court has now dismissed the case.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors and executive officers. We intend to appoint three independent directors upon the consummation of this offering.

Name	Age	Position(s)
Executive Officers
Ben Errez	59	Chairman of the Board of Directors and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)
Fredi Nisan	38	Director and Chief Executive Officer

Directors
Genevieve Baer	43	Director
William J. Caragol	53	Director
Ezra Laniado	37	Director

Executive Officers

Ben Errez has acted as Chairman of our Board, Executive Vice President, Principal Financial Officer and Principal Accounting Officer since July 2017. He has brought this expertise to the Company to lead the Company into the forefront of the blockchain-based financial software, services and hardware market. Since 2017, Errez has been a principal of the GreenBox Business. From August 2004 until August 2015, Errez formed the start-up IHC Capital, where he held the position of Principal Consultant from founding to the present date, through which he advises clients in the South Pacific region with market capitalizations ranging from $50M to $150M on matters such as commerce, security, reliability and privacy. From January 1991 to August 2004, he served as Software Development Lead for the Microsoft International Product Group. He led the International Microsoft Office Components team (Word, Excel, PowerPoint) in design, engineering, development and successful deployment. He also served as Executive Representative of Microsoft Office and was a founding member of the Microsoft Trustworthy Computing Forum, both within the company, and internationally. Errez co-authored the first Microsoft Trustworthy Computing Paper on Reliability. At Microsoft, Mr. Errez was responsible for the development of the first Microsoft software translation Software Development Kit (“SDK”) in Hebrew, Arabic, Thai and Simplified Chinese, as well as the development of the first bidirectional extensions to Rich Text Format (“RTF”) file format, all bidirectional extensions in text converters for Microsoft Office, and contributed to the development of the international extensions to the Unicode standard to include bidirectional requirements under the World Wide Web Consortium (“W3C”). He received his Bachelor Degree in Mathematics and Computer Science from the Hebrew University.

Fredi Nisan has served as a Director and our Chief Executive Office since July 2017, and has been a principal of the Company since August 2017. In May 2016, Nisan founded Firmness, LLC. Through Firmness, Nisan created “QuickCitizen,” a software program that simpliﬁes the onboarding process for new clients of law ﬁrms specializing in immigration issues. The QuickCitizen software significantly reduced law firm’s onboarding processing time from more than three hours to approximately fifteen minutes. In January 2010, Nisan launched Brava POS, where he served as President until 2015. Brava POS provided point of sale (“POS”) systems for specialty retail companies. Nisan developed software to provide clients with solutions for issues ranging from inventory management to payroll to processing high volume transactions in the form of a cloud-based POS system. This system had the capability to manage multiple stores with centralized inventory and process sales without an internet connection, and oﬀered a secure login for each employee, as well as including advanced inventory management and reporting, plus powerful functionality for its end users.

From January 2007 until November 2017, Nisan worked for One Coach, in San Diego, CA, as a business coach. One Coach specializes in customized growth solutions for small business owners, including the latest strategies for sales, internet marketing, branding and ROI. Nisan was consistently ranked as the top salesperson for small business coaching while working with One Coach.

From March 2005 until December 2006, Nisan opened and operated a computer hardware store before becoming the Inventory Operations Manager for Zicon Israel, a hardware and software producer. At Zicon, he supervised inventory operations, worked on quality controls for motherboards and chips, and educated customers on software and hardware product functionality.

Director Nominees

Genevieve Baer has served as a Director since February 12, 2021 and has been chief executive officer of JKH Consulting since 2009. JKH Consulting is a real estate finance consulting firm that has advised on transactions with a collective value of over $10 billion. Prior to her work with JKH Consulting, Ms. Baer worked at Magnet Industrial Bank for 6 years at the end of which tenure she was a Senior Vice President. Ms. Baer also worked at US Bancorp Piper Jaffray for 9 years as a Vice President working on equity and debt real estate financings. Ms. Baer earned a B.S. in chemistry from the University of Utah.

William J. Caragol has served as a Director since February 12, 2021 and has, since April 2020, been Executive Vice President and Chief Financial Officer of Hawaiian Springs LLC, a natural artesian bottled water company. From 2018 to the present, Mr. Caragol has also been Managing Director of Quidem LLC, a corporate advisory firm. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a medical diagnostic equipment company. From 2012 to 2018, Mr. Caragol was Chairman and CEO of PositiveID, a holding company that was publicly traded that had a portfolio of products in the fields of bio detection systems, molecular diagnostics, and diabetes management products. Mr. Caragol earned a B.S. in business administration and accounting from Washington & Lee University.

Ezra Laniado has served as a Director since February 12, 2021 and has, since 2018, been Executive Director of the San Diego chapter of Friends of Israel Defence Forces and, since 2017, been Regional Director of the San Diego chapter of the Israeli-American Council, two American charitable organizations providing support and funds for Israel and the Israeli community in America. In such capacity, Mr. Laniado has raised over $5 million in donations and managed over 30 volunteers. From 2014 to 2017, Mr. Laniado was Co-Founder and Business Director of Shonglulu Group, a fashion brand. As Business Director, Mr. Laniado raised capital, coordinated the company’s marketing strategy, and implemented its business plan. Prior to 2014, Mr. Laniado was an attorney in Israel for 4 years. Mr. Laniado received a B.A. and an L.L.B. from the Interdisciplinary Center Herzliya.

Family Relationships

The Company employs two of our CEO’s brothers, Dan and Liron Nusonivich, who are paid approximately $96,000 and $92,000 per year, respectively. There are no family relationships between any of other directors or executive officers and any other employees or directors or executive officers. The Company made charitable donations to a 501(c)(3) no-profit organizations in which Nate Errez, the son of Ben Errez, is a member, and may be seen as the primary beneficiary of the donations.

Corporate Governance Overview

Director Independence

The Board has reviewed the independence of our directors based on the listing standards of Nasdaq. Based on this review, the Board has determined that each of Ms. Baer and Messrs. Caragol and Laniado are independent within the meaning of the Nasdaq rules. In making this determination, our Board considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our Board deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

The Board has established the following three standing committees: audit committee; compensation committee; and nominating and governance committee, or nominating committee. Each of our independent directors, Ms. Baer and Messrs. Caragol and Laniado, serves on each committee. Our Board has adopted written charters for each of these committees. Copies of the charters are available on our website. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee is responsible for, among other matters:

•     appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•     discussing with our independent registered public accounting firm the independence of its members from its management;

•        reviewing with our independent registered public accounting firm the scope and results of their audit;

•     approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•       overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•      reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•         coordinating the oversight by our Board of our code of business conduct and our disclosure controls and procedures

•        establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

•         reviewing and approving related-person transactions.

Mr. Caragol serves as chairman of our audit committee. The Board has reviewed the independence of our directors based on the listing standards of Nasdaq. Based on this review, the Board has determined that that each of Ms. Baer and Messrs. Caragol and Laniado meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and NASDAQ rules. The Board has determine that Mr. Caragol qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters:

•          reviewing key employee compensation goals, policies, plans and programs;

•          reviewing and approving the compensation of our directors and executive officers;

•       reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

•          appointing and overseeing any compensation consultants or advisors.

William J. Caragol serves as chairman of our compensation committee.

Nominating Committee

The purpose of the nominating committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness. William J. Caragol serves as chairman of our nominating committee.

Board Leadership Structure

Currently, Mr. Nisan is our principal executive officer and Mr. Errez is chairman of the board.

Risk Oversight

Our Board will oversee a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors will be responsible for overseeing the management of risks associated with the independence of our Board.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (Principal Executive Officer) and our two most highly compensated executive officers other than the Principal Executive Officer during fiscal years 2020 and 2019 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)	All Other Compensation ($)		Total ($)
Ben Errez	2020	200,100	—	—	—	26,176	(1)	226,276
Chairman/EVP	2019	200,000	—	—	—	—		200,000

Fredi Nisan	2020	200,100	—	—	—	13,572	(2)	213,672
CEO/Director	2019	200,000	—	—	—	—		200,000

Kenneth Haller	2020	202,492	—	—	—	—		202,492
SVP of Payment Systems	2019	150,669	—	—	—	—		150,669

(1)	The Company contributed $6,000 to Mr. Errez’s 401(k) and the Company paid $20,176 in medical insurance premiums on behalf of Mr. Errez and his dependents.
(2)	The Company paid $13,572 in medical insurance premiums on behalf of Mr. Nisan and his dependents.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by the Named Executive Officers as of December 31, 2020:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable (#)	Number of Securities Underlying Unexercised Options, Not Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ben Errez	83,333		0.39	6/24/2025
	83,333		6.06	12/2/2025

Fredi Nisan	83,333		0.39	6/24/2025
	83,333		6.06	12/2/2025

Kenneth Haller	83,333		0.39	6/24/2025
	83,333		6.06	12/2/2025

(1)	All option awards reflect stock options granted under the Company’s 2020 Incentive and Non-statutory Stock Option Plan that vested immediately upon issuance.

Employment/Consulting Contracts, Termination of Employment, Change-in-Control Arrangements

The Company has not entered into employment agreements or other compensation agreements with its executive officers. All employee contracts are “at will.” There are no potential payments payable to the Named Executive Officers upon a termination of employment in connection with a change in control.

Director Compensation

Our two current directors are executive officers and majority shareholders through their shared majority ownership of PrivCo, which held approximately 66% of our issued and outstanding shares as of December 31, 2020. During 2020, we did not separately compensate our directors for their service on the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction for the prior two year period and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeded or exceeds $120,000; and

•        any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Our Board will adopt a written related-party transactions policy prior to the completion of this offering.

Dan Nusinovich Hiring

We hired Dan Nusinovich on or about February 19, 2018 as our Development and Testing Manager. Dan is the brother of Fredi Nisan, our CEO and Director. Subsequently, we entered into a Referral Commission Agreement with Dan in November 2018, which expired November 2019, under which Dan is to receive 10% for new business resulting from his direct introductions. To date, no new business has been generated by Dan, thus Dan has not been paid under the Referral Agreement. On or about June 18, 2019, the Company issued 26,667 restricted shares to Dan, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $16,000 at closing, on the day of issuance. We pay Dan approximately $96,000 per year.

Liron Nusinovich Hiring

We hired Liron Nusinovich on or about July 16, 2018 as our Risk Analyst. Liron is the brother of Fredi Nisan, our CEO and Director. On or about June 18, 2019, the Company issued 18,333 restricted shares to Liron, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $11,000 at closing, on the day of issuance. We pay Liron approximately $92,000 per year.

Pop N Pay, LLC

In addition to his employment with the Company, Dan Nusinovich owns 100% of Pop N Pay, LLC (“PNP”), a Delaware limited liability company, that he formed in August 20, 2018.

During the late summer of 2018, when both market opportunity and demand necessitated opening additional bank accounts to support our payment processing products and services, we turned to PNP to open new accounts, as a trustee, on our behalf. For his assistance, Dan, through his ownership of PNP, received approximately $3,000 (in addition to Dan’s salary) in early 2019, for services rendered in the fourth quarter of 2018.

Inadvertent Share Transfers

On or about December 27, 2018 and January 4, 2019, 180,833 shares, worth approximately $325,500 as of the close of trading on the days of issuance, were inadvertently transferred from PrivCo instead of being issued by the Company. Subsequently, on or about August 14, 2019, the Company issued 180,833 shares to PrivCo, as repayment of the shares that had been previously inadvertently transferred.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficially owned holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. Applicable percentage ownership before the offering is based on the 33,459,006 shares of Common Stock outstanding as of February 16, 2021. Applicable percentage ownership after the offering is based on the sale of 4,150,000 shares of Common Stock and no exercise of the underwriter’s over-allotment option to purchase 622,500 shares of Common Stock. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at 8880 Rio San Diego Drive, Suite 102, San Diego, California.

Name and Address of Owner	Shares of Common Stock Owned Beneficially		Percent of Class Before the Offering	Percent of Class After the Offering

5% Holders
GreenBox POS LLC (1)	20,489,207		61.24%	54.48%

Officers and Directors
Ben Errez (2)	10,411,270	(3)	30.96%	27.56%
Fredi Nisan (4)	10,411,270	(3)	30.96%	27.56%
Kenneth Haller (5)	2,941,826	(3)	8.75%	7.79%
Vanessa Luna (6)	83,333		*	*
Genevieve Baer (7)	0		0%	0%
William J. Caragol (7)	0		0%	0%
Ezra Laniado (7)	127,566		*	*
Total of Officers and Directors (7 Persons)	24,066,932		70.87%	63.15%

* Less than 1%

(1) GreenBox POS LLC (“PrivCo”) holds 20,489,207 shares of the Company’s issued and outstanding stock. PrivCo is managed by its two managing members, Ben Errez and Fredi Nisan, both of whom serve as our sole officers and directors. Messrs. Errez and Nisan each own 50% of PrivCo.

(2) Ben Errez is Chairman of the Board of Directors and Executive Vice President of the Company. Mr. Errez owns 50% of PrivCo and therefore owns 10,244,604 shares held by PrivCo. As one of two managing members of PrivCo, Mr. Errez has influence over PrivCo’s entire holding of 20,489,207 shares.

(3) Includes 166,667 fully vested options.

(4) Fredi Nisan is a Director and is the Company’s Chief Executive Officer. Mr. Nisan owns 50% of PrivCo and therefore owns 10,244,604 shares held by PrivCo. As one of two managing members of PrivCo, Mr. Nisan has influence over PrivCo’s entire holding of 20,489,207 shares. Additionally, relatives of Mr. Nisan, who may be influenced by Mr. Nisan, hold 45,000 shares of the Company’s issued and outstanding stock.

(5) Kenneth Haller is the Company’s Senior Vice President of Payment Systems.

(6) Vanessa Luna is the Company’s Chief Operating Officer.

(7) Director.

DESCRIPTION OF SECURITIES

General

The following description of our Common Stock and provisions of our amended and restated articles of incorporation and bylaws are summaries and are qualified by reference to such amended and restated articles of incorporation and bylaws that will be in effect upon the closing of this offering. By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our amended and restated articles of incorporation and bylaws.

Authorized Stock

Our articles of incorporation authorize us to issue up to 82,500,000 shares of Common Stock, par value $0.001 per share, and up to 5,000,000 shares of Preferred Stock, par value $0.01 per share (the number of authorized shares of Preferred Stock was unchanged following the effectuation of the Stock Split). As of February 16, 2021 we had 33,459,006 shares of Common Stock outstanding and zero (0) shares of Preferred Stock outstanding. The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Liquidation or Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Preferred Stock

Our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

Options

We currently have outstanding options to purchase 568,296 shares of our Common Stock at weighted average exercise price of $2.46.

Warrants

We currently have outstanding warrants to purchase 1,944,695 shares of our Common Stock at a weighted average exercise price of $1.98.

Listing

Our Common Stock has been approved for listing on Nasdaq under the symbol “GBOX”, and will begin trading there on February 17, 2021.

Holders

As of February 16, 2021, there were 33,459,006 shares of Common Stock outstanding, which were held by approximately 170 record stockholders.

Limitation of Liability and Indemnification of Directors and Officers

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director.  Our bylaws provide shall advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

The holders of our Common Stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board. Our articles of incorporation allow our Board to issue additional shares of our Common Stock and new series of preferred stock without further approval of our stockholders. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, shares of our common stock were quoted on the OTC Capital Markets under the symbol “GRBX.” Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering we  will have 37,609,006 outstanding shares of our Common Stock, calculated as of February 16, 2021, assuming no exercise of outstanding options or warrants, and no sale of shares reserved for the underwriter for over-allotment allocation, if any.

Sale of Restricted Securities

The shares of our Common Stock sold pursuant to this offering will be registered under the Securities Act or 1933, as amended, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our Common Stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e. securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

The Company, each of our directors and executive officers, and our 5% and greater stockholders, have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in the case of the Company for a period of 180 days after the date of this prospectus, and in the case of our directors and executive officers and our 5% and greater stockholders for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriter. See “Underwriting—Lock-up Agreements.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●

partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●

persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction or other similar transaction.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate trust whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Market for Our Common Stock - Dividend Policy,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions in cash or other property on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exemptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. . A U.S. holder’s adjusted tax basis in its Common Stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
●	a foreign corporation;
●	an estate or trust that is not a U.S. holder; or
●	any other Person that is not a U.S. holder

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles)  generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●

the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●

shares of our Common Stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our Common Stock (provided that an exception does not apply), and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8.Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We are offering our shares of Common Stock described in this prospectus through the underwriters named below. Kingswood Capital Markets, division of Benchmark Investments, Inc. (“Kingswood”) is acting as the sole representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of Common Stock listed next to its name in the following table.

Underwriter	Total Number of Shares

Kingswood Capital Markets, division of Benchmark Investments, Inc.	4,100,000
R.F. Lafferty & Co.	50,000
TOTAL	4,150,000

The underwriting agreement provides that the underwriters must buy all of the shares of Common Stock if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares as described below. Our shares of Common Stock are offered subject to a number of conditions, including:

•        receipt and acceptance of our shares of Common Stock by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

We have been advised by Kingswood that the underwriters intend to make a market in our shares of Common Stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to an aggregate of 622,500 additional shares of Common Stock. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of Common Stock approximately in proportion to the amounts specified in the table above.

Underwriting Discount

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.3675 per share from the public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the public offering price, Kingswood may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of Common Stock to the underwriters at the offering price of $9.7125 per share, which represents the public offering price of our shares set forth on the cover page of this prospectus less a 7.5% underwriting discount.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 622,500  additional shares.

	No Exercise	Full Exercise
Per share	$0.7875	$0.7875
Total	$3,268,125.00	$3,758,343.75

We have agreed to pay Kingswood’s out-of-pocket accountable expenses, including Kingswood’s legal fees, up to a maximum amount of $100,000, irrespective of whether the offering is consummated. We have paid $25,000 to Kingswood as an advance to be applied towards reasonable out-of-pocket expenses (which we refer to as the Advance). Any portion of the Advance shall be returned back to us to the extent not actually incurred.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $200,000. We have also agreed to reimburse the underwriters for certain expenses incurred by them.

Right of First Refusal

We have also granted Kingswood an irrevocable right of first refusal for a period of twelve (12) months after the effective date of this offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at Kingswood’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to Kingswood for such transactions.

Lock-up Agreements

The Company, each of our directors and executive officers, and our 5% and greater stockholders, have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in the case of the Company for a period of 180 days after the date of this prospectus, and in the case of our directors and executive officers and our 5% and greater stockholders for a period of 180 days after the date of this prospectus, without the prior written consent of Kingswood.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Stock Exchange

Our Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “GBOX” and will begin trading there on February 17, 2021.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of Common Stock during and after this offering, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of Common Stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of Common Stock, which involve the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in this offering and purchasing shares of Common Stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Common Stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Kingswood has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result of these activities, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

The principal factors considered in determining the public offering price include:

•        the information set forth in this prospectus and otherwise available to Kingswood;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of Common Stock or that the shares of Common Stock will trade in the public market at or above the public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Hong Kong

Shares of our Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors ("QII")

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our Class A common stock under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by Lucosky Brookman LLP, Woodbridge, NJ. Nelson Mullins Riley & Scarborough LLP, Washington, DC, is acting as counsel to the underwriters in connection with certain legal matters relating to this offering.

EXPERTS

The financial statements of GreenBox POS as of December 31, 2019 and 2018 appearing in this prospectus and Registration Statement, have been audited by BF Borgers CPA PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to GreenBox POS and the Common Stock offered by this prospectus, we refer you to the Registration Statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.greenboxpos.com.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available on the website of the SEC referred to above. The information contained in, or that can be accessed through, our website is not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

GREENBOX POS

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2020	2019

ASSETS

Current Assets:
Cash and cash equivalents	$-	$-
Restricted cash	124,834	763,110
Accounts receivable, net of allowance for bad debt of $0 and $0, respectively	10,000	70,257
Accounts receivables from fines and penalties from merchants, net of allowance for bad debt of $6,665,031	2,789,230	2,776,687
Cash due from gateways, net	5,680,356	8,426,844
Prepaid and other current assets	59,766	24,888
Total current assets	8,664,186	12,061,786

Non-current Assets:
Property and equipment, net	62,555	66,491
Other assets	87,174	17,174
Operating lease right-of-use assets, net	146,984	229,639
Total non-current assets	296,713	313,304

Total assets	$8,960,899	$12,375,090

Current Liabilities:
Accounts payable	$725,558	$504,505
Other current liabilities	47,207	15,100
Accrued interest	87,560	368,071
Payment processing liabilities, net	12,624,082	14,021,892
Short-term notes payable, net of debt discount of $39,000 and $32,418, respectively	731,232	741,253
Convertible debt, net of debt discount of $133,500 and $0, respectively	44,500	807,500
Derivative liability	284,210	1,050,063
Current portion of operating lease liabilities	30,314	113,935
Total current liabilities	14,574,663	17,622,319
Operating lease liabilities, less current portion	120,110	120,110

Total liabilities	14,694,773	17,742,429

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.001, 495,000,000 shares authorized, shares issued and outstanding of 181,6550,138 and 169,862,933, respectively	181,650	169,863
Common stock - issuable	-	695
Additional paid-in capital	1,590,993	1,179,272
Accumulated deficit	(7,506,517)	(6,717,169)
Total stockholders' equity	(5,733,874)	(5,367,339)

Total liabilities and stockholder's equity	$8,960,899	$12,375,090

The accompanying notes are an integral part of these condensed unaudited financial statements.

GREENBOX POS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$3,056,271	$14,793,117	$5,536,335	$19,070,861

Cost of revenue	1,845,295	6,834,198	3,504,283	10,602,555

Gross profit	1,210,976	7,958,919	2,032,052	8,468,306

Operating expenses:
Advertising and marketing	59,099	10,319	86,368	35,928
Research and development	243,923	381,112	798,157	1,085,298
Cash due from gateway reserve expense	-	5,665,031	-	5,665,031
General and administrative	366,734	176,120	613,156	375,373
Payroll and payroll taxes	436,216	420,074	1,279,174	967,121
Professional fees	344,641	281,659	852,234	588,677
Depreciation and amortization	5,764	4,897	16,856	11,352
Total operating expenses	1,456,377	6,939,212	3,645,945	8,728,780

Loss from operations	(245,401)	1,019,707	(1,613,893)	(260,474)

Other income (expense):
Interest expense	(48,931)	3,837	(372,553)	(171,193)
Interest expense - debt discount	(83,500)	-	(121,918)	(188,273)
Derivative expense	(925,576)	-	(925,576)	(634,689)
Changes in fair value of derivative liability	819,366	236,184	(383,769)	(129,186)
Gain from extinguishment of convertible debt	-	-	2,630,795	-
Other income or expense	(5,768)	-	(2,434)	-
Total other expense, net	(244,409)	240,021	824,545	(1,123,341)

Loss before provision for income taxes	(489,810)	1,259,728	(789,348)	(1,383,815)

Income tax provision	-	-	-	-

Net loss	$(489,810)	$1,259,728	$(789,348)	$(1,383,815)

Earnings (loss) per share:
Basic and diluted	$(0.00)	$0.01	$(0.00)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	176,930,358	168,492,966	176,930,358	167,136,344

The accompanying notes are an integral part of these condensed unaudited financial statements.

GREENBOX POS

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock				Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	To be Issued	Amount	Capital	Deficit	(Deficit)

Balance at June 30, 2020	181,150,138	$181,150	-	$-	$1,396,360	$(7,016,707)	$(5,439,197)

Common stock issued for stock options exercised	500,000	500	-	-	32,000	-	32,500

Stock compensation expense	-	-	-	-	162,633	-	162,633

Common stock repurchased from Common Stock issued	(6,000,000)	(6,000)	-	-	(804,000)	-	(810,000)

Common stock issued upon conversion of note payable	6,000,000	6,000	-	-	804,000	-	810,000

Net loss	-	-	-	-	-	(489,810)	(489,810)

Balance at September 30, 2020	181,650,138	$181,650	-	$-	$1,590,993	$(7,506,517)	$(5,733,874)

	Common Stock				Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	To be Issued	Amount	Capital	Deficit	(Deficit)

Balance at June 30, 2019	167,250,363	$167,250	3,307,692	$3,308	$1,179,272	$(4,676,138)	(3,326,308)

Shares issued from conversion of convertible debt	2,307,692	2,308	(2,307,692)	(2,308)	-	-	-

Net loss	-	-	-	-	-	1,259,728	1,259,728

Balance at September 30, 2019	169,558,055	$169,558	1,000,000	$1,000	$1,179,272	$(3,416,410)	$(2,066,580)

GREENBOX POS

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock				Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	To be Issued	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2019	169,862,933	$169,863	695,122	$695.00	$1,179,272	$(6,717,169)	$(5,367,339)

Shares issuable adjustment	-	-	(695,122)	$(695)	695	-	-

Common stocks issued from conversion of convertible debt	11,128,205	11,128	-	-	204,422	-	215,550

Common stocks issued for professional fees	59,000	59	-	-	4,071	-	4,130

Common stocks - issued donation	100,000	100	-	-	7,900	-	8,000

Stock compensation expense	-	-	-	-	162,633	-	162,633

Common stock issued for stock options exercised	500,000	500	-	-	32,000	-	32,500

Common stock repurchased from Common Stock issued	(6,000,000)	(6,000)	-	-	(804,000)	-	(810,000)

Common stock issued upon conversion of note payable	6,000,000	6,000	-	-	804,000	-	810,000

Net loss	-	-	-	-	-	(789,348)	(789,348)

Balance at September 30, 2020	181,650,138	$181,650	$-	$-	$1,590,993	$(7,506,517)	$(5,733,874)

	Common Stock				Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	To be Issued	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2018	166,390,363	$166,390	1,000,000	$1,000	$945,940	$(2,032,595)	(919,265)

Common stock issuable under convertible debt	-	-	25,000	4,500	-	-	4,500

Warrants issuable under convertible debt	-	-	125,000	-	55,311	-	55,311

Common stock and warrants issuable forfeited	-	-	(150,000)	(4,500)	(55,311)	-	(59,811)

Share issued to employees and vendor	860,000	860	-	-	85,640	-	86,500

Shares issuable from conversion of convertible debt	-	-	2,307,692	2,308	147,692	-	150,000

Shares issued from conversion of convertible debt	2,307,692	2,308	(2,307,692)	(2,308)	-	-	-

Net loss	-	-	-	-	-	(1,383,815)	(1,383,815)

Balance at September 30, 2019	169,558,055	$169,558	1,000,000	$1,000	$1,179,272	$(3,416,410)	$(2,066,580)

The accompanying notes are an integral part of these condensed unaudited financial statements.

GREENBOX POS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2020	2019

Cash flows from operating activities:
Net loss	$(789,348)	$(1,383,815)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	16,856	11,352
Noncash lease expense	(966)	4,292
Stock compensation expense	162,633	85,640
Common stocks issued for professional fees	4,130	-
Common stocks - issued donation	8,000	-
Proceeds from exercise of stock options	32,500	-
Interest expense - debt discount	121,918	188,273
Derivative expense	925,576	634,766
Gain (loss) on extinguishment of debt	(2,630,795)	-
Changes in fair value of derivative liability	383,769	129,186
Changes in assets and liabilities:
Other receivable, net	47,714	(3,810,776)
Prepaid and other current assets	(34,878)	(4,919)
Cash due from gateways, net	3,124,085	(12,562,634)
Other assets	(70,000)	-
Accounts payable	220,465	79,768
Other current liabilities	32,107	(6,609)
Accrued interest	(286,461)	20,243
Payment processing liabilities, net	(1,397,810)	16,678,995
Net cash provided by (used in) operating activities	(130,505)	64,622

Cash flows from investing activities:
Purchases of property and equipment	(12,332)	(5,984)
Net cash used in investing activities	(12,332)	(5,984)

Cash flows from financing activities:
Borrowings from convertible debt	178,000	482,500
Repayments on convertible debt	(670,000)	(496,500)
Borrowings from notes payable	1,954,480	-
Principal payments on notes payable	(1,147,919)	-
Repayment on long-term debt	-	(75,000)
Repurchase of Common Stocks outstanding	(810,000)	-
Net cash used in financing activities	(495,439)	(89,000)

Net increase in cash, cash equivalents, and restricted cash	(638,276)	(30,362)

Cash, cash equivalents, and restricted cash – beginning of period	763,110	284,978

Cash, cash equivalents, and restricted cash – end of period	$124,834	$254,616

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$575,014	$110,873
Income taxes	$800	$800

Non-cash financing activities:
Convertible debt conversion to Common Stock	$137,500	$(150,000)
Interest accrual from convertible debt converted to Common Stock	$78,050	$-
Short-term notes payable converted to Common Stock	$810,000	$-

The accompanying notes are an integral part of these condensed unaudited financial statements.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization

GreenBox POS (the “Company” or “PubCo”) is a tech company formed with the intent of developing, marketing and selling innovative blockchain-based payment solutions, which the Company believes will cause favorable disruption in the payment solutions marketplace. The Company’s core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. The Company’s proprietary, blockchain-based systems are designed to facilitate, record and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

The Company was formerly known as GreenBox POS, Inc (“ASAP”), which was incorporated April 10, 2007 under the laws of the State of Nevada. On January 4, 2020, PubCo and GreenBox POS LLC, a Washington limited liability company (“PrivCo”), entered into an Asset Purchase Agreement (the “Agreement”), to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo, which was formed on August 10, 2017 (the seller). On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (collectively, the “GreenBox Acquisition”).

For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

Name Change

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. Unless the context otherwise requires, all references to “the Company,” “we,” “our”, “us” and “PubCo” refer to GreenBox POS. Unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a limited liability company, formed in the state of Washington.

Unaudited Interim Financial Information

These unaudited interim financial statements have been prepared in accordance with GAAP for interim financial reporting and the rules and regulations of the Securities and Exchange Commission that permit reduced disclosure for interim periods. Therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been made. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2020.

The balance sheets and certain comparative information as of December 31, 2019 are derived from the audited financial statements and related notes for the year ended December 31, 2019 (“2019 Annual Financial Statements”), included in the Company’s 2019 Annual Report on Form 10-K. These unaudited interim financial statements should be read in conjunction with the 2019 Annual Financial Statements.

Basis of Presentation and Consolidation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The financial statements include the combined accounts of PubCo and PrivCo. All amounts are presented in U.S. Dollars unless otherwise stated. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”).

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (continued)

Going Concern

As of September 30, 2020, the Company had cash and cash equivalents of $0, has incurred a net loss of $789,348 for the nine months ended September 30, 2020, and has accumulated a deficit of $7,506,517. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Additionally, as the GreenBox ecosystem grows, substantially larger volumes of working capital financing will be required to support our platform’s growth.

The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, we will have to develop and implement a plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Accordingly, the accompanying financial statements have been prepared in conformity with GAAP, which contemplate our continuation as a going concern, and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with the GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company’s cash, cash equivalent and Restricted cash represents the following:

●

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased. The Company has cash equivalents of $0 and $0, excluding cash held for settlement liabilities, as of September 30, 2020 and December 31, 2019, respectively.

●

Restricted Cash – The Company’s technology enables transactional blockchain ledger to instantly reflect all transactions details. The final cash settlement of each transaction is subject to the gateway policies. This final disposition takes days to weeks to complete in accordance with these policies. Each policy is an integral part of the transactional contracts between the Company, its Independent Sales Organizations (ISOs), its agents, and the merchant clients. While the ledger reflects a held balance for the merchant, in reserve or payment in arears, the Company holds funds in a trust account as cash deemed restricted. The Company’s books reflect such restricted cash as a restricted cash and trust accounts, and the sum balance due to merchants and ISOs as settlement liabilities.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$-	$-
Restricted cash	124,834	763,110

Total cash, cash equivalents, and restricted cash shown in the statements of cash flows	$124,834	$763,110

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Due from gateways and Payment Processing Liabilities

The Company’s primary source of revenues continues to be payment processing services for its merchant clients. When such merchant makes a sale, the process of receiving the payment card information, engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, and recording the transaction on a blockchain ledger are the activities for which the Company gets to collect fees.

In 2019 the Company utilized several gateways. The gateways have strict guidelines pertaining to scheduling of the release of funds to merchants based on several criteria, such as return and chargeback history, associated risk for the specific business vertical, average transaction amount and so on. In order to mitigate processing risks, these policies determine reserve requirements and payment in arear strategy. While reserve and payment in arear restrictions are in effect for a merchant payout, the Company records gateway debt against these amounts until released.

Therefore, the total gateway balances reflected in the Company’s books represent the amount owed to the Company for processing – these are funds from transactions processed and not yet distributed.

Advertising and Marketing Costs

Advertising and marketing costs are recorded as general and administrative expenses when they are incurred. Advertising and marketing expenses were $59,099 and $10,319 for the three months ended September 30, 2020 and 2019, respectively, and $86,368 and $35,928 for the nine months ended September 30, 2020 and 2019, respectively.

Research and Development Costs

Research and development costs, which are expensed as incurred, are primarily comprised of costs and expenses for salaries and benefits for research and development personnel, outsourced contract services, and supplies and materials costs. Research and development expenses were $243,923 and $381,112 for the three months ended September 30, 2020 and 2019, respectively, and $798,157 and $1,085,298 for the nine months ended September 30, 2020 and 2019, respectively.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. Management believes the Company’s revenue recognition policies conform to ASC 606.

The Company recognizes revenue when 1) it is realized or realizable and earned, 2) there is persuasive evidence of an arrangement, 3) delivery and performance has occurred, 4) there is a fixed or determinable sales price, and 5) collection is reasonably assured.

The Company generates revenue from payment processing services, licensing fees and equipment sales.

●

Payment processing revenue is based on a percentage of each transaction’s value and/or upon fixed amounts specified per each transaction or service and is recognized as such transactions or services are performed.

●	Licensing revenue is paid in advance and is recorded as unearned income, which is amortized monthly over the period of the licensing agreement.
●	Equipment revenue is generated from the sale of POS products, which is recognized when goods are shipped.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivables from Fines and Fees from Merchants

The fines and penalties charged to the Company’s merchants is a normal course of business and historically, the Company has had more than 90% collections success rate.   These fees and penalties represent certain chargebacks which are at fault by the Company’s merchants and are imposed as the merchant agreement between the Company and the merchant.  The Company has legal rights under the merchant agreement to claim the chargeback.  These chargebacks, fees, and fines are earned and delivered because the Company has been “chargebacked” by the gateways and the Company has legal rights under the agreement to claim this against the merchants.

At the end of Q3 2019, GreenBox received constructive notice of potential violations of its Terms of Service by a merchant, The Good People Farms (“TGPF”).   An ongoing audit and investigation of this account resulted in the discovery of a number of violations GreenBox believes TGPF is responsible for, including but not limited to violations of VISA, Mastercard, and American Express’s rules.

This investigation is ongoing, but initial results indicate that excessively high chargeback percentages are connected with fraudulent activity and / or transaction laundering. These issues lead to the implementation of aggressive bank reserves, stunting GreenBox’s ability to conduct business and contributed to undetermined consequential damages. GreenBox promptly terminated the merchant account and placed all processed funds on reserve.

Although the investigation is ongoing, GreenBox estimates that the total amount of fees, fines, and chargebacks are currently $9,441,718.  The Company has provided for an allowance for bad debt of $6,665,031 on the gross balance of $9,441,718 bringing to net balance of $2,776,687 which is included as accounts receivables from fines and penalties from merchants.  To date, GreenBox has successfully recouped $840,739.33 (collected in 2019).  The Company may assess $100,000 per fraudulent transactions but the Company used $5,000 per transaction to calculate the fees and fines.

The Company recorded net balance of $2,776,687 as other income in the statements of operations for the year ended December 31, 2019.

Accounts Receivable and Allowance for Bad Debt

The Company maintains an allowance for doubtful accounts for estimated losses from the inability of customers to make required payments. The allowance for doubtful accounts is evaluated periodically based on the aging of accounts receivable, the financial condition of customers and their payment history, historical write-off experience and other assumptions, such as current assessment of economic conditions.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments consisted of cash, accounts payable and accrued liabilities, advances to due to or from affiliated companies, notes payable to officers.  The estimated fair value of cash, accounts payable and accrued liabilities, due to or from affiliated companies, and notes payable approximates its carrying amount due to the short maturity of these instruments.

The table below describes the Company’s valuation of financial instruments using guidance from ASC 820-10:

September 30, 2020	Level 1	Level 2	Level 3

Derivative liability	$-	$-	$284,210

December 31, 2019	Level 1	Level 2	Level 3

Derivative liability	$-	$-	$1,050,063

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Long-Lived Asset Impairments

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment when events or changes in business conditions indicate that their carrying value may not be recovered, and at least annually. The Company considers assets to be impaired and writes them down to estimated fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share

A basic earnings per share is computed by dividing net income to Common Stockholders by the weighted average number of shares outstanding for the year. Dilutive earnings per share include the effect of any potentially dilutive debt or equity under the treasury stock method, if including such instruments is dilutive. The Company’s diluted earnings/loss per share is the same as the basic earnings/loss per share for the three and nine months ended September 30, 2020 and 2019, as there are no potential shares outstanding that would have a dilutive effect.

Leases

Prior to January 1, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases.

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months.

ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the IBR as of that date.

Recently Issued Accounting Updates

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. Consistent with prior GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease. However, unlike prior GAAP—which required only finance (formerly capital) leases to be recognized on the balance sheet—the new ASU requires both types of leases to be recognized on the balance sheet. The ASU took effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This standard can be applied at the beginning of the earliest period presented using the modified retrospective approach, which includes certain practical expedients that an entity may elect to apply, including an election to use certain transition relief. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which make improvements to Accounting Standards Codification (“ASC”) 842 and allow entities to not restate comparative periods in transition to ASC 842 and instead report the comparative periods under ASC 840.

The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of liabilities of $307,531 and $309,677, respectively as of March 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The standard removes, modifies, and adds certain disclosure requirements for fair value measurements. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. While the Company is currently in the process of evaluating the effects of this standard on the consolidated financial statements, the Company plans to adopt ASU No. 2018-13 in the first quarter of fiscal 2020, coinciding with the standard’s effective date, and expects the impact from this standard to be immaterial.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company’s accounting for the service element of a hosting arrangement that is a service contract is not affected by the proposed amendments and will continue to be expensed as incurred in accordance with existing guidance. This standard does not expand on existing disclosure requirements except to require a description of the nature of hosting arrangements that are service contracts. This standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. Entities can choose to adopt the new guidance prospectively or retrospectively. The Company plans to adopt the updated disclosure requirements of ASU No. 2018-15 prospectively in the first quarter of fiscal 2020, coinciding with the standard’s effective date, and expects the impact from this standard to be immaterial.

Other recently issued accounting updates are not expected to have a material impact on the Company’s Interim Financial Statements.

3.	SETTLEMENT PROCESSING

The Company’s proprietary blockchain-based technology serves as the settlement engine for all transactions within the Company’s ecosystem. The blockchain ledger provides a robust and secure platform to log immense volumes of immutable transactional records in real time. Generally speaking, blockchain is a distributed ledger that uses digitally encrypted keys to verify, secure and record details of each transaction conducted within an ecosystem. Unlike general blockchain-based systems, GreenBox uses proprietary, private ledger technology to verify every transaction conducted within the GreenBox ecosystem. The verification of transaction data comes from trusted partners, all of whom have been extensively vetted by us. GreenBox facilitates all financial elements of our closed-loop ecosystem and we act as the administrator for all related accounts. Using our TrustGateway technology, we seek authorization and settlement for each transaction from gateways to the issuing bank responsible for the credit/debit card used in the transaction. When the gateway settles the transaction, our TrustGateway technology composes a chain of blockchain instructions to our ledger manager system.

When consumers use credit/debit cards to pay for transactions with merchants who use our ecosystem, the transaction starts with the consumer purchasing tokens from us. The issuance of tokens is accomplished when we load a virtual wallet with a token, which then transfers credits to the merchant’s wallet on a dollar for dollar basis, after which the merchant releases its goods or services to the consumer. These transfers take place instantaneously and seamlessly, allowing the transaction experience to seem like any other ordinary credit/debit card transaction to the consumer and merchant. While our blockchain ledger records transaction details instantaneously, the final cash settlement of each transaction can take days to weeks, depending upon contract terms between us and the gateways we use, between us and our ISOs, and between us and/or our ISOs and merchants who use our services. In the case where we have received transaction funds, but not yet paid a merchant or an ISO, we hold funds in either a trust account or as cash deemed restricted within our operating accounts. We record the total of such funds as Cash held for Settlements – a Current Asset. Of these funds, we record the sum balance due to Merchants and ISOs as Settlement Liabilities to Merchants and Settlement Liabilities to ISOs, respectively.

The table below shows the status of transaction settlements:

	September 30, 2020	December 31, 2019
Settlement Processing Assets:
Cash held for settlements	$124,834	$763,110
Cash due from gateways	2,377,909	3,073,183
Amount due from gateways and merchants – hold and fees	6,818,892	4,831,938
Reserves (2)	3,302,447	5,353,661
Total before allowance for uncollectable	12,624,082	14,021,892
Allowance for uncollectable – hold and fees	(6,818,892)	(4,831,938)
Cash held for settlement	(124,834)	(763,110)
Total – settlement processing assets	$5,680,356	$8,426,844

Settlement Processing Liabilities:
Settlement liabilities to merchants	12,624,082	14,021,892
Totals	$12,624,082	$14,021,892

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

4.	CASH DUE FROM GATEWAYS

Cash due from gateways consisted of the following:

	September 30, 2020	December 31, 2019

Cash due from Gateways	$2,377,909	$3,073,183
Amount due from gateways and merchants – hold and fees	6,818,892	4,824,223
Reserves (2)	3,302,447	5,353,661

Total cash due from gateways	12,499,248	13,251,067
Chargeback Allowances (1)	-	-
Allowance of uncollectable – hold and fees	(6,818,892)	(4,824,223)

Total cash due from gateways, net	$5,680,356	$8,426,844

(1) During 2018, the Company absorbed all chargeback costs as a cost of services provided – essentially a sales promotion tool to onboard customers in 2018. The Chargeback Allowance shown in the table above reflects our estimate of potential chargebacks that are likely to be realized in 2019, which are connected to sales transactions that occurred in 2018. The allowance decreases the amount that GreenBox is owed from the gateways we use in our proprietary ecosystem. In 2019, the actual dollar amount of chargebacks will be reconciled with our allowance.

(2) Reserves are essentially an escrow fund that protects a gateway/card issuer from financial losses. In the Reserve, funds are held until chargeback time limits expire.

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2020	December 31, 2019

Computers	$48,289	$38,938
Furniture	40,320	37,339
Kiosks	6,472	12,750
Vehicles	4,578	4,578

Total property and equipment	99,659	93,605
Less: Accumulated depreciation	(37,104)	(27,114)

Total property and equipment, net	$62,555	$66,491

Depreciation expense was $5,764 and $4,897 for the three months ended September 30, 2020 and 2019, respectively, and $16,856 and $11,352 for the nine months ended September 30, 2020 and 2019, respectively.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

6.	PAYMENT PROCESSING LIABILITIES, NET

Payment processing liabilities consisted of the following:

	September 30, 2020	December 31, 2019

Settlement liabilities to merchants	$12,624,082	$14,021,892
Settlement liabilities to ISOs	-	-

Total processing liabilities	12,624,082	14,021,892
Refund allowances	-	-

Total payment processing liabilities	$12,624,082	$14,021,892

The Refund Allowance shown in the table above reflects our estimate of potential refunds that may be realized in 2019, which are connected to sales transactions that occurred in 2018. The allowance decreases the amount that GreenBox owes to Merchants using our proprietary ecosystem. In 2019, the actual dollar amount of refunds with be reconciled with our allowance.

7.	CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	September 30, 2020	December 31, 2019

March 11, 2019 ($500,000) – 8% one-time interest charge with outstanding principal and interest due October 6, 2019.	$-	$500,000
November 26, 2018 ($200,000) – 12% interest per annum with outstanding principal and interest due November 26, 2019.	-	200,000
March 15, 2018 ($300,00) – 12% interest per annum with outstanding principal and interest due March 15, 2019.	-	107,500
June 22, 2020 ($178,000) – 8% interest per annum with outstanding principal and interest due June 22, 2021	178,000	-

Total convertible notes payable	178,000	807,500
Debt discount	(133,500)	-

Total convertible notes payable	$44,500	$807,500

 Vista Capital Investments, LLC - $500,000 (original received $375k)

On March 11, 2019, PubCo issued a convertible promissory note for $500,000 to Vista Capital Investments, LLC (“Vista”) (the “Vista Note”), due October 6, 2019 (the “Maturity Date”). The Vista Note incurred a onetime interest charge of 8%, which was recorded at issuance, and was due upon repayment of the Vista Note. The Vista Note included an original issue discount of $125,000, netting the balance received by PubCo from Vista at $375,000. The Vista transaction included commitment fees, which took the form of an obligation by PubCo to issue Vista 25,0000 shares and a four-year warrant to purchase 125,000 shares (the “Commitment Shares”) which are only provided in the event of default. Upon the occurrence of an event of default, as defined in the Vista Note, the conversion price shall become equal to a 65% of the lowest traded price for the Company’s Common Stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 130% (the “Default Provision”). The Vista Note’s principal and interest were due to be paid October 6, 2019.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

7.	CONVERTIBLE NOTES PAYABLE (continued)

The Company and Vista amended the convertible debt agreement as follows:

●

First Amendment – On or about October 16, 2019, the parties amended the Vista Note to extend the Maturity Date to November 6, 2019, reduce the principal and interest due to $464,625 and cancel the Commitment Shares.

●

Second Amendment – On or about December 11, 2019, the parties agreed to a second amendment of the Vista Note, which extended the Maturity Date to January 15, 2020, required the Company to make a one-time payment of $10,000, changed the principal and interest balance due to $487,858, and waived Vista’s default rights through January 15, 2020. On January 22, 2020, Vista issued a default notice to the Company, which included an increase in the balance due to $634,213.

●

Third Amendment – On or about January 28, 2020, the parties agreed upon a third amendment to the Vista Note, which extended the Maturity Date to February 29, 2020, reduced the principal and interest due to $482,856 and required the Company to make a one-time $20,000 payment on or before January 29, 2020, of which $5,000 is to be applied to principal due. All other terms of the note remain in full force and effect.

On April 21, 2020, Vista converted $100,000 of convertible debt by receiving 5,128,205 common shares. On June 15, 2020, the Company and Vista entered into a settlement agreement, whereby, the Company will pay $225,000 on June 19, 2020 and $225,000 on July 19, 2020 and issuing 5,128,205 common shares to settle all of the outstanding balance including accrued interest. The Company has provided payment on those dates to fully settle the balance accordingly.

RB Cap – $200,000

On November 26, 2018, PubCo issued a convertible promissory note for $200,000 to RB Cap (the “RB Cap $200K Note”). The note incurs interest at 12% per year and the outstanding principal and accrued interest are due November 26, 2019. RB Cap may elect to convert the note at any time from six months from the date of issuance at a fixed price per share of $4.50. This note became part of a claim/counter claim suit with RB Capital. The Company paid the loan with full settlement during the quarter ended March 31, 2020. As part of the payment settlement for all RB Cap convertible notes, the Company collectively provided 6,000,000 common shares.

RB Cap – $300,000

On or about March 15, 2018, PrivCo issued a twelve-month, $300,000 convertible promissory note to RB Capital Partners (“RB Cap”), with an interest rate of 12% per annum (“RB Cap 300K Note”). The note’s convertibility feature commenced six months after the note’s issuance, at a conversion rate of $0.001 per share of the Company’s Common Stock. Under the terms of the Agreement which memorialized the Verbal Agreement, we assumed the note, however, PrivCo agreed to pay $185,000 of the principal balance due on this note. On or about June 8, 2018, PrivCo transferred 440,476 restricted shares of Common Stock from the Control Block, with a market value of $185,000, to a purported designee of RB Cap, as a payment of principal of the note. Subsequently, RB Cap disputed the reduction in principal and subsequently, and we, along with PrivCo, disputed whether these shares should have been issued by PrivCo, and sought their return. On or about October 23, 2018, we issued 7,500,000 newly issued, restricted shares of our stock to RB Cap, in repayment of $7,500 of the RB Cap $300,000 Note. Subsequently, we disputed whether these shares should have been issued to RB Cap. As of December 31, 2018, our recorded principal balance for the note was $107,500 and accrued interest on the note was $15,880. On or about March 13, 2019, we issued a final cash payment towards the RB Cap 300K Note of approximately $126,092 (the “Payoff Funds”). However, RB Cap contested the amount of the Payoff Funds. The Company paid the loan of $50,000 during the quarter ended March 31, 2020 and settled the rest of the outstanding balance including interest with shares issuances. As part of the payment settlement for all RB Cap convertible notes, the Company collectively provided 6,000,000 common shares.

Power Lending – $178,000

On June 22, 2020 (funded in July 2020), PubCo issued a convertible promissory note for $178,000 to Power Lending. The note incurs interest at 8% per year and the outstanding principal and accrued interest are due June 22, 2021. Power Lending may elect to convert the note at any time from the date issuance at a fixed price per share of $0.01.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

8.	SHORT-TERM NOTES PAYABLE

Short-term notes payable consisted of the following:

	September 30, 2020	December 31, 2019

December 10, 2019 ($260,000) – Total interest charge of $106,000 with daily installments (5 days per week) of $4,073 for four months totaling $366,000.	$-	$213,671
December 9, 2019 ($200,000) – Total interest charge of $40,000 with 15 weekly installments of $16,000 totaling $240,000.	-	160,000
November 12, 2019 ($400,000) – Total interest charge of $196,000 with daily installments (5 days per week) of $5,960 for four months totaling $596,000.	-	400,000

June 3, 2020 ($300,000) – Total weekly payment of $13,714 for total of 28 payments.	94,286	-
June 9, 2020 ($150,000) – Monthly payment of $731 after 12 months with maturity date of June 1, 2050 with interest rate at 3.75% per annum.	149,900	-
April 29, 2020 ($272,713) – Paycheck protection program (“PPP”) loan provided by SBA under CARES Act with interest rate at 1.00% per annum with maturity date of April 29, 2022.	272,713	-

July 10, 2020 ($400,000) – Total weekly payment of $17,867 (includes principal and interest) for total of 30 payments with imputed interest of 25%.	253,333	-

Total short-term notes payable	$770,232	773,671

Debt discount	(39,000)	(32,418)

Total short-term notes payable, net of debt discount	$731,232	$741,253

Fox Capital Group, Inc. - $260,000

On or about December 5, 2019, PubCo entered into a Secured Merchant Agreement with Fox Capital Group, Inc. (“Fox”). Under the terms of the Secured Merchant Agreement, the Company agreed to sell Fox $366,000 of future incoming cashflow from the GreenBox Business, to be delivered to Fox in daily installments of $4,073, for $260,000, from which $26,000 in fees was deducted, providing the Company with net cash of $234,000. For accounting purposes, the Company recorded this transaction as a loan of $260,000, with interest of $106,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Secured Merchant Agreement. The amount was fully paid and settled as of September 30, 2020.

Complete Business Solutions Group, Inc. - $200,000

On or about December 9, 2019, PubCo entered into an Agreement for the Purchase and Sale of Future Receivables (the “Purchase and Sale Agreement”) with Complete Business Solutions Group Inc, (“CBSG”). Under the terms of the Purchase and Sale Agreement, we agreed to sell CBSG $240,000 of future incoming cashflow from the GreenBox Business, to be delivered to CBSG in weekly installments of $16,000, for $200,000, from which $35 in fees was deducted, providing us with net cash of $199,965. For accounting purposes, we recorded this transaction as a loan of $200,000, with interest of $40,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase and Sale Agreement. The amount was fully paid and settled as of September 30, 2020.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

8.	SHORT-TERM NOTES PAYABLE (continued)

West Coast Business Capital, LLC - $400,000

On or about November 12, 2019, the Company entered into a Purchase Agreement with West Coast Business Capital, LLC (“West Coast”). Under the terms of the Purchase Agreement, the Company agreed to sell West Coast $596,000 of future incoming cashflow from the GreenBox Business, to be delivered to West Coast in daily installments of $5,960, for $400,000, from which $16,000 in fees was deducted, providing the Company with net cash of $384,000. For accounting purposes, the Company recorded this transaction as a loan of $400,000, with interest of $196,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

Itria Ventures - $300,000

On June 3, 2020, the Company entered into a loan agreement with Itria Ventures in the amount of $300,000. The loan requires weekly payment of $13,714 for total of 28 payments until fully paid. The loan bears 4.09% interest per annum. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

SBA CARES Act Loan - $150,000

On June 9, 2020, the Company entered into a loan agreement with SBA under CARES Act in the amount of $150,000. The loan requires monthly payment of $731 after 12 months with maturity date of June 1, 2050 with interest rate at 3.75% per annum. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

Preferred Bank - Paycheck Protection Program – CARES Act - $272,713

On April 29, 2020, the Company entered into a loan agreement with Preferred Bank under Paycheck Protection Program administered by SBA in the amount of $272,713. Under this loan program, the loan may be forgiven if utilized for specific purpose specified under the CARES Act and PPP guideline. The loan bears interest of 1.00% per annum and matures on April 29, 2022.

West Coast Business Capital, LLC - $400,000

On or about July 10, 2020, the Company entered into a Purchase Agreement with West Coast Business Capital, LLC (“West Coast”). Under the terms of the Purchase Agreement, the Company agreed to sell West Coast $536,000 of future incoming cashflow from the GreenBox Business, to be delivered to West Coast in weekly installments of $17,867 (includes principal and interest) for 30 weeks, which includes imputed interest of 25% per annum. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

9.	DERIVATIVE LIABILITY

Derivative liability consisted of the following:

	September 30, 2020	December 31, 2019

Beneficial conversion feature – convertible debt	$284,210	$1,050,063

Total derivative liability	$284,210	$1,050,063

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

9.	DERIVATIVE LIABILITY (continued)

On March 11, 2019, PubCo issued a convertible promissory note for $500,000 to Vista Capital Investments, LLC (“Vista”) (the “Vista Note”), due October 6, 2019 (the “Maturity Date”). The Vista Note incurred a onetime interest charge of 8%, which was recorded at issuance, and was due upon payback of the Vista Note. The Vista Note included an original issue discount of $125,000, netting the balance received by PubCo from Vista at $375,000. The Vista transaction included commitment fees, which took the form of an obligation by PubCo to issue Vista 25,0000 shares and a four-year warrant to purchase 125,000 shares (the “Commitment Shares”) which are only provided in the event of default. Upon the occurrence of an event of default, as defined in the Vista Note, the conversion price shall become equal to a 65% of the lowest traded price for the Company’s Common Stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 130% (the “Default Provision”).

On June 22, 2020, PubCo issued a convertible promissory note for $178,000 to Power Up Lending (“Power Note”), due June 22, 2021 (the “Maturity Date”). The Power Note provides for interest charge of 8% per annum and is due upon payback of the Power Note. The Power Note can be converted with the conversion price of 65% of the 5 days lowest traded price for the Company’s Common Stock in the 10 consecutive trading days preceding the notice of conversion.

Derivative financial instruments, as defined in ASC 815, “Accounting for Derivative Financial Instruments and Hedging Activities”, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Based on ASC 815, the Company determined that the convertible debt contained embedded derivatives and valued the derivative using the Black-Scholes method. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates (such as volatility, estimated life and interest rates) that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our Common Stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s operating results will reflect the volatility in these estimate and assumption changes.

The Company performs valuation of derivative instruments at the end of each reporting period. The fair value of derivative instruments is recorded and shown separately under current liabilities as these instruments can be converted anytime. Changes in fair value are recorded in the consolidated statement of income under other income (expenses).

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

10.	INCOME TAXES

The Company did not have income tax provision (benefit) due to net loss and deferred tax assets having a full valuation allowances as of and for the three and nine months ended September 30, 2020 and 2019.

The provision for income taxes differs from the amounts computed by applying the federal statutory tax rate of 21% to earnings before income taxes, as follows:

	Three and Nine Months Ended September 30,
	2020	2019

Book income at statutory rate	21.00%	21.00%
Others	0%	-0.80%
Change in Valuation Allowance	-21.00%	-20.14%

Effective income tax rate	0%	0.06%

Deferred tax assets and liabilities consist of the following tax-effected temporary differences:

	September 30, 2020	December 31, 2019

Deferred tax assets (liabilities):
Charitable contributions	$-	$-
Unearned revenue	-	-
Depreciation	-	-
Net operating loss carryforward	777,000	498,888

Total deferred tax assets, net	777,000	498,888
Valuation allowance	(777,000)	(498,888)

Net deferred tax assets (liabilities)	$-	$-

The Company uses the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of September 30, 2020, the Company had federal and California net operating loss carryforwards of approximately $3.7 million. The federal and California net operating loss carryforwards will expire at various dates from 2026 through 2028; however, $3.7 million of the Federal operating loss does not expire and will be carried forward indefinitely.

As of September 30, 2020 and December 31, 2019, the Company maintained full valuation allowance for net operating loss carryforward deferred tax asset. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income are reduced.

The Company files a consolidated federal income tax return and files tax returns in various state and local jurisdictions. The statutes of limitations for its consolidated federal income tax returns are open for years 2016 and after, and state and local income tax returns are open for years 2015 and after.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Related Party Employees and Employee Entity:

Dan Nusinovich – The Company hired Dan Nusinovich on or about February 19, 2018 as the Company’s Development and Testing Manager. Dan is the brother of Fredi Nisan, our CEO and Director. Subsequently, the Company entered into a Referral Commission Agreement with Dan in November 2018, which expired November 2019, under which Dan is to receive 10% for new business resulting from his direct introductions. To date, no new business has been generated by Dan, thus Dan has not been paid under the Referral Agreement. On or about June 18, 2019, the Company issued 160,000 restricted shares to Dan, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $16,000 at closing, on the day of issuance. The Company currently pays Dan approximately $96,000 per year.

Liron Nusinovich – The Company hired Liron Nusinovich on or about July 16, 2018 as our Risk Analyst. Liron is the brother of Fredi Nisan, our CEO and Director. On or about June 18, 2019, the Company issued 110,000 restricted shares to Liron, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $11,000 at closing, on the day of issuance. The Company currently pays Liron approximately $92,000 per year.

Pop N Pay, LLC – In addition to his employment with the Company, Dan Nusinovich owns 100% of Pop N Pay, LLC (“PNP”), a Delaware registered limited liability company, that he formed on August 20, 2018. During the late summer of 2018, when both market opportunity and demand necessitated opening additional bank accounts to support our payment processing products and services, we turned to PNP to open new accounts, as a trustee, on our behalf. For his assistance, Dan, through his ownership of PNP, received approximately $3,000 (in addition to Dan’s salary) in early 2019, for services rendered in the fourth quarter of 2018.

●	Related Party Entities:

IPX Referral Payments, LLC – Pouya Moghavem, an employee since August 1, 2018, owns 25% of IPX Referral Payments, LLC (“IPX”). In addition to the $5,000 monthly salary we pay Moghavem, the Company entered into a Referral Agreement with IPX wherein the Company agreed to compensate IPX for referrals, which subsequently become the Company’s customer. For the three months ended March 31, 2019 and 2018, IPX did not earn any commissions. Additionally, in or about October 2018, IPX provided GreenBox with a merchant trust account in Mexico through Affinitas Bank, one of the Gateways that process payment transactions on the Company’s behalf. The Company did not pay IPX for this service, however, IPX reported that Affinitas paid IPX approximately $1,830.

America 2030 Capital Limited and Bentley Rothschild Capital Limited – On or about July 30, 2018, Nisan and Errez, the sole officers and directors of PubCo, and the majority owners of PrivCo, each entered into a separate Master Loan Agreement (each an "MLA"): Errez with America 2030 Capital Limited (“America 2030”) and Nisan with Bentley Rothschild Capital Limited ("Bentley"), a company affiliated with America 2030, both located in Nevis, West Indies. Each MLA was for a $5,700,000 loan, at 5.85% interest, maturing in ten years. Per the MLA’s terms, Nisan and Errez caused PrivCo to transfer 1,600,000 PubCo shares, valued at $2,144,000 at close of trading on the day of issuance, as "Transferred Collateral" from the Control Block (not a new issuance by PubCo) to Bentley (although both contracts acknowledge receipt of 1.6 million shares, there was only one transference of 1.6 million shares not two). The transfer occurred on or about August 1, 2018. To date, there has been no funding under either of the MLAs. Subsequently, both Nisan and Errez received constitutive notice, regarding arbitration of an alleged breach of their respective MLAs. As of March 31, 2020, both parties have abandoned the matter and no further action was required by either party.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	RELATED PARTY TRANSACTIONS (continued)

●	Kenneth Haller and the Haller Companies

Kenneth Haller (“Haller”) became the Company’s Senior Vice President of Payment Systems in November 2018. The Company began working indirectly with Haller earlier in 2018, both individually and through our relationship with MTrac Tech Corporation (“MTrac”), which in turn has business relationships with Haller. Haller brings considerable advantages to the Company’s platform development and business development efforts and capabilities, including transactional business relations and a large network of agents, which the Company believes, are capable of processing $1 billion transactions annually (the “Haller Network”). The Haller Network is an amalgamation of the collective networks of Haller and three companies owned or majority-owned by Haller, which are Sky Financial & Intelligence, LLC (“Sky”), Charge Savvy, LLC, Cultivate, LLC (collectively, the “Haller Companies”), each of which has formalized business relationships with the Company, as well as with some of the Company’s partners, which the Company believes allows the Company to maximize and diversity the Company’s market penetration capabilities. Haller, through Sky, owns controlling interests in Charge Savvy, LLC and Cultivate, LLC, with whom we do business indirectly, through their respective business relationship with MTrac. We also do business directly with Cultivate LLC, through a three-party agreement, which includes us, MTrac and Cultivate.

The following are certain transactions between the Company and the Haller Companies:

o

MTrac Agreement – On or about May 4, 2018, Sky entered into a two year, Associate/Referral Agreement-E-Commerce with MTrac, wherein Sky agreed to promote MTrac’s solution payment platform (which is based on the GreenBox platform) and related services; to provide new sales, sales leads, introductions to merchants and ISOs, and other potential customers of MTrac’s services, for which Sky receives ongoing commissions from all credit card transactions processed as a result of new business generated by Sky for MTrac. Most services provided under this contract are executed by Sky’s majority owned subsidiary, Charge Savvy, LLC (see Charge Savvy, LLC below). The agreement noted MTrac’s license of GreenBox’s payment processing technology and contained terms whereby Sky could (but was not required to) refer certain customers to MTrac in exchange for various referral fees. Sky never referred customers to MTrac, and therefore, did not collect, and is not collecting, any referral fees from MTrac.

o

Sky Financial & Intelligence, LLC – Haller owns 100% of Sky Financial & Intelligence LLC (“Sky”), a Wyoming limited liability company, and serves as its sole Managing Member. Sky is a strategic merchant services company that focuses on high risk merchants and international credit card processing solutions. In 2018, Sky was using GreenBox’s QuickCard payment system as its main payment processing infrastructure, through Sky’s relationship with MTrac (see Sky - MTrac Agreement above). It was through this successful relationship, that we came to know Haller and the Haller Network. Realizing that the Haller Network and Haller’s unique skill set was highly complementary to our business objectives, we commenced discussions to retain Haller through his consulting firm, Sky, for a senior role, directly responsible for growing GreenBox’s operations. Subsequently, in November 2018, Haller was appointed as our Senior Vice President of Payment Systems, for a monthly consulting fee of $10,000, paid to Sky (“Haller Consulting Fee”). This relationship was referenced in press releases as GreenBox’s “acquisition of Sky MIDs Technologies” (see Sky MIDs below). We accrued and/or paid Haller $55,365 in the quarter ending December 31, 2018, which included $30,000 in consulting fees and $23,365 in travel and relocation expense reimbursement. As our relationship with Haller / Sky is non-exclusive, Haller and the Haller Companies provide services to other companies, including those listed below. Any revenue generated by Haller and/or the Haller Companies through these other relationships is in addition to the Haller Consulting Fee.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	RELATED PARTY TRANSACTIONS (continued)

●	Kenneth Haller and the Haller Companies (continued)

§

Charge Savvy, LLC – Sky owns 68.4% of Charge Savvy, LLC (“Charge Savvy”), an Illinois limited liability company. Haller serves as one of three Managing Members of Charge Savvy, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). It is through Charge Savvy, that the Haller Network is most visible as part of our operations, as Charge Savvy is the ISO through which revenue generated from Haller Network Agents is processed, under a contract between Sky and MTrac, who in turn, has a contract with us. The three managing members of Charge Savvy own the same percentages of Cultivate (see below), as they do Charge Savvy.

§

Cultivate, LLC – Sky owns 68.4% of Cultivate, LLC (“Cultivate”), an Illinois limited liability company, and serves as one of three Managing Members, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). When Cultivate was first formed, it was the licensor of certain proprietary point of sale software, retail point of sale operations, and complementary support of Cultivate’s software and related hardware for on-site credit and debit card processing. Subsequently, Cultivate the entity became exclusively a software provider, ceasing all service and support operations. Eventually certain beneficial aspects of the Cultivate software functionality were integrated into QuickCard, then upgraded and replaced with certain updates. On or about May 4, 2018, Cultivate entered into a two year, Associate/Referral Agreement-E-Commerce with MTrac, wherein Cultivate agreed to promote MTrac’s solution payment platform and related services; to provide new sales, leads, merchants, ISO Agents, and other potential customers of MTrac services, for which Cultivate receives ongoing commissions from all credit card transactions processed as a result of new business generated by Cultivate for MTrac, who in turn has a contract with us. The Associate/Referral Agreement-E-Commerce between Cultivate and MTrac noted MTrac’s license of GreenBox’s payment processing technology, and contained terms whereby Cultivate could (but was not required to) refer certain customers to MTrac in exchange for various referral fees. Cultivate never referred customers to MTrac, and therefore, did not collect, and is not collecting, any referral fees from MTrac.

o

Haller Commissions – Under a verbal agreement in Spring 2018, we offered Haller commissions on any referrals that resulted in new business for the Company (“Haller Commissions”). Under this agreement, Haller introduced us to three merchants who became three of the first merchants to use our system. Under the verbal agreement, we paid Haller commissions from transactions processed by these three merchants, summing to approximately $210 in June 2018, $8,396 in July 2018 and $321 in August 2018. In or about September 2018, we commenced discussions with Haller to join our management team and discontinued paying Haller commissions related to these three merchants.

o

GreenBox, Cultivate and MTrac Agreement – On or about December 17, 2018, PubCo entered into a 5-year exclusive three-party license agreement with MTrac and Cultivate (see Section E. MTrac above). The three Managing Members of Cultivate and Charge Savvy, owning the same percentages in each entity, subsequently decided to collect all revenue through Charge Savvy instead of Cultivate.

o

Sky Mids –Previous references in press releases issued by PubCo in or about August 2018 regarding a “Sky Mids Acquisition” are references to the non-exclusive working relationship between PrivCo (and subsequently, PubCo) and Sky / Haller. The designation “Sky MIDs” was a colloquial reference to Sky, based upon a Sky-owned and operated website, which is no longer in use. While an acquisition of Sky has not formally been executed, nor have we (nor subsequently, PubCo) executed a formal engagement with Haller nor Sky, previous statements regarding the nature of our relationship with Sky Mids, which include our beliefs in the advantages of this relationship, accurately represent the working relationship between the Company and Sky / Haller.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

12.	RELATED PARTY TRANSACTIONS (continued)

●	Kenneth Haller and the Haller Companies (continued)

o

Verbal Agreement – As part of Haller’s remuneration, the Company and Haller have a verbal agreement for Haller to be issued approximately 14 to 18 million shares of the Company’s stock. . As of June 30, 2020, the Haller agreement concluded with Mr. Kenneth Haller receiving 17M shares of GRBX Common Stock. This was completed by the LLC (PrivCo) transferring these shares from its own book entry account with the transfer agent (VStock) to Haller’s book.

The Company did not pay any commissions to Charge Savvy or Cultivate for the three and nine months ended September 30, 2020 and 2019.

13.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company has the following legal proceedings:

●

MTrac, Global Payout, Inc. and Cultivate Technologies, LLC – On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, MTrac, Global Payout, Inc. and Cultivate Technologies, LLC in the Superior Court of the State of California. The Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally. This was dismissed by both parties as of September 30, 2020.

●

America 2030 Capital Limited and Bentley Rothschild Capital Limited – On or about October 31, 2018, Nisan and Errez received constitutive notice, regarding arbitration against Nisan, Errez, PrivCo and possibly PubCo, from Bentley Rothschild Capital Limited ("Bentley") and America 2030 Capital Limited (“America 2030”), both located in Nevis, West Indies, and both claiming breach of contract by Nisan and Errez of Nisan and Errez’s respective individual Master Loan Agreements (see Note 7 – Related Party Transactions above) and seeking forfeiture of 1,600,000 PubCo shares that PrivCo had transferred, on or about August 1, 2018, from PrivCo’s Control Shares under the terms of the MLAs. As of March 31, 2020, both parties have abandoned the matter and no further action was required by either party.

●

RB Capital Partners, Inc. – On April 24, 2019, RB Cap and related parties (the “RB Cap Parties”) filed a complaint in the San Diego Superior Court against PrivCo, PubCo, Ben Errez and Fredi Nisan (collectively, the “GreenBox Parties”); and on October 1, 2019, the RB Cap Parties filed an amended complaint against the GreenBox Parties alleging claims of fraud, breach of fiduciary duty, breach of contract and other, related claims in the Superior Court for the State of California, County of San Diego. The GreenBox Parties filed a cross-complaint against the RB Capital Parties, alleging claims of fraud, breach of contract, tortious interference, and other, related claims. On or about December 15, 2019, the GreenBox Parties and RB Cap Parties resolved to negotiate a settlement and agreed in principal to settlements terms. The documentation of the settlement terms was underway as of February 3, 2020. This was dismissed by both parties on February 27, 2020.

●

Dahan – Yoram Dahan, Melissa Dahan, Forty8 Ltd., and Trustees of the Melissa H. Dahan Living Trust (collectively, “the Dahan Parties”) were also named by RB Capital in the suit listed in the previous paragraph. On October 31, 2019, the GreenBox Parties filed a cross-complaint against the Dahan Parties, alleging claims of fraud, securities fraud, misrepresentation, promissory estoppel, and other related claims, in the Superior Court for the State of California, County of San Diego. On or about December 15, 2019, the GreenBox Parties and the Dahan Parties resolved to negotiate a settlement and agreed in principal to settlements terms. The documentation of the settlement terms was underway as of February 3, 2020. This was dismissed by both parties on February 27, 2020.

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

13.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases

The Company entered into the following operating facility leases:

●

Hyundai Rio Vista – On October 4, 2018, the Company entered into an operating facility lease for its corporate office located in San Diego with 38 months term and with option to renew. The lease started on October 4, 2018 and expires on October 3, 2021

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use asset and operating lease liabilities of $146,984 and $150,424 respectively, as of September 30, 2020. The difference between the operating lease ROU asset and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

In accordance with ASC 842, the components of lease expense were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Amortization of right-of-use assets, net of liability amortization	$115	$1,073	$344	$(3,219)
Operating lease expense	32,904	31,945	98,711	102,273

Total lease expense	$33,018	$33,018	$99,054	$99,054

GREENBOX POS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

14.	SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Accordingly, the Company did not have any subsequent events that require disclosure other than the following:

October 27, 2020 (Convertible Debentures) – On October 27, 2020, GreenBox POS (the “Company”) consummated the initial closing of a private placement offering (the “Offering”) whereby pursuant to the Securities Purchase Agreements (the “Purchase Agreements”) entered into by the Company with thirteen (13) accredited investors (the “Investors”), the Company issued certain Convertible Debentures for an aggregate purchase price of $3,019,550 (each a “Debenture”, collectively, the “Debentures”) and five (5) year warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). The second closing occurred on October 28, 2020 for an aggregate purchase price of $480,450 for a total purchase price of $3,500,000. The total principal of the Debentures is $3,850,000.

These Convertible Debentures were used to pay-off the following loans outstanding:

●	Itria Venture - $123,428 (includes interest)
●	Power Up Lending - $228,059 (includes interest)
●	West Coast Business Capital -$285,862 (includes interest)

The Debentures include a 10% original issuance discount, carry an interest rate of 10% per annum and mature on July 27, 2021 (the “Maturity Date”). The Debentures contain a voluntary conversion mechanism whereby the holders may convert, in whole or in part, the outstanding balance of the Debentures into shares of the Common Stock at a conversion price of $0.33 per share, subject to adjustment as provided therein. Additionally, the Debentures contain a mandatory conversion mechanism whereby any principal and accrued interest on the Debentures converts into shares of the Company’s Common Stock on the date in which the Company’s Common Stock is listed for trading on a senior national exchange. The mandatory conversion mechanism shall take effect only if (i) the shares of Common Stock underlying the Debentures are registered on an effective registration statement, (ii) the average closing bid price of the Common Stock over the preceding 5 Trading Days is above $0.80 per share and (iii) the average trading volume of Common Stock over the preceding 5 Trading Days is at least $200,000. The mandatory conversion mechanism contains a conversion price of $0.33 per share, subject to adjustment as provided therein. The Debentures contain customary events of default (each an “Event of Default”). If an Event of Default occurs, interest under the Debentures will accrue at a rate of eighteen percent (18%) per annum and the outstanding principal amount of the Debentures, plus accrued but unpaid interest, liquidated damages and other amounts owing with respect to the Debentures will become, at the Debenture holder’s election, immediately due and payable in cash.

Pursuant to the Purchase Agreements, each investor received a Warrant in an amount equal to 100% of the shares of Common Stock initially issuable to each Investor pursuant to such Investor’s Debenture. The Warrants contain an exercise price of $0.33 per share, subject to adjustment as provided therein. In connection with the closing of the Offering, Warrants were issued to purchase an aggregate of 11,666,666 shares of Common Stock.

On January 22, 2021, the Convertible Debentures in the amount of $3,850,000 was converted to 4,772,296 common shares.

In December 2020, the Company issued 2,000,000 shares and 1,800,000 shares from stockholders of the Company for proceeds of $2,860,000 to investors.

On November 25, 2019, four companies (the “Plaintiffs”) filed a complaint against GreenBox POS, LLC, GreenBox POS, Global Payout, Inc., MTrac Tech Corporation and Cultivate Technologies, LLC (collectively the “Defendants”) in the Superior Court of the State of California. Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (collectively, the “Withholding Suit”). The parties discussed arbitration and Plaintiffs later dismissed the case with prejudice. Plaintiffs refiled on February 28, 2020.   The parties attended mediation on November 12, 2020, came to an agreement, and subsequently executed a Settlement Agreement and Release on or around November 23, 2020, whereby GreenBox is to pay $3.8M by March 15, 2021. On December 14, 2020 Plaintiffs filed a Request for Dismissal with prejudice. The Court has now dismissed the case.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of GreenBox POS

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GreenBox POS as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2019

Lakewood, CO

May 15, 2020

GREENBOX POS

CONSOLIDATED BALANCE SHEETS

		(Restated)
December 31,	2019	2018

ASSETS

Current Assets:
Cash and cash equivalents	$-	$45,854
Restricted cash	763,110	239,124
Accounts receivable, net of allowance for bad debt of $5,665,031 and $0, respectively	70,257	49,998
Accounts receivables from fines and fees from merchant, net of allowance for bad debt of $6,665,031 and $0, respectively.	2,776,687	-
Cash due from gateways, net	8,426,844	630,699
Prepaid and other current assets	42,062	37,232
Total current assets	12,078,960	1,002,907

Non-current Assets:
Property and equipment, net	66,491	30,715
Operating lease right-of-use assets, net	229,639	-
Total non-current assets	296,130	30,715

Total assets	$12,375,090	$1,033,622

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$504,505	$127,029
Other current liabilities	15,100	9,401
Accrued interest	368,071	29,871
Payment processing liabilities, net	14,021,892	865,086
Short-term notes payable, net of debt discount of $32,418 and $0, respectively	741,253	-
Convertible debt	807,500	846,500
Derivative liability	1,050,063	-
Current portion of operating lease liabilities	113,935	-

Total current liabilities	17,622,319	1,877,887
Operating lease liabilities, less current portion	120,110	-
Long-term debt	-	75,000

Total liabilities	17,742,429	1,952,887

Commitments and contingencies

Stockholders' Deficit:
Common stock, par value $0.001, 495,000,000 shares authorized, shares issued and outstanding of 169,862,933 and 166,390,363, respectively	169,863	166,390
Common stock - issuable	695	1,000
Additional paid-in capital	1,179,272	945,940
Accumulated deficit	(6,717,169)	(2,032,595)
Total stockholders' deficit	(5,367,339)	(919,265)

Total liabilities and stockholder's deficit	$12,375,090	$1,033,622

The accompanying notes are an integral part of these audited financial statements.

GREENBOX POS

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2019	2018

Net revenue	$10,002,857	$910,808
Cost of revenue	11,091,140	670,539

Gross profit	(1,088,283)	240,269

Operating expenses:
Advertising and marketing	45,928	166,149
Research and development	1,255,296	376,871
Cash due from gateway reserve expense	-	-
Payroll and payroll taxes	1,429,136	331,894
Professional fees	1,026,556	767,869
General and administrative	750,078	302,333
Depreciation and amortization	16,216	6,608
Total operating expenses	4,523,210	1,951,724

Loss from operations	(5,611,493)	(1,711,455)

Other income (expense):
Interest expense - debt discount	(195,201)	-
Interest (expense) income	(604,504)	(106,821)
Derivative expense	(634,766)	-
Changes in fair value of derivative liability	(415,297)	-
Merchant fines and penalty income	2,776,687	-
Asset impairment	-	(75,000)
Total other expense, net	926,919	(181,821)

Loss before provision for income taxes	(4,684,574)	(1,893,276)

Income tax provision	-	-

Net loss	$(4,684,574)	$(1,893,276)

Earnings (loss) per share:
Basic and diluted	$(0.03)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	167,818,209	88,662,960

The accompanying notes are an integral part of these audited financial statements.

GREENBOX POS

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock				Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	To be Issued	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2017	14,445,363	$14,445	-	$-	$185,655	$(139,319)	$60,781

Common stock issued	144,445,000	144,445	-	-	611,285	-	755,730

Shares issued	7,500,000	7,500	-	-	-	-	7,500

Shares to be issued	-	-	1,000,000	1,000	149,000	-	150,000

Net loss	-	-	-	-	-	(1,893,276)	(1,893,276)

Balance at December 31, 2018	166,390,363	$166,390	1,000,000	$1,000	$945,940	$(2,032,595)	$(919,265)

Common stock issuable under convertible debt	-	-	25,000	4,500	-	-	4,500

Warrants issuable under convertible debt	-	-	125,000	-	55,311	-	55,311

Common stock and warrants issuable forfeited	-	-	(150,000)	(4,500)	(55,311)	-	(59,811)

Share issued to employees and vendor	860,000	860	-	-	85,640	-	86,500

Shares issuable from conversion of convertible debt	-	-	2,307,692	2,308	147,692	-	150,000

Shares issued from conversion of convertible debt	2,307,692	2,308	(2,307,692)	(2,308)	-	-	-

Shares issued from issuable shares	304,878	305	(304,878)	(305)	-	-	-

Net loss	-	-	-	-	-	(4,684,574)	(4,684,574)

Balance at December 31, 2019	169,862,933	$169,863	695,122	$695	$1,179,272	$(6,717,169)	$(5,367,339)

The accompanying notes are an integral part of these audited financial statements.

GREENBOX POS

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2019	2018

Cash flows from operating activities:
Net loss	$(4,684,574)	$(1,893,276)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	14,019	6,608
Interest expense - debt discount	195,201	-
Stock compensation expense	86,500	-
Derivative expense	634,766	-
Changes in fair value of derivative liability	415,297	-
Noncash lease expense	(4,406)	-
Changes in assets and liabilities:
Accounts receivable	(20,259)	(49,998)
Accounts receivables from fines and fees from merchant, net	(2,776,687)	-
Prepaid and other current assets	(4,830)	(33,893)
Cash due from gateways, net	(7,796,145)	(630,699)
Accounts payable	377,476	95,049
Other current liabilities	5,699	9,401
Accrued interest	235,581	29,871
Payment processing liabilities, net	13,156,806	865,086
Deferred income	-	-
Net cash provided by (used in) operating activities	(165,556)	(1,601,851)

Cash flows from investing activities:
Purchases of property and equipment	(49,795)	(31,254)
Net cash used in investing activities	(49,795)	(31,254)

Cash flows from financing activities:
Borrowings from convertible debt	482,500	921,500
Repayments on convertible debt	(496,500)	-
Repayment on long-term debt	(75,000)	-
Borrowings from short-term notes payable	1,132,975
Repayments on short-term notes payable	(359,304)
Proceeds from issuances of Common Stock	-	913,230
Net cash provided by financing activities	684,671	1,834,730

Net increase (decrease) in cash, cash equivalents, and restricted cash	469,320	201,625

Cash, cash equivalents, and restricted cash – beginning of year	284,978	83,353

Cash, cash equivalents, and restricted cash – end of year	$763,110	$284,978

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$266,304	$152,868
Income taxes	$800	$800

Non-cash financing activities:
Convertible debt conversion to Common Stock	$(150,000)	$-

The accompanying notes are an integral part of these audited financial statements.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization

GreenBox POS (the “Company” or “PubCo”) is a tech company formed with the intent of developing, marketing and selling innovative blockchain-based payment solutions, which the Company believes will cause favorable disruption in the payment solutions marketplace. The Company’s core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. The Company’s proprietary, blockchain-based systems are designed to facilitate, record and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

The Company was formerly known as ASAP Expo, Inc (“ASAP”), which was incorporated April 10, 2007 under the laws of the State of Nevada. On January 4, 2020, PubCo and GreenBox POS LLC, a Washington limited liability company (“PrivCo”), entered into an Asset Purchase Agreement (the “Agreement”), to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo (the buyer) and PrivCo, which was formed on August 10, 2017 (the seller). On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (the “GreenBox Acquisition”).

For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

Significant Transactions

On March 23, 2018, the then controlling shareholder and then sole officer and sole director of PubCo, Frank Yuan, along with his wife, Vicky PMW Yuan, entered into a Purchase Agreement with PrivCo (the “SPA”).

Pursuant to the SPA, Frank Yuan agreed to convert a portion of a line of credit that he had previously issued to PubCo, in exchange for 144,445,000 shares of PubCo’s Common Stock, par value $0.001 per share (the “Control Block”). The Yuans agreed to sell the Control Block to PrivCo for a consideration of $500,000: $250,000 in cash and $250,000 in PubCo shares to be issued within 30 days of the completion of the SPA (the “Shares Due”), which were subsequently paid by PrivCo.

On April 12, 2018, all business being conducted at that time by PubCo (the “ASAP Business”) was transferred from PubCo to ASAP Property Holdings Inc., a company owned and operated by Frank Yuan (“Holdings”). In consideration for the ASAP Business, Holdings assumed all liabilities related to the ASAP Business.

On April 12, 2018, following the SPA being entered into and the ASAP Business being transferred to Holdings, Errez and Nisan were the sole acting officers and sole acting directors of PubCo.

On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018 PubCo assumed nearly all PrivCo’s liabilities (the “Assumed Liabilities”) that had been incurred in the normal course of GreenBox Business (collectively, the “GreenBox Acquisition”).

The value of the GreenBox Business assets on April 12, 2018 was $843,694, which excluded the Control Shares, which remained with PrivCo. The value of the Assumed Liabilities on April 12 was $589,078, which excluded $185,000 of a $300,000 convertible promissory note issued by PrivCo to RB Capital Partners. The difference between assets and liabilities was $254,616, which PubCo booked as a “Gain on Bargain Purchase.” However, because we are using Reverse Acquisition accounting, we recorded the gain as Paid in Capital.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (continued)

Name Change

On May 3, 2018, PubCo formally changed its name to GreenBox POS LLC, then subsequently changed its name to GreenBox POS on December 13, 2018. Unless the context otherwise requires, all references to “the Company,” “we,” “our”, “us” and “PubCo” refer to GreenBox POS. Unless the context otherwise requires, all references to “PrivCo” or the “Private Company” refer to GreenBox POS LLC, a limited liability company, formed in the state of Washington.

Basis of Presentation and Consolidation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include the combined accounts of PubCo and PrivCo. All amounts are presented in U.S. Dollars unless otherwise stated. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”).

Going Concern

As of December 31, 2019, the Company had cash, cash equivalents, and restricted cash of $254,617, has incurred a net loss of $1,425,058 for the nine months ended September 30, 2019, and has accumulated a deficit of $3,457,653 as of September 30, 2019. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Additionally, as the GreenBox ecosystem grows, substantially larger volumes of working capital financing will be required to support our platform’s growth. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, we will have to develop and implement a plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Accordingly, the accompanying financial statements have been prepared in conformity with GAAP, which contemplate our continuation as a going concern, and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Restatement

On April 12, 2018, pursuant to a verbal agreement (the “Verbal Agreement”), PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (collectively, the “GreenBox Acquisition”).

From April 12, 2018 through January 4, 2020 (the “In Between Period”), because there was ambiguity regarding the validity of the Verbal Agreement, PubCo filed required quarterly and annual reports with the Securities and Exchange Commission as if there had not been a Reverse Acquisition. During the In Between Period, PrivCo continued to operate as if it still owned the GreenBox Business, which included maintaining records of GreenBox Business financial transactions on PrivCo’s accounting software, and entering into contracts and agreements as PrivCo, while PubCo paid all expenses, including expenses related to PrivCo contracts entered into prior to April 12, 2018 and after April 12, 2018, as well as expenses incurred as a result of litigation resulting from disagreements between PrivCo and other parties. During the In Between Period, PubCo represented itself in press releases, as being the owner/operator of the GreenBox Business. Additionally, from April 12, 2018 through approximately December 31, 2018, PubCo and PrivCo shared control of PrivCo’s bank accounts, and on approximately January 1, 2019, PubCo assumed control of PrivCo’s bank accounts.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (continued)

By virtue of the payment of PrivCo’s litigation expenses by PubCo, by virtue of PubCo representing itself in press releases, as being the owner/operator of the GreenBox Business, and by virtue of the shared control of PrivCo’s bank accounts starting on April 12, 2018, both PubCo and PrivCo concluded that the Verbal Agreement was valid and the GreenBox Business asset acquisition took place on April 12, 2018.

On January 4, 2020, PubCo and PrivCo entered into an Asset Purchase Agreement (the “Agreement”), to memorialize the Verbal Agreement. For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

Because PubCo previously filed quarterly and annual reports for 2018 with the Securities and Exchange Commission as if there had not been a Reverse Acquisition, PubCo was required to file amended Form 10-Qs for the periods ending June 30, 2018 and September 30, 2018, and an amended Form 10-K for the year ending December 31, 2018 (collectively the “Amended Reports”). These Amended Reports differ substantially from previously filed reports in that PubCo’s financials are presented on a combined basis with PrivCo. Additionally, the previous business operations of PubCo prior to April 12, 2018 are disregarded.

The Company therefore filed, on February 7, 2020, an amended 10-K (“Amended 10-K”) to the Company’s audited financial statements for the year ended December 31, 2018, contained in the Company’s Annual Report on Form 10-K, originally filed with the SEC on April 16, 2019 (the “2018 Report”) to restate the Company’s financial statements and revise related disclosures. As a substantial part of the Amended 10-K was amended and/or restated, the Company presented the entire text of the 2018 Report, as amended and/or restated by the Amended 10-K. Readers should therefore read and rely only on the Amended 10-K in lieu of the original 2018 Report.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with the GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Cash, Cash Equivalents and Restricted Cash

The Company’s cash, cash equivalent and Restricted cash represents the following:

●

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased. The Company has cash equivalents of $0 and $45,854, excluding cash held for settlement liabilities, as of December 31, 2019 and December 31, 2018, respectively.

●

Restricted Cash – The Company’s technology enables transactional blockchain ledger to instantly reflect all transactions details. The final cash settlement of each transaction is subject to the gateway policies. This final disposition takes days to weeks to complete in accordance with these policies. Each policy is an integral part of the transactional contracts between the Company, its Independent Sales Organizations (ISOs), its agents, and the merchant clients. While the ledger reflects a held balance for the merchant, in reserve or payment in arears, the Company holds funds in a trust account as cash deemed restricted. The Company’s books reflect such restricted cash as a restricted cash and trust accounts, and the sum balance due to merchants and ISOs as settlement liabilities.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

	December 31, 2019	December 31, 2018

Cash and cash equivalents	$-	$45,854
Restricted cash	763,110	239,124

Total cash, cash equivalents, and restricted cash shown in the statements of cash flows	$763,110	$284,978

Cash Due from Gateways and Payment Processing Liabilities

The Company’s primary source of revenues continues to be payment processing services for its merchant clients. When such merchant makes a sale, the process of receiving the payment card information, engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, and recording the transaction on a blockchain ledger are the activities for which the Company gets to collect fees.

In 2019 the Company utilized several gateways. The gateways have strict guidelines pertaining to scheduling of the release of funds to merchants based on several criteria, such as return and chargeback history, associated risk for the specific business vertical, average transaction amount and so on. In order to mitigate processing risks, these policies determine reserve requirements and payment in arear strategy. While reserve and payment in arear restrictions are in effect for a merchant payout, the Company records gateway debt against these amounts until released.

Therefore, the total gateway balances reflected in the Company’s books represent the amount owed to the Company for processing – these are funds from transactions processed and not yet distributed.

Advertising and Marketing Costs

Advertising and marketing costs are recorded as general and administrative expenses when they are incurred. Advertising and marketing expenses were $45,928 and $166,149 for the years ended December 31, 2019 and 2018, respectively.

Research and Development Costs

Research and development costs, which are expensed as incurred, are primarily comprised of costs and expenses for salaries and benefits for research and development personnel, outsourced contract services, and supplies and materials costs. Research and development expenses were $1,255,296 and $376,871 for the years ended December 31, 2019 and 2018, respectively.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers outlines the basic criteria that must be met to recognize revenue and provide guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. Management believes the Company’s revenue recognition policies conform to ASC 606.

The Company recognizes revenue when 1) it is realized or realizable and earned, 2) there is persuasive evidence of an arrangement, 3) delivery and performance has occurred, 4) there is a fixed or determinable sales price, and 5) collection is reasonably assured.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company generates revenue from payment processing services, licensing fees and equipment sales.

●

Payment processing revenue is based on a percentage of each transaction’s value and/or upon fixed amounts specified per each transaction or service and is recognized as such transactions or services are performed.

●	Licensing revenue is paid in advance and is recorded as unearned income, which is amortized monthly over the period of the licensing agreement.
●	Equipment revenue is generated from the sale of POS products, which is recognized when goods are shipped.

Accounts Receivables from Fines and Fees from Merchants

The fines and penalties charged to the Company’s merchants is a normal course of business and historically, the Company has had more than 90% collections success rate.   These fees and penalties represent certain chargebacks which are at fault by the Company’s merchants and are imposed as the merchant agreement between the Company and the merchant.  The Company has legal rights under the merchant agreement to claim the chargeback.  These chargebacks, fees, and fines are earned and delivered because the Company has been “chargebacked” by the Gateways and the Company has legal rights under the agreement to claim this against the merchants.

In end of the third quarter of  2019, GreenBox received constructive notice of potential violations of its Terms of Service by a merchant, The Good People Farms (“TGPF”).   An ongoing audit and investigation of this account resulted in the discovery of a number of violations GreenBox believes TGPF is responsible for, including but not limited to violations of VISA, Mastercard, and American Express’s rules.

This investigation is ongoing, but initial results indicate that excessively high chargeback percentages are connected with fraudulent activity and / or transaction laundering. These issues lead to the implementation of aggressive bank reserves, stunting GreenBox’s ability to conduct business and contributed to undetermined consequential damages. GreenBox promptly terminated the merchant account and placed all processed funds on reserve.

Although the investigation is ongoing, GreenBox estimates that the total amount of fees, fines, and chargebacks are currently $9,441,718.  The Company has provided for an allowance for bad debt of $6,665,031 on the gross balance of $9,441,718 bringing to net balance of $2,776,687.   To date, GreenBox has successfully recouped $840,739.33 (collected in 2019).  The Company expects to recoup at minimum approximately $2.8M in fiscal year 2020.   The Company may assess $100,000 per fraudulent transactions but the Company used $5,000 per transaction to calculate the fees and fines.

The Company recorded net balance of $2,776,687 as other income in the statements of operations for the year ended December 31, 2019.

Accounts Receivable and Allowance for Bad Debt

The Company maintains an allowance for doubtful accounts for estimated losses from the inability of customers to make required payments. The allowance for doubtful accounts is evaluated periodically based on the aging of accounts receivable, the financial condition of customers and their payment history, historical write-off experience and other assumptions, such as current assessment of economic conditions.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from three to eight years. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments consisted of cash, accounts payable and accrued liabilities, advances to due to or from affiliated companies, notes payable to officers.  The estimated fair value of cash, accounts payable and accrued liabilities, due to or from affiliated companies, and notes payable approximates its carrying amount due to the short maturity of these instruments.

The table below describes the Company’s valuation of financial instruments using guidance from ASC 820-10:

December 31, 2019	Level 1	Level 2	Level 3

Derivative liability	$-	$-	$1,050,063

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Long-Lived Asset Impairments

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment when events or changes in business conditions indicate that their carrying value may not be recovered, and at least annually. The Company considers assets to be impaired and writes them down to estimated fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is the present value of the associated cash flows.

Earnings Per Share

A basic earnings per share is computed by dividing net income to Common Stockholders by the weighted average number of shares outstanding for the year. Dilutive earnings per share include the effect of any potentially dilutive debt or equity under the treasury stock method, if including such instruments is dilutive. The Company’s diluted earnings/loss per share is the same as the basic earnings/loss per share for the years ended December 31, 2019 and 2018, as there are no potential shares outstanding that would have a dilutive effect.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases

Prior to January 1, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases.

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months.

ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the IBR as of that date.

The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of liabilities of $229,639 and $234,045, respectively as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

Recently Adopted Accounting Updates

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. Consistent with prior GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease. However, unlike prior GAAP—which required only finance (formerly capital) leases to be recognized on the balance sheet—the new ASU requires both types of leases to be recognized on the balance sheet. The ASU took effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This standard can be applied at the beginning of the earliest period presented using the modified retrospective approach, which includes certain practical expedients that an entity may elect to apply, including an election to use certain transition relief. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which make improvements to Accounting Standards Codification (“ASC”) 842 and allow entities to not restate comparative periods in transition to ASC 842 and instead report the comparative periods under ASC 840.

The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of liabilities of $229,639 and $234,045, respectively as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The standard removes, modifies, and adds certain disclosure requirements for fair value measurements. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. While the Company is currently in the process of evaluating the effects of this standard on the consolidated financial statements, the Company plans to adopt ASU No. 2018-13 in the first quarter of fiscal 2020, coinciding with the standard’s effective date, and expects the impact from this standard to be immaterial.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company’s accounting for the service element of a hosting arrangement that is a service contract is not affected by the proposed amendments and will continue to be expensed as incurred in accordance with existing guidance. This standard does not expand on existing disclosure requirements except to require a description of the nature of hosting arrangements that are service contracts. This standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. Entities can choose to adopt the new guidance prospectively or retrospectively. The Company plans to adopt the updated disclosure requirements of ASU No. 2018-15 prospectively in the first quarter of fiscal 2020, coinciding with the standard’s effective date, and expects the impact from this standard to be immaterial.

Other recently issued accounting updates are not expected to have a material impact on the Company’s financial statements.

3.	REVERSE ACQUISITION

On January 4, 2020, PubCo and PrivCo entered into the Agreement to memorialize the Verbal Agreement. On April 12, 2018, pursuant to the Verbal Agreement, PubCo acquired PrivCo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, PubCo assumed PrivCo’s liabilities that had been incurred in the normal course of the GreenBox Business (collectively, the “GreenBox Acquisition”).

For accounting and reporting purposes, PubCo deemed the GreenBox Acquisition a “Reverse Acquisition” with PrivCo designated the “accounting acquirer” and PubCo designated the “accounting acquiree.”

The value of the assets acquired and liabilities assumed was $843,694 and $589,078, respectively, on April 12, 2018. Exclusions from the Agreement included shares in PubCo held by PrivCo, which remain a PrivCo asset, and $185,000 of a $300,000 convertible promissory note issued by PrivCo.

The following is the purchase price allocation on April 12, 2018:

April 12, 2018

Cash and Cash Equivalents	$752,393
Customer Accounts	83
Inventory	56,988
Security Deposits	3,990
Fixed Assets, net	17,697
Prepaid Expense	12,543

Assets Acquired	843,694

Total Consideration – Liabilities Assumed	589,078

Gain on Bargain Purchase	$254,616

This acquisition resulted in a “Gain on Bargain Purchase” for PubCo because the fair value of assets we acquired exceeded the total of the fair value of consideration we paid by $254,616. However, as we deemed the acquisition a Reverse Acquisition for accounting purposes, the $254,616 gain was rerecorded and presented as Paid in Capital within our Consolidated Balance Sheet on the date of acquisition. The operating results of the GreenBox Business for the period from April 12, 2018 going forward have been included in the Company’s Consolidated Statements of Operations. The Company did not incur a significant amount in transaction costs in connection with the acquisition, but any and all costs were expensed as incurred and are included within the Consolidated Statement of Operations.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

4.	SETTLEMENT PROCESSING

The Company’s proprietary blockchain-based technology serves as the settlement engine for all transactions within the Company’s ecosystem. The blockchain ledger provides a robust and secure platform to log immense volumes of immutable transactional records in real time. Generally speaking, blockchain is a distributed ledger that uses digitally encrypted keys to verify, secure and record details of each transaction conducted within an ecosystem. Unlike general blockchain-based systems, GreenBox uses proprietary, private ledger technology to verify every transaction conducted within the GreenBox ecosystem. The verification of transaction data comes from trusted partners, all of whom have been extensively vetted by us.

GreenBox facilitates all financial elements of our closed-loop ecosystem and we act as the administrator for all related accounts. Using our TrustGateway technology, we seek authorization and settlement for each transaction from Gateways to the issuing bank responsible for the credit/debit card used in the transaction. When the Gateway settles the transaction, our TrustGateway technology composes a chain of blockchain instructions to our ledger manager system.

When consumers use credit/debit cards to pay for transactions with merchants who use our ecosystem, the transaction starts with the consumer purchasing tokens from us. The issuance of tokens is accomplished when we load a virtual wallet with a token, which then transfers credits to the merchant’s wallet on a dollar for dollar basis, after which the merchant releases its goods or services to the consumer. These transfers take place instantaneously and seamlessly, allowing the transaction experience to seem like any other ordinary credit/debit card transaction to the consumer and merchant.

While our blockchain ledger records transaction details instantaneously, the final cash settlement of each transaction can take days to weeks, depending upon contract terms between us and the gateways we use, between us and our ISOs, and between us and/or our ISOs and merchants who use our services. In the case where we have received transaction funds, but not yet paid a merchant or an ISO, we hold funds in either a trust account or as cash deemed restricted within our operating accounts. We record the total of such funds as Cash held for Settlements – a Current Asset. Of these funds, we record the sum balance due to Merchants and ISOs as Settlement Liabilities to Merchants and Settlement Liabilities to ISOs, respectively.

The table below shows the status of transaction settlements:

	December 31, 2019	December 31, 2018
Settlement Processing Assets:
Cash held for settlements	$763,110	$239,124
Cash due from gateways	3,073,183	291,112
Amount due from gateways and merchants – hold and fees	4,824,223	-
Chargeback allowances (1)	-	(139,374)
Reserves (2)	5,353,661	474,224
Total before allowance for uncollectable	14,014,177	865,086
Allowance for uncollectable – hold and fees	(5,587,333)	-
Total – settlement processing assets	$8,426,844	$865,086

Settlement Processing Liabilities:
Settlement liabilities to merchants	14,014,177	786,425
Settlement liabilities to ISOs	-	107,342
Refund allowances (3)	-	(28,681)
Totals	$14,014,177	$865,086

(1) During 2018, the Company absorbed all chargeback costs as a cost of services provided – essentially a sales promotion tool to onboard customers in 2018. The Chargeback Allowance shown in the table above reflects our estimate of potential chargebacks that are likely to be realized in 2019, which are connected to sales transactions that occurred in 2018. The allowance decreases the amount that GreenBox is owed from the Gateways we use in our proprietary ecosystem. In 2019, the actual dollar amount of chargebacks will be reconciled with our allowance.

(2) Reserves are essentially an escrow fund that protects a gateway/card issuer from financial losses. In the Reserve, funds are held until chargeback time limits expire.

(3) The Refund Allowance shown in the table above reflects our estimate of potential refunds that may be realized in 2019, which are connected to sales transactions that occurred in 2018. The allowance decreases the amount that GreenBox owes to Merchants using our proprietary ecosystem. In 2019, the actual dollar amount of refunds with be reconciled with our allowance.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

5.	CASH DUE FROM GATEWAYS

Cash due from gateways consisted of the following:

	December 31, 2019	December 31, 2018

Cash due from Gateways	$3,073,183	$291,112
Amount due from gateways and merchants – hold and fees	4,824,223	-
Reserves (2)	5,353,661	474,224

Total cash due from gateways	13,251,067	765,336
Chargeback Allowances (1)	-	(134,637)
Allowance of uncollectable – hold and fees	(4,824,223)	-

Total cash due from gateways, net	$8,426,844	$630,699

(1) During 2018, the Company absorbed all chargeback costs as a cost of services provided – essentially a sales promotion tool to onboard customers in 2018. The Chargeback Allowance shown in the table above reflects our estimate of potential chargebacks that are likely to be realized in 2019, which are connected to sales transactions that occurred in 2018. The allowance decreases the amount that GreenBox is owed from the Gateways we use in our proprietary ecosystem. In 2019, the actual dollar amount of chargebacks will be reconciled with our allowance.

(2) Reserves are essentially an escrow fund that protects a gateway/card issuer from financial losses. In the Reserve, funds are held until chargeback time limits expire.

6.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2019	December 31, 2018

Computers	$38,938	$15,285
Furniture	37,339	4,919
Kiosks	12,750	12,750
Vehicles	4,578	4,578

Total property and equipment	93,605	37,532
Less: Accumulated depreciation	(27,114)	(6,817)

Total property and equipment, net	$66,491	$30,715

Depreciation expense was $16,530 and $6,608 for the years ended December 31, 2019 and 2018, respectively.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

7.	PAYMENT PROCESSING LIABILITIES, NET

Payment processing liabilities consisted of the following:

	December 31, 2019	December 31, 2018

Settlement liabilities to merchants	$14,014,177	$786,425
Settlement liabilities to ISOs	-	107,342

Total processing liabilities	14,014,177	893,767
Refund allowances	-	(28,681)

Total payment processing liabilities	$14,014,177	$865,086

The Refund Allowance shown in the table above reflects our estimate of potential refunds that may be realized in 2019, which are connected to sales transactions that occurred in 2018. The allowance decreases the amount that GreenBox owes to Merchants using our proprietary ecosystem. In 2019, the actual dollar amount of refunds with be reconciled with our allowance.

8.	CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	December 31, 2019	December 31, 2018

March 11, 2019 ($500,000) – 8% one-time interest charge with outstanding principal and interest due October 6, 2019.	$500,000	$-
December 27, 2018 ($150,000) – 12% interest per annum paid quarterly with outstanding principal and remaining interest due December 12, 2019.	-	150,000
December 13, 2018 ($83,000) – 10% interest per annum with outstanding principal and interest due December 13, 2019.	-	83,000
November 26, 2018 ($200,000) – 12% interest per annum with outstanding principal and interest due November 26, 2019.	200,000	200,000
September 27, 2018 ($53,000) – 10% interest per annum with outstanding principal and interest due September 27, 2019.	-	53,000
August 6, 2018 ($253,000) – 10% interest per annum with outstanding principal and interest due August 6, 2019.	-	253,000
March 15, 2018 ($300,00) – 12% interest per annum with outstanding principal and interest due March 15, 2019.	107,500	107,500

Total convertible notes payable	$807,500	$846,500

Vista Capital Investments, LLC - $500,000 (original received $375k)

On March 11, 2019, PubCo issued a convertible promissory note for $500,000 to Vista Capital Investments, LLC (“Vista”) (the “Vista Note”), due October 6, 2019 (the “Maturity Date”). The Vista Note incurred a onetime interest charge of 8%, which was recorded at issuance, and was due upon repayment of the Vista Note. The Vista Note included an original issue discount of $125,000, netting the balance received by PubCo from Vista at $375,000. The Vista transaction included commitment fees, which took the form of an obligation by PubCo to issue Vista 25,0000 shares and a four-year warrant to purchase 125,000 shares (the “Commitment Shares”) which are only provided in the event of default. Upon the occurrence of an event of default, as defined in the Vista Note, the conversion price shall become equal to a 65% of the lowest traded price for the Company’s Common Stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 130% (the “Default Provision”). The Vista Note’s principal and interest were due to be paid October 6, 2019.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

8.	CONVERTIBLE NOTES PAYABLE (continued)

The Company and Vista amended the convertible debt agreement as follows:

●

First Amendment – On or about October 16, 2019, the parties amended the Vista Note to extend the Maturity Date to November 6, 2019, reduce the principal and interest due to $464,625 and cancel the Commitment Shares.

●

Second Amendment – On or about December 11, 2019, the parties agreed to a second amendment of the Vista Note, which extended the Maturity Date to January 15, 2020, required the Company to make a one-time payment of $10,000, changed the principal and interest balance due to $487,858, and waived Vista’s default rights through January 15, 2020. On January 22, 2020, Vista issued a default notice to the Company, which included an increase in the balance due to $634,213.

●

Third Amendment – On or about January 28, 2020, the parties agreed upon a third amendment to the Vista Note, which extended the Maturity Date to February 29, 2020, reduced the principal and interest due to $482,856 and required the Company to make a one-time $20,000 payment on or before January 29, 2020, of which $5,000 is to be applied to principal due. All other terms of the note remain in full force and effect.

The Vista Note has matured as of September 30, 2019. The Company has defaulted on the Vista Note and subsequently the Vista Note has not been extended. The Company is currently negotiating with Vista on extension of the Vista Note.

Saskatchewan Ltd – $150,000

On December 27, 2018, PubCo issued a convertible promissory note for $150,000 to Saskatchewan Ltd (“Sask”) (the “Sask Note”). The note incurs interest at 12% per year, paid quarterly, in advance. The outstanding principal and any remaining interest are due December 12, 2019. The note includes a conversion feature where, beginning six months after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and any accrued interest balance into shares of PubCo’s Common Stock at a discounted rate of 50%. This note holder issued a notice of conversion to the Company on June 27, 2019 to convert the outstanding principal into 2,307,692 shares of the Company’s stock. The shares were subsequently issued to Sask on August 14, 2019.

Power Up Lending Ltd

On August 6, 2018, the Company entered into a Securities Purchase Agreement with Power Up Lending Up Ltd (“PULG”) under which PULG agreed to issue notes of up to $1,500,000 in aggregate over twelve months at the discretion of PULG (the “PULG SPA”). Under this agreement, the Company issued the following convertible notes:

●	PULG – $253,000

On August 6, 2018, the Company issued a convertible note for $253,000 to PULG, with a net $250,000 received by the Company. The note incurs interest at 10% per year and the outstanding principal and accrued interest are due August 6, 2019. The note includes a conversion feature where, beginning 180 days after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and accrued interest balance into shares of the Company’s Common Stock at a discounted rate of 65%. The Company incurred $3,000 in financing fees associated with the loan. The Company paid this note on January 30, 2019, at which time it repaid the principal, accrued interest and an early repayment penalty of $93,333, which was recorded as interest expense.

●	PULG – $53,000

On September 27, 2018, the Company issued a convertible note for $53,000 to PULG, with a net $50,000 received by the Company. The note incurs interest at 10% per year and the outstanding principal and accrued interest are due September 27, 2019. The note includes a conversion feature where, beginning 180 days after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and accrued interest balance into shares of the Company’s Common Stock at a discounted rate of 65%. The Company incurred $3,000 in financing fees associated with the loan. The Company paid this note on March 13, 2019, at which time it repaid the principal, accrued interest and an early repayment penalty of $19,378, which was recorded as interest expense.

●	PULG – $83,000

On December 13, 2018, PubCo issued a convertible note for $83,000 to PULG, with a net $80,000 received by PubCo. The note incurs interest at 10% per year and the outstanding principal and accrued interest are due December 13, 2019. The note includes a conversion feature where, beginning 180 days after the issuance date, at which time the lender may convert all or a portion of the outstanding principal and accrued interest balance into shares of the PubCo’s Common Stock at a discounted rate of 65%. PubCo incurred $3,000 in financing fees associated with the loan. The Company paid this note on March 13, 2019, at which time it repaid the principal, accrued interest and an early repayment penalty of $17,005, which was recorded as interest expense.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

8.	CONVERTIBLE NOTES PAYABLE (continued)

RB Cap – $200,000

On November 26, 2018, PubCo issued a convertible promissory note for $200,000 to RB Cap (the “RB Cap $200K Note”). The note incurs interest at 12% per year and the outstanding principal and accrued interest are due November 26, 2019. RB Cap may elect to convert the note at any time from six months from the date of issuance at a fixed price per share of $4.50. This note became part of a claim/counter claim suit with RB Capital (See Section C. Legal Matters below.)

RB Cap – $300,000

On or about March 15, 2018, PrivCo issued a twelve-month, $300,000 convertible promissory note to RB Capital Partners (“RB Cap”), with an interest rate of 12% per annum (“RB Cap 300K Note”). The note’s convertibility feature commenced six months after the note’s issuance, at a conversion rate of $0.001 per share of the Company’s Common Stock. Under the terms of the Agreement which memorialized the Verbal Agreement, we assumed the note, however, PrivCo agreed to pay $185,000 of the principal balance due on this note. On or about June 8, 2018, PrivCo transferred 440,476 restricted shares of Common Stock from the Control Block, with a market value of $185,000, to a purported designee of RB Cap, as a payment of principal of the note. Subsequently, RB Cap disputed the reduction in principal and subsequently, and we, along with PrivCo, disputed whether these shares should have been issued by PrivCo, and sought their return. On or about October 23, 2018, we issued 7,500,000 newly issued, restricted shares of our stock to RB Cap, in repayment of $7,500 of the RB Cap $300,000 Note. Subsequently, we disputed whether these shares should have been issued to RB Cap. As of December 31, 2018, our recorded principal balance for the note was $107,500 and accrued interest on the note was $15,880. On or about March 13, 2019, we issued a final cash payment towards the RB Cap 300K Note of approximately $126,092 (the “Payoff Funds”). However, RB Cap contested the amount of the Payoff Funds. (See Section C. Legal Matters below, under Note 12 – Subsequent Events)

9.	SHORT-TERM NOTES PAYABLE

Short-term notes payable consisted of the following:

	December 31, 2019	December 31, 2018

December 10, 2019 ($260,000) – Total interest charge of $106,000 with daily installments (5 days per week) of $4,073 for four months totaling $366,000.	$213,671	$-
December 9, 2019 ($200,000) – Total interest charge of $40,000 with 15 weekly installments of $16,000 totaling $240,000.	160,000	-
November 12, 2019 ($400,000) – Total interest charge of $196,000 with daily installments (5 days per week) of $5,960 for four months totaling $596,000.	400,000	-

Total short-term notes payable	$773,671	-

Debt discount	(32,418)

Total short-term notes payable, net of debt discount	$741,253

Fox Capital Group, Inc. - $260,000

On or about December 5, 2019, PubCo entered into a Secured Merchant Agreement with Fox Capital Group, Inc. (“Fox”). Under the terms of the Secured Merchant Agreement, the Company agreed to sell Fox $366,000 of future incoming cashflow from the GreenBox Business, to be delivered to Fox in daily installments of $4,073, for $260,000, from which $26,000 in fees was deducted, providing the Company with net cash of $234,000. For accounting purposes, the Company recorded this transaction as a loan of $260,000, with interest of $106,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Secured Merchant Agreement.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

9.	SHORT-TERM NOTES PAYABLE (continued)

Complete Business Solutions Group, Inc. - $200,000

On or about December 9, 2019, PubCo entered into an Agreement for the Purchase and Sale of Future Receivables (the “Purchase and Sale Agreement”) with Complete Business Solutions Group Inc, (“CBSG”). Under the terms of the Purchase and Sale Agreement, we agreed to sell CBSG $240,000 of future incoming cashflow from the GreenBox Business, to be delivered to CBSG in weekly installments of $16,000, for $200,000, from which $35 in fees was deducted, providing us with net cash of $199,965. For accounting purposes, we recorded this transaction as a loan of $200,000, with interest of $40,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase and Sale Agreement.

West Coast Business Capital, LLC - $400,000

On or about November 12, 2019, the Company entered into a Purchase Agreement with West Coast Business Capital, LLC (“West Coast”). Under the terms of the Purchase Agreement, the Company agreed to sell West Coast $596,000 of future incoming cashflow from the GreenBox Business, to be delivered to West Coast in daily installments of $5,960, for $400,000, from which $16,000 in fees was deducted, providing the Company with net cash of $384,000. For accounting purposes, the Company recorded this transaction as a loan of $400,000, with interest of $196,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

MTrac - $200,000

On or about September 10, 2019, the Company entered into a loan agreement of $200,000 including fixed interest of $72,975. The loan was fully paid off on September 23, 2019.

10.	DERIVATIVE LIABILITY

Derivative liability consisted of the following:

	December 31, 2019	December 31, 2018

Beneficial conversion feature – convertible debt	$1,050,063	$-

Total derivative liability	$1,050,063	$-

On March 11, 2019, PubCo issued a convertible promissory note for $500,000 to Vista Capital Investments, LLC (“Vista”) (the “Vista Note”), due October 6, 2019 (the “Maturity Date”). The Vista Note incurred a onetime interest charge of 8%, which was recorded at issuance, and was due upon payback of the Vista Note. The Vista Note included an original issue discount of $125,000, netting the balance received by PubCo from Vista at $375,000. The Vista transaction included commitment fees, which took the form of an obligation by PubCo to issue Vista 25,0000 shares and a four-year warrant to purchase 125,000 shares (the “Commitment Shares”) which are only provided in the event of default. Upon the occurrence of an event of default, as defined in the Vista Note, the conversion price shall become equal to a 65% of the lowest traded price for the Company’s Common Stock in the 25 consecutive trading days preceding the notice of conversion and the balance due shall be multiplied by 130% (the “Default Provision”).

Derivative financial instruments, as defined in ASC 815, “Accounting for Derivative Financial Instruments and Hedging Activities”, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

10.	DERIVATIVE LIABILITY (continued)

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option and warrants at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Based on ASC 815, the Company determined that the convertible debt contained embedded derivatives and valued the derivative using the Black-Scholes method. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates (such as volatility, estimated life and interest rates) that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our Common Stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s operating results will reflect the volatility in these estimate and assumption changes.

The Company performs valuation of derivative instruments at the end of each reporting period. The fair value of derivative instruments is recorded and shown separately under current liabilities as these instruments can be converted anytime. Changes in fair value are recorded in the consolidated statement of income under other income (expenses).

11.	INCOME TAXES

The Company did not have income tax provision (benefit) due to net loss and deferred tax assets having a full valuation allowances as of and for the year ended December 31, 2019 and 2018.

The provision for income taxes differs from the amounts computed by applying the federal statutory tax rate of 21% to earnings before income taxes, as follows:

	Years Ended December 31,
	2019	2018

Book income at statutory rate	21.00%	21.00%
Others	0%	-0.80%
Change in Valuation Allowance	-21.00%	-20.14%

Effective income tax rate	0%	0.06%

Deferred tax assets and liabilities consist of the following tax-effected temporary differences:

	December 31, 2019	December 31, 2018

Deferred tax assets (liabilities):
Charitable contributions	$-	$(3,700)
Unearned revenue	-	(75,600)
Depreciation	-	(26,300)
Net operating loss carryforward	498,888	612,800

Total deferred tax assets, net	498,888	507,200
Valuation allowance	(498,888)	(507,300)

Net deferred tax assets (liabilities)	$-	$(100)

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

11.	INCOME TAXES (continued)

The Company uses the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of December 31, 2019, the Company had federal and California net operating loss carryforwards of approximately $2.4 million. The federal and California net operating loss carryforwards will expire at various dates from 2026 through 2028; however, $2.4 million of the Federal operating loss does not expire and will be carried forward indefinitely.

As of December 31, 2019 and 2018, the Company maintained full valuation allowance for net operating loss carryforward deferred tax asset. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income are reduced.

The Company files a consolidated federal income tax return and files tax returns in various state and local jurisdictions. The statutes of limitations for its consolidated federal income tax returns are open for years 2016 and after, and state and local income tax returns are open for years 2015 and after.

12.	EQUITY TRANSACTIONS

The Company issued the following common shares:

●	On or about May 10, 2019, PubCo issued 10,000 shares to a non-affiliated legal consultant for services rendered.
●

On or about June 18, 2019, PubCo issued a total of 850,000 shares to nine PubCo employees as performance bonuses. The shares were fully vested upon issuance and worth $0.10 per share, at closing, on the day of issuance.

●	On or about August 14, 2019, PubCo issued 2,307,692 shares to a lender, that chose to convert a $150,000 promissory note at a 50% discount into shares of PubCo.
●	On or about August 14, 2019, PubCo issued 1,085,000 shares to PrivCo, as repayment of shares inadvertently transferred by PrivCo to third parties on behalf of PubCo as follows
o

On or about December 27, 2018, PrivCo inadvertently transferred 1,000,000 restricted PubCo shares, with a market value of $150,000, which money was deposited into PrivCo’s bank accounts (control of which bank accounts were shared by PubCo and PrivCo from April 12, 2018 through approximately December 31, 2018).

o	On or about January 4, 2019, PrivCo inadvertently transferred 50,000 restricted PubCo shares to a non-affiliated service provider to PubCo for services rendered to PubCo.
o	On or about January 4, 2019, PrivCo inadvertently transferred 35,000 PubCo shares of to a non-affiliated service provider to PubCo for services rendered to PubCo.

13.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Related Party Employees and Employee Entity:

Dan Nusinovich – The Company hired Dan Nusinovich on or about February 19, 2018 as the Company’s Development and Testing Manager. Dan is the brother of Fredi Nisan, our CEO and Director. Subsequently, the Company entered into a Referral Commission Agreement with Dan in November 2018, which expired November 2019, under which Dan is to receive 10% for new business resulting from his direct introductions. To date, no new business has been generated by Dan, thus Dan has not been paid under the Referral Agreement. On or about June 18, 2019, the Company issued 160,000 restricted shares to Dan, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $16,000 at closing, on the day of issuance. The Company currently pays Dan approximately $96,000 per year.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

13.	RELATED PARTY TRANSACTIONS (continued)

Liron Nusinovich – The Company hired Liron Nusinovich on or about July 16, 2018 as our Risk Analyst. Liron is the brother of Fredi Nisan, our CEO and Director. On or about June 18, 2019, the Company issued 110,000 restricted shares to Liron, who was one of nine employees to receive a performance bonus in stock on this day. The shares were fully vested upon issuance and worth $11,000 at closing, on the day of issuance. The Company currently pays Liron approximately $92,000 per year.

Pop N Pay, LLC – In addition to his employment with the Company, Dan Nusinovich owns 100% of Pop N Pay, LLC (“PNP”), a Delaware registered limited liability company, that he formed on August 20, 2018. During the late summer of 2018, when both market opportunity and demand necessitated opening additional bank accounts to support our payment processing products and services, we turned to PNP to open new accounts, as a trustee, on our behalf. For his assistance, Dan, through his ownership of PNP, received approximately $3,000 (in addition to Dan’s salary) in early 2019, for services rendered in the fourth quarter of 2018.

●	Related Party Entities:

IPX Referral Payments, LLC – Pouya Moghavem, an employee since August 1, 2018, owns 25% of IPX Referral Payments, LLC (“IPX”). In addition to the $5,000 monthly salary we pay Moghavem, the Company entered into a Referral Agreement with IPX wherein the Company agreed to compensate IPX for referrals, which subsequently become the Company’s customer. For the three and nine months ended September 30, 2019 and 2018, IPX did not earn any commissions. Additionally, in or about October 2018, IPX provided GreenBox with a merchant trust account in Mexico through Affinitas Bank, one of the Gateways that process payment transactions on the Company’s behalf. The Company did not pay IPX for this service, however, IPX reported that Affinitas paid IPX approximately $1,830.

RB Capital – Because PrivCo agreed to sell RB Cap 4% of PrivCo in January 2018, which currently purportedly gives RB Cap a claim to approximately six million PubCo shares, RB Cap is deemed an affiliated Party. In March 2018, PrivCo issued a $300,000 convertible promissory note to RB Cap, the balance of which PubCo assumed when we acquired the GreenBox Business from PrivCo. On November 26, 2018, we issued a $200,000 convertible promissory to RB Cap. Subsequently, RB Cap and GreenBox disputed the implications of the share purchase and promissory notes. The implications of this ownership and RB Cap’s claim to PubCo shares are in dispute, which became the subject of a lawsuit with RB Cap (see Legal Matters under Subsequent Events). This was settled on February 27, 2020.

America 2030 Capital Limited and Bentley Rothschild Capital Limited – On or about July 30, 2018, Nisan and Errez, the sole officers and directors of PubCo, and the majority owners of PrivCo, each entered into a separate Master Loan Agreement (each an "MLA"): Errez with America 2030 Capital Limited (“America 2030”) and Nisan with Bentley Rothschild Capital Limited ("Bentley"), a company affiliated with America 2030, both located in Nevis, West Indies. Each MLA was for a $5,700,000 loan, at 5.85% interest, maturing in ten years. Per the MLA’s terms, Nisan and Errez caused PrivCo to transfer 1,600,000 PubCo shares, valued at $2,144,000 at close of trading on the day of issuance, as "Transferred Collateral" from the Control Block (not a new issuance by PubCo) to Bentley (although both contracts acknowledge receipt of 1.6 million shares, there was only was transference of 1.6 million shares). The transfer occurred on or about August 1, 2018. To date, there has been no funding under either of the MLAs. Subsequently, both Nisan and Errez received constitutive notice, regarding arbitration of an alleged breach of their respective MLAs. As of March 31, 2020, both parties have abandoned the matter and no further action was required by either party.

●	Kenneth Haller and the Haller Companies

Kenneth Haller (“Haller”) became the Company’s Senior Vice President of Payment Systems in November 2018. The Company began working indirectly with Haller earlier in 2018, both individually and through our relationship with MTrac Tech Corporation (“MTrac”), which in turn has business relationships with Haller. Haller brings considerable advantages to the Company’s platform development and business development efforts and capabilities, including transactional business relations and a large network of agents, which the Company believes, are capable of processing $1 billion transactions annually (the “Haller Network”). The Haller Network is an amalgamation of the collective networks of Haller and three companies owned or majority-owned by Haller, which are Sky Financial & Intelligence, LLC (“Sky”), Charge Savvy, LLC, Cultivate, LLC (collectively, the “Haller Companies”), each of which has formalized business relationships with the Company, as well as with some of the Company’s partners, which the Company believes allows the Company to maximize and diversity the Company’s market penetration capabilities. Haller, through Sky, owns controlling interests in Charge Savvy, LLC and Cultivate, LLC, with whom we do business indirectly, through their respective business relationship with MTrac. We also do business directly with Cultivate LLC, through a three-party agreement, which includes us, MTrac and Cultivate.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

13.	RELATED PARTY TRANSACTIONS (continued)

The following are certain transactions between the Company and the Haller Companies:

o

MTrac Agreement – On or about May 4, 2018, Sky entered into a two year, Associate/Referral Agreement-E-Commerce with MTrac, wherein Sky agreed to promote MTrac’s solution payment platform (which is based on the GreenBox platform) and related services; to provide new sales, sales leads, introductions to merchants and ISOs, and other potential customers of MTrac’s services, for which Sky receives ongoing commissions from all credit card transactions processed as a result of new business generated by Sky for MTrac. Most services provided under this contract are executed by Sky’s majority owned subsidiary, Charge Savvy, LLC (see Charge Savvy, LLC below). The agreement noted MTrac’s license of GreenBox’s payment processing technology and contained terms whereby Sky could (but was not required to) refer certain customers to MTrac in exchange for various referral fees. Sky never referred customers to MTrac, and therefore, did not collect, and is not collecting, any referral fees from MTrac.

●	Kenneth Haller and the Haller Companies (continued)

o

Sky Financial & Intelligence, LLC – Haller owns 100% of Sky Financial & Intelligence LLC (“Sky”), a Wyoming limited liability company, and serves as its sole Managing Member. Sky is a strategic merchant services company that focuses on high risk merchants and international credit card processing solutions. In 2018, Sky was using GreenBox’s QuickCard payment system as its main payment processing infrastructure, through Sky’s relationship with MTrac (see Sky - MTrac Agreement above). It was through this successful relationship, that we came to know Haller and the Haller Network. Realizing that the Haller Network and Haller’s unique skill set was highly complementary to our business objectives, we commenced discussions to retain Haller through his consulting firm, Sky, for a senior role, directly responsible for growing GreenBox’s operations. Subsequently, in November 2018, Haller was appointed as our Senior Vice President of Payment Systems, for a monthly consulting fee of $10,000, paid to Sky (“Haller Consulting Fee”). This relationship was referenced in press releases as GreenBox’s “acquisition of Sky MIDs Technologies” (see Sky MIDs below). We accrued and/or paid Haller $55,365 in the quarter ending December 31, 2018, which included $30,000 in consulting fees and $23,365 in travel and relocation expense reimbursement. As our relationship with Haller / Sky is non-exclusive, Haller and the Haller Companies provide services to other companies, including those listed below. Any revenue generated by Haller and/or the Haller Companies through these other relationships is in addition to the Haller Consulting Fee.

■

Charge Savvy, LLC – Sky owns 68.4% of Charge Savvy, LLC (“Charge Savvy”), an Illinois limited liability company. Haller serves as one of three Managing Members of Charge Savvy, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). It is through Charge Savvy, that the Haller Network is most visible as part of our operations, as Charge Savvy is the ISO through which revenue generated from Haller Network Agents is processed, under a contract between Sky and MTrac, who in turn, has a contract with us. The three managing members of Charge Savvy own the same percentages of Cultivate (see below), as they do Charge Savvy.

■

Cultivate, LLC – Sky owns 68.4% of Cultivate, LLC (“Cultivate”), an Illinois limited liability company, and serves as one of three Managing Members, along with Higher Ground Capital, LLC (owns 14%), and Jeff Nickel (owns 17.4%). When Cultivate was first formed, it was the licensor of certain proprietary point of sale software, retail point of sale operations, and complementary support of Cultivate’s software and related hardware for on-site credit and debit card processing. Subsequently, Cultivate the entity became exclusively a software provider, ceasing all service and support operations. Eventually certain beneficial aspects of the Cultivate software functionality were integrated into QuickCard, then upgraded and replaced with certain updates. On or about May 4, 2018, Cultivate entered into a two year, Associate/Referral Agreement-E-Commerce with MTrac, wherein Cultivate agreed to promote MTrac’s solution payment platform and related services; to provide new sales, leads, merchants, ISO Agents, and other potential customers of MTrac services, for which Cultivate receives ongoing commissions from all credit card transactions processed as a result of new business generated by Cultivate for MTrac, who in turn has a contract with us. The Associate/Referral Agreement-E-Commerce between Cultivate and MTrac noted MTrac’s license of GreenBox’s payment processing technology, and contained terms whereby Cultivate could (but was not required to) refer certain customers to MTrac in exchange for various referral fees. Cultivate never referred customers to MTrac, and therefore, did not collect, and is not collecting, any referral fees from MTrac.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

13.	RELATED PARTY TRANSACTIONS (continued)

o

Haller Commissions – Under a verbal agreement in Spring 2018, we offered Haller commissions on any referrals that resulted in new business for the Company (“Haller Commissions”). Under this agreement, Haller introduced us to three merchants who became three of the first merchants to use our system. Under the verbal agreement, we paid Haller commissions from transactions processed by these three merchants, summing to approximately $210 in June 2018, $8,396 in July 2018 and $321 in August 2018. In or about September 2018, we commenced discussions with Haller to join our management team and discontinued paying Haller commissions related to these three merchants.

o

GreenBox, Cultivate and MTrac Agreement – On or about December 17, 2018, PubCo entered into a 5-year exclusive three-party license agreement with MTrac and Cultivate (see Section E. MTrac above). The three Managing Members of Cultivate and Charge Savvy, owning the same percentages in each entity, subsequently decided to collect all revenue through Charge Savvy instead of Cultivate.

●	Kenneth Haller and the Haller Companies (continued)

o

Sky Mids –Previous references in press releases issued by PubCo in or about August 2018 regarding a “Sky Mids Acquisition” are references to the non-exclusive working relationship between PrivCo (and subsequently, PubCo) and Sky / Haller. The designation “Sky MIDs” was a colloquial reference to Sky, based upon a Sky-owned and operated website, which is no longer in use. While an acquisition of Sky has not formally been executed, nor have we (nor subsequently, PubCo) executed a formal engagement with Haller nor Sky, previous statements regarding the nature of our relationship with Sky Mids, which include our beliefs in the advantages of this relationship, accurately represent the working relationship between the Company and Sky / Haller.

o

Verbal Agreement – As part of Haller’s remuneration, the Company and Haller have a verbal agreement for Haller to be issued approximately 14 to 18 million shares of the Company’s stock. While a formalized remuneration agreement has not yet been executed as of February 3, 2020, the Company does not foresee the issuance to be dilutive, as PrivCo will likely surrender an equal number of shares to PubCo, as a means of compensating PubCo for the issuance.

The Company did not pay any commissions to Charge Savvy or Cultivate for the three and nine months ended September 30, 2019 and 2018.

14.	EXCLUSIVE LICENCING AGREEMENT - MTrac

Exclusive Licensing Agreement: MTrac JV

On or about February 1st, 2018, we signed a joint venture agreement (“MTrac JV”), with MTrac Tech Corporation (“MTrac”), a wholly owned subsidiary of Global Payout, Inc. (OTC:GOHE), by which we gave exclusive rights to MTrac to use our technology for merchants, that we are not servicing. The initial term of this agreement was one year, with automatic renewals in one-year increments, until such time as the agreement is restructured or cancelled, for which MTrac would pay a total of $360,000 annually. Additionally, as part of the MTrac JV, MTrac was to acquire 4% in membership interests in the Company for $1,000,000, representing a post-money valuation for the Company of $25,000,000. We received $360,000 on or about March 15, 2018 from MTrac and were to receive $1,000,000 on or before May 15, 2018.

New Exclusive Licensing Agreement: MTrac 5 Year License

On or about June 12, 2018, we agreed with MTrac to cancel the MTrac JV and replace it with a new exclusive licensing agreement (the “MTrac 5 Year License”) which granted MTrac exclusive use of our technology for high risk industries for a period of 5 years, while cancelling MTrac’s planned equity investment. We applied $270,000 of the $360,000 MTrac had paid us on March 15, 2018 to this MTrac 5 Year License, with the remaining $90,000 paid by MTrac on or about November 6, 2018.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

14.	EXCLUSIVE LICENCING AGREEMENT – Mtrac (continued)

New Exclusive Licensing Agreement: Unified Agreement

On or about October 2, 2018, we entered into a three-party agreement with MTrac and Cultivate Technologies, LLC (“Cultivate”) a Nevada Corporation, to redefine pricing and revenue sharing under a new agreement (the “Unified Agreement”). The Unified Agreement did not eliminate the licensing fees stated in the MTrac 5 Year License, but added and defined a profit sharing agreement on all accounts generated by the merchants and agents that MTrac procured for PubCo, as follows: 40% to MTrac, 40% to PubCo, and 20% to Cultivate, with profit defined as Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”), adjusted for non-cash long-term compensation, based upon publicly filed financial information. Under the terms of the Unified Agreement, MTrac was granted the exclusive right by Cultivate and us to market the GreenBox Business’ new blockchain ledger-based payment platform which combined our proprietary system with certain proprietary technologies owned by Cultivate, which in combination offer a payment platform that allows a much more user-friendly payment system (the “Current Platform”).

New Exclusive Licensing Agreement: Current Exclusive License

On or about December 17, 2018, all previous agreements with MTrac were revoked, at which point we entered into a new 5-year exclusive three-party Software License and Services Agreement with Exclusivity with MTrac and Cultivate (referred to as the “Current Exclusive License”). Under the terms of the Current Exclusive License, PubCo waived all future licensing fees for the remaining 4-year term (in recognition of MTrac’s introduction of Kenneth Haller to PubCo – see Section M. Kenneth Haller below) and gave MTrac the exclusive right to market the Current Platform to high risk cannabis merchants in North America and to license the Current Platform to non-high risk merchant on a nonexclusive basis. The parties’ revenue sharing agreement was newly defined as a split of revenue derived from the processing of the payments from merchants referred under the Current Exclusive License, distributed after deducting certain agreed upon costs, as follows: 50% to MTrac, 25% to PubCo and 25% to Cultivate.

In order for MTrac to maintain exclusivity rights under the Current Exclusive License, MTrac must meet certain merchant payment processing targets, subsequently modified under a verbal agreement, as follows: as of September 1, 2019, $10,000,000 in monthly processing volume (which MTrac achieved); as of January 1, 2020, $25,000,000; and as of June 1, 2020, $40,000,000 in monthly process volume.

Lawsuit

On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, MTrac, Global Payout, Inc. and Cultivate Technologies, LLC in the Superior Court of the State of California. The Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (see Legal Matters under Subsequent Events below).

15.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company has the following legal proceedings:

●

MTrac, Global Payout, Inc. and Cultivate Technologies, LLC – On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, MTrac, Global Payout, Inc. and Cultivate Technologies, LLC in the Superior Court of the State of California. The Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally. This was dismissed by both parties as of September 30, 2019.

●

America 2030 Capital Limited and Bentley Rothschild Capital Limited – On or about October 31, 2018, Nisan and Errez received constitutive notice, regarding arbitration against Nisan, Errez, PrivCo and possibly PubCo, from Bentley Rothschild Capital Limited ("Bentley") and America 2030 Capital Limited (“America 2030”), both located in Nevis, West Indies, and both claiming breach of contract by Nisan and Errez of Nisan and Errez’s respective individual Master Loan Agreements (see Note 7 – Related Party Transactions above) and seeking forfeiture of 1,600,000 PubCo shares that PrivCo had transferred, on or about August 1, 2018, from PrivCo’s Control Shares under the terms of the MLAs. To date, only informal conversational proceedings have ensued.

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

15.	COMMITMENTS AND CONTINGENCIES (continued)

Legal Proceedings (continued)

●

RB Capital Partners, Inc. – On April 24, 2019, RB Cap and related parties (the “RB Cap Parties”) filed a complaint in the San Diego Superior Court against PrivCo, PubCo, Ben Errez and Fredi Nisan (collectively, the “GreenBox Parties”); and on October 1, 2019, the RB Cap Parties filed an amended complaint against the GreenBox Parties alleging claims of fraud, breach of fiduciary duty, breach of contract and other, related claims in the Superior Court for the State of California, County of San Diego. The GreenBox Parties filed a cross-complaint against the RB Capital Parties, alleging claims of fraud, breach of contract, tortious interference, and other, related claims. On or about December 15, 2019, the GreenBox Parties and RB Cap Parties resolved to negotiate a settlement and agreed in principal to settlements terms. The documentation of the settlement terms was underway as of February 3, 2020. This was dismissed by both parties on February 27, 2020.

●

Dahan – Yoram Dahan, Melissa Dahan, Forty8 Ltd., and Trustees of the Melissa H. Dahan Living Trust (collectively, “the Dahan Parties”) were also named by RB Capital in the suit listed in the previous paragraph. On October 31, 2019, the GreenBox Parties filed a cross-complaint against the Dahan Parties, alleging claims of fraud, securities fraud, misrepresentation, promissory estoppel, and other related claims, in the Superior Court for the State of California, County of San Diego. On or about December 15, 2019, the GreenBox Parties and the Dahan Parties resolved to negotiate a settlement and agreed in principal to settlements terms. The documentation of the settlement terms was underway as of February 3, 2020. This was dismissed by both parties on February 27, 2020.

●

Withholding Suit – On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, Global Payout, Inc., MTrac Tech Corporation and Cultivate Technologies, LLC (collectively the “Defendants”) in the Superior Court of the State of California. Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (collectively, the “Withholding Suit”). Pursuant to a mandatory arbitration clause in the controlling agreement, the parties to the Withholding Suit have agreed to arbitrate their claims. We do not dispute the funds owed; however, we do believe it’s within our rights to hold the funds, per the terms of agreements signed by Plaintiffs. We disagree with any allegations of any wrongdoing and will aggressively defend ourselves against the Withholding Suit. Ideally, we will settle this claim in the near term. While the results of this matter cannot be predicted with certainty, especially at this early stage, we believe that losses, if any, resulting from resolution of this matter will not have a materially adverse effect on operations or cash flow. This was dismissed by both parties as of March 30, 2020.

Operating Leases

The Company entered into the following operating facility lases:

●

Hyundai Rio Vista – On October 4, 2018, the Company entered into an operating facility lease for its corporate office located in San Diego with 38 months term and with option to renew. The lease started on October 4, 2018 and expires on October 3, 2021

The Company entered into an operating lease for corporate location on October 4, 2018. Rent expense paid under the lease agreements for the year ended December 31, 2019 was $127,680 and for the year ended December 31, 2018 was $0.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use asset and operating lease liabilities of $229,639 and $120,110 respectively, as of December 31, 2019. The difference between the operating lease ROU asset and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

In accordance with ASC 842, the components of lease expense were as follows:

	December 31,
	2019	2018

Operating lease expense – Hyundai Rio Vista	$4,406	$-

Total lease expense	$4,406	$-

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

15.	COMMITMENTS AND CONTINGENCIES (continued)

In accordance with ASC 842, maturities and operating lease liabilities as of December 31, 2019 were as follows:

For the year ended	Hyundai Rio Vista, Inc.

Undiscounted cash flows:
2019	$-
2020	110,948
2021	95,026
2022	-
2023	-
2024	-
Thereafter	-
Total undiscounted cash flows	205,974

Discounted cash flows:
Lease liabilities - current	113,935
Lease liabilities - long-term	120,110
Total discounted cash flows	234,045

Difference between undiscounted and discounted cash flows	$(28,071)

In accordance with ASC 842, future minimum lease payments as of December 31, 2019 were as follows:

For the year ended	Hyundai Rio Vista, Inc.

2019	$-
2020	132,601
2021	124,944
2022	-
2023	-
Thereafter	-

Total	$257,545

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

16.	SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC Topic 855, Subsequent Events (“ASC 855”), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before the consolidated financial statements are issued or are available to be issued. ASC 855 sets forth (i) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the consolidated financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its consolidated financial statements, and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Accordingly, the Company did not have any subsequent events that require disclosure other than the following:

●

Formalizing the Reverse Acquisition – On January 4, 2020, PubCo and PrivCo entered into an Asset Purchase Agreement (the “Agreement”), to formalize and memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among PubCo and PrivCo. The Agreement was disclosed in a Form 8-K filed with the Securities and Exchange Commission on January 7, 2020.

●

Product Development, Launch and Sales – In 2019, we commenced a larger deployment of our blockchain-based, payment and ledger system, which we believe was enthusiastically received. As we increased our Independent Sales Organizations (“ISO”) relationships, we were able to on-board clients at an increasing pace, resulting in increasing revenues. As client acquisitions accelerated, we experienced significant growth in payment processing volume through the third quarter of 2019. Servicing our quickly growing customer base required us to grow our “acquiring bandwidth” proportionally. Acquiring bandwidth is the technology nomenclature for the ability to push transactional volume to an accumulation account held by a commercial bank, sponsoring such activity for a company. We work with several acquiring banks, each of which provides this support to us, as well as setting support limits and/or transactional volume limits, for each account. Additionally, each account comes with policies for disbursements and reserves set by each sponsor bank, under which we operate. We then apply these policies, limits and reserve requirements to each of our client accounts. In some cases, we experienced challenging reserve policies from certain acquirers, which in turn created challenging situations for us. Where we couldn’t negotiate more favorable conditions with an acquirer, we formed relations with new acquirers, which better suited our needs. As we grew, it became apparent to us that market demand for our services could be substantial and that we would need to upgrade and reengineer certain technology modules of our acquiring engine. As a result, we scaled back our acquiring capabilities in the fourth quarter of 2019, which allowed us to focus on the technology upgrades. As anticipated, this shift in focus resulted in a reduction of revenues in the fourth quarter. However, we anticipate these upgrades will enable growth acceleration in 2020 and beyond.

●

Kenneth Haller and the Haller Companies / Affiliated Party Transactions – Kenneth Haller (“Haller”) became our Senior Vice President of Payment Systems, a key member of our management team, in November 2018. Haller brings considerable advantages to our platform’s development and our business development efforts and capabilities, including transactional business relations and a large network of agents, which we believe capable of processing $1 billion annually (the “Haller Network”). The Haller Network is an amalgamation of the collective networks of Haller and three companies owned or majority-owned by Haller: Sky Financial & Intelligence, LLC (“Sky”), Charge Savvy, LLC and Cultivate, LLC (collectively, the “Haller Companies”), each of which has formalized business relationships with us, as well as with some of our partners (for example, MTrac), which we believe allows us to maximize and diversify our market penetration capabilities. We pay Haller a monthly consulting fee, through Sky, a company 100% owned by Haller, of $10,000, which was subsequently increased to $16,667 per month commencing September 2019 (“Haller Consulting Fee”). In 2019, we paid Sky consulting fees of $30,000 in the quarter ending March 31, $30,000 in the quarter ending June 30, $36,667 in consulting fees in the quarter ending September 30, and $124,150 in the quarter ending December 31, which included $50,000 in consulting fees and $74,150 in expense reimbursement. In 2019, Sky facilitated $1,397,822 in payments (using our funds) on our behalf during the quarter ending September 30, and similarly $184,056 in the quarter ending December 31. During the quarters ending June 30 and September 30 of 2019, Charge Savvy, a company 68.4% owned by Sky, PubCo POS-related equipment totaling $22,450 and $16,000, respectively.

●

Lawsuit – On November 25, 2019, five companies (the “Plaintiffs”) filed a complaint against us, Cultivate Technologies, LLC (a company 68.4% owned by Sky), Global Payout, Inc. and MTrac Tech Corporation in the Superior Court of the State of California. Plaintiffs filed suit to recover processed funds and processing fees alleged to be withheld illegally (see Withholding Suit in Section C. Legal Matters above).

GREENBOX POS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

16.	SUBSEQUENT EVENTS

●

Issuance of Unregistered Securities – PubCo issued the following securities that were not registered under the Securities Act. Except where noted, all the securities stated below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

o

On or about December 12, 2019, PubCo entered into an agreement to issue 600,000 restricted shares to a non-affiliated service provider as renumeration in lieu of cash fees, on a vesting schedule as follows: 200,000 shares vest upon each of the following milestones: the Company filing its Form 10-K for 2018, the Company filing its three interim Form 10-Qs for 2019, and the Company filing its Form 10-K for 2019.

●	Purchase Agreements – The Company entered into the following purchase agreements:

o

West Coast Business Capital, LLC – On or about November 12, 2019, PubCo entered into a Purchase Agreement with West Coast Business Capital, LLC (“West Coast”). Under the terms of the Purchase Agreement, we agreed to sell West Coast $596,000 of future incoming cashflow from the GreenBox Business, to be delivered to West Coast in daily installments of $5,960, for $400,000, from which $16,000 in fees was deducted, providing us with net cash of $384,000. For accounting purposes, we recorded this transaction as a loan of $400,000, with interest of $196,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement.

o

Fox Capital Group, Inc. – On or about December 5, 2019, PubCo entered into a Secured Merchant Agreement with Fox Capital Group, Inc. (“Fox”). Under the terms of the Secured Merchant Agreement, we agreed to sell Fox $366,000 of future incoming cashflow from the GreenBox Business, to be delivered to Fox in daily installments of $4,073.33, for $260,000, from which $26,000 in fees was deducted, providing us with net cash of $234,000. For accounting purposes, we recorded this transaction as a loan of $260,000, with interest of $106,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Secured Merchant Agreement.

o

Complete Business Solutions Group, Inc. – On or about December 9, 2019, PubCo entered into an Agreement for the Purchase and Sale of Future Receivables (the “Purchase and Sale Agreement”) with Complete Business Solutions Group Inc, (“CBSG”). Under the terms of the Purchase and Sale Agreement, we agreed to sell CBSG $240,000 of future incoming cashflow from the GreenBox Business, to be delivered to CBSG in weekly installments of $16,000, for $200,000, from which $35 in fees was deducted, providing us with net cash of $19,965. For accounting purposes, we recorded this transaction as a loan of $200,000, with interest of $40,000, which will be repaid over the following four months. Both Nisan and Errez, individually, signed personal guarantees for this Purchase and Sale Agreement.

4,150,000 Shares of Common Stock

GreenBox POS

____________________________

PROSPECTUS

____________________________

Sole Bookrunner

Kingswood Capital Markets

division of Benchmark Investments, Inc.

February 16, 2021

Through and including March 13, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.